Exhibit 10.5

FIRST AMENDMENT TO NINTH AMENDED AND RESTATED CREDIT AGREEMENT

FIRST AMENDMENT TO NINTH AMENDED AND RESTATED CREDIT AGREEMENT (this “Amendment”) dated as of January 6, 2012 between

RESTORATION HARDWARE, INC., a Delaware corporation, as a Domestic Borrower and the Lead Borrower (the “Lead Borrower”);

the Other Domestic Borrowers party hereto (together with the Lead Borrower, the “Domestic Borrowers”);

RESTORATION HARDWARE CANADA, INC., a British Columbia company, as the Canadian Borrower (the “Canadian Borrower”, and together with the Domestic Borrowers, collectively, the “Borrowers”);

the Guarantors party hereto;

the Lenders party hereto; and

BANK OF AMERICA, N.A., as Administrative Agent and Collateral Agent (in such capacities, the “Agent”);

in consideration of the mutual covenants herein contained and benefits to be derived herefrom.

W I T N E S S E T H:

WHEREAS, the Borrowers, certain of the Lenders, and the Agent, among others, have entered into a certain Ninth Amended and Restated Credit Agreement dated as of August 3, 2011 (the “Credit Agreement”); and

WHEREAS, the Domestic Borrowers have requested that the Term Lender establish a term loan facility under the Credit Agreement in the amount of $15,000,000; and

WHEREAS, the parties to the Credit Agreement desire to modify certain other provisions of the Credit Agreement as provided herein.

NOW THEREFORE, in consideration of the mutual promises and agreements herein contained, the parties hereto hereby agree as follows:

1.	Incorporation of Terms and Conditions of Credit Agreement. All of the terms and conditions of the Credit Agreement (including, without limitation, all definitions set forth therein) are specifically incorporated herein by reference. All capitalized terms not otherwise defined herein shall have the same meaning as in the Credit Agreement, as applicable.

2.	Representations and Warranties. Each Loan Party hereby represents and warrants that as of the First Amendment Effective Date, (i) no Default or Event of Default exists under the Credit Agreement or under any other Loan Document, and (ii) all representations and warranties contained in the Credit Agreement and in the other Loan Documents are true and correct except (x) to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, and (y) in the case of any representation and warranty qualified by materiality, they are true and correct in all respects.

3.	Ratification of Loan Documents. The Credit Agreement, as hereby amended, and all other Loan Documents, are hereby ratified and re-affirmed in all respects and shall continue in full force and effect.

4.	Amendment to Credit Agreement.

a.	Composite Credit Agreement. The Credit Agreement (other than the Schedules and Exhibits thereto) is hereby amended in its entirety to reflect the modifications identified in the document annexed hereto as Annex A.

b.	Amendment to Exhibit F. Exhibit F (Form of Borrowing Base Certificate) to the Credit Agreement is hereby deleted in its entirety and replaced with Exhibit F attached to this Amendment.

c.	Amendment to Schedules to the Credit Agreement.

i.	The Credit Agreement is hereby amended by adding Schedule 1.01 (Registered Trade Names) attached to this Amendment to the Credit Agreement.

ii.	Schedule 2.01 (Commitments and Applicable Percentages) to the Credit Agreement is hereby deleted in its entirety and replaced with Schedule 2.01 attached to this Amendment.

5.	Conditions to Effectiveness. This Amendment shall not be effective until each of the following conditions precedent has been fulfilled to the satisfaction of the Agent:

a.	This Amendment shall have been duly executed and delivered by the Loan Parties and the Required Lenders. The Agent shall have received a fully executed original hereof.

b.	All action on the part of the Loan Parties necessary for the valid execution, delivery and performance by the Loan Parties of this Amendment shall have been duly and effectively taken.

c.	The Loan Parties shall have paid the fees to the Term Lender set forth in the Fee Letter of even date herewith.

d.	The Agent shall have received (i) reasonable and customary opinions of counsel to the Loan Parties (including appropriate local counsel), and (ii) such customary corporate resolutions, certificates and other customary corporate documents as the Agent shall reasonably request.

e.	After giving effect to this Amendment, no Default or Event of Default shall have occurred and be continuing.

6.	Binding Effect. The terms and provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their heirs, representatives, successors and assigns.

7.	Expenses. The Loan Parties shall reimburse the Agent and the Term Lender for all reasonable out-of-pocket costs and expenses, including, reasonable attorneys’ fees of one primary counsel and necessary local counsel, in connection with or relating to this Amendment.

8.	Multiple Counterparts. This Amendment may be executed in multiple counterparts, each of which shall constitute an original and together which shall constitute but one and the same instrument.

9.	Governing Law. THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO THE CONFLICTS OF LAWS PRINCIPLES THEREOF, BUT INCLUDING SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW.

IN WITNESS WHEREOF, this Amendment has been duly executed and delivered by each of the parties hereto as a sealed instrument as of the date first above written.

DOMESTIC BORROWERS:

RESTORATION HARDWARE, INC., as Lead Borrower and as a Domestic Borrower

By:	/s/ James G. Stewart
Name: James G. Stewart
Title: Senior Vice President, Finance and Principal Accounting Officer

CANADIAN BORROWER:

RESTORATION HARDWARE CANADA, INC., as Canadian Borrower

By:	/s/ James G. Stewart
Name: James G. Stewart
Title: Senior Vice President, Finance and Principal Accounting Officer

BANK OF AMERICA, N.A., as Agent

By:	/s/ Mark D. Twomey
Name:	Mark D. Twomey
Title:	SVP - Director

BANK OF AMERICA, N.A., as a Tranche A Lender, an Incremental Lender, a Term Lender, L/C Issuer and Swing Line Lender

By:	/s/ Mark D. Twomey
Name:	Mark D. Twomey
Title:	SVP - Director

BANK OF AMERICA, N.A. (ACTING THROUGH ITS CANADA BRANCH), as a Canadian Lender and L/C Issuer

By:	/s/ Medina Sales de Andrade
Name:	Medina Sales de Andrade
Title:	Vice President

WELLS FARGO BANK, NATIONAL ASSOCIATON, as a Tranche A Lender and L/C Issuer

By:	/s/ Adam B. Davis

Name:	Adam B. Davis

Title:	Vice President

UNION BANK, N.A., as a Tranche A Lender

By:	/s/ Terry L. Rocha

Name:	Terry L. Rocha

Title:	Vice President

UNION BANK, CANADA BRANCH, as a Canadian Lender

By:	/s/ Anne Collins

Name:	Anne Collins

Title:	Vice President

CIT BANK, as a Tranche A Lender

By:	/s/ Benjamin Haslam

Name:	Benjamin Haslam

Title:	Authorized Signatory

Annex A

Ninth Amended and Restated Credit Agreement

[See Attached]

NINTH AMENDED AND RESTATED CREDIT AGREEMENT

Dated as of August 3, 2011

among

RESTORATION HARDWARE, INC.,

as the Lead Borrower

For

The Borrowers Named Herein

The Guarantors Named Herein

BANK OF AMERICA, N.A.

as Administrative Agent and Collateral Agent

and

The Other Lenders Party Hereto

WELLS FARGO CAPITAL FINANCE, LLC,

as Syndication Agent

U.S. BANK, NATIONAL ASSOCIATION,

as Documentation Agent

MERRILL, LYNCH, PIERCE, FENNER & SMITH INCORPORATED,

as Sole Lead Arranger and Sole Bookrunner

(i)

5.06 Litigation	94
5.07 No Default	94
5.08 Ownership of Property; Liens	94
5.09 Environmental Compliance	94
5.10 Insurance	95
5.11 Taxes	95
5.12 ERISA Compliance; Canadian Pension Plans	95
5.13 Subsidiaries; Equity Interests	96
5.14 Margin Regulations; Investment Company Act	96
5.15 Disclosure	97
5.16 Compliance with Laws	97
5.17 Intellectual Property; Licenses, Etc.	97
5.18 Labor Matters	97
5.19 Security Documents	98
5.20 Solvency	99
5.21 Deposit Accounts; Credit Card Arrangements	99
5.22 Brokers	99
5.23 Customer and Trade Relations	99
5.24 Material Contracts	99
5.25 Casualty	99

ARTICLE VI AFFIRMATIVE COVENANTS	99

6.01 Financial Statements	100
6.02 Certificates; Other Information	101
6.03 Notices	102
6.04 Payment of Obligations	103
6.05 Preservation of Existence, Etc.	103
6.06 Maintenance of Properties	104
6.07 Maintenance of Insurance	104
6.08 Compliance with Laws	105
6.09 Books and Records; Accountants	105
6.10 Inspection Rights	106
6.11 Additional Loan Parties	107
6.12 Cash Management	108
6.13 Information Regarding the Collateral	109
6.14 Physical Inventories	110
6.15 Environmental Laws	110
6.16 Further Assurances	110
6.17 Compliance with Terms of Leaseholds	111
6.18 Material Contracts	111

ARTICLE VII NEGATIVE COVENANTS	111

7.01 Liens	111
7.02 Investments	111
7.03 Indebtedness; Disqualified Stock; Equity Issuances	112
7.04 Fundamental Changes	112
7.05 Dispositions	112
7.06 Restricted Payments	113
7.07 Prepayments of Indebtedness	113
7.08 Change in Nature of Business	113
7.09 Transactions with Affiliates	113

(ii)

7.10	Burdensome Agreements	114
7.11	Use of Proceeds	114
7.12	Amendment of Material Documents	114
7.13	Fiscal Year	114
7.14	Deposit Accounts; Credit Card Processors	114
7.15	Consolidated Fixed Charge Coverage Ratio	114
7.16	Canadian Pension Plans	115

ARTICLE VIII EVENTS OF DEFAULT AND REMEDIES		115

8.01	Events of Default	115
8.02	Remedies Upon Event of Default	118
8.03	Application of Funds	118

ARTICLE IX THE AGENT		121

9.01	Appointment and Authority	121
9.02	Rights as a Lender	122
9.03	Exculpatory Provisions	122
9.04	Reliance by Agent	123
9.05	Delegation of Duties	123
9.06	Resignation of Agent	123
9.07	Non-Reliance on Agent and Other Lenders	124
9.08	No Other Duties, Etc.	124
9.09	Agent May File Proofs of Claim	124
9.10	Collateral and Guaranty Matters	125
9.11	Notice of Transfer	125
9.12	Reports and Financial Statements	125
9.13	Agency for Perfection	126
9.14	Indemnification of Agent	126
9.15	Relation among Lenders	127
9.16	Defaulting Lender	127
9.17	Risk Participation	128

ARTICLE X MISCELLANEOUS		129

10.01	Amendments, Etc.	129
10.02	Notices; Effectiveness; Electronic Communications	131
10.03	No Waiver; Cumulative Remedies	133
10.04	Expenses; Indemnity; Damage Waiver	133
10.05	Payments Set Aside	134
10.06	Successors and Assigns	134
10.07	Treatment of Certain Information; Confidentiality	138
10.08	Right of Setoff	139
10.09	Interest Rate Limitation	139
10.10	Counterparts; Integration; Effectiveness	139
10.11	Survival	139
10.12	Severability	140
10.13	Replacement of Lenders	140
10.14	Governing Law; Jurisdiction; Etc.	141
10.15	Waiver of Jury Trial	142
10.16	No Advisory or Fiduciary Responsibility	142
10.17	USA PATRIOT Act Notice	142
10.18	Foreign Asset Control Regulations	143

(iii)

10.19	Canadian Anti-Money Laundering Legislation	143
10.20	Time of the Essence	143
10.21	Press Releases	144
10.22	Judgment Currency	144
10.23	Additional Waivers	144
10.24	No Strict Construction	146
10.25	Attachments	146
10.26	Limitation of Canadian Borrower Liability	146
10.27	Amendment and Restatement	146
10.28	Language	146

SIGNATURES		147

(iv)

SCHEDULES

2.01	Commitments and Applicable Percentages
5.01	Loan Parties Organizational Information
5.08(b)(1)	Owned Real Estate
5.08(b)(2)	Leased Real Estate
5.10	Insurance
5.13	Subsidiaries; Other Equity Investments
5.18	Collective Bargaining Agreements
5.21(a)	DDAs
5.21(b)	Credit Card Arrangements
5.24	Material Contracts
6.02	Financial and Collateral Reporting
7.01	Existing Liens
7.02	Existing Investments
7.03	Existing Indebtedness
10.02	Agent’s Office; Certain Addresses for Notices

EXHIBITS

Form of

A-1	Domestic Loan Notice
A-2	Canadian Loan Notice
B	Swing Line Loan Notice
C-1	Tranche A Note
C-2	Incremental Note
C-3	Canadian Note
C-4	Swing Line Note
D	Compliance Certificate
E	Assignment and Assumption
F	Borrowing Base Certificate
G	Credit Card Notification

(v)

NINTH AMENDED AND RESTATED CREDIT AGREEMENT

This NINTH AMENDED AND RESTATED CREDIT AGREEMENT (“Agreement”) is entered into as of August 3, 2011, among

RESTORATION HARDWARE, INC., a Delaware corporation, as a Domestic Borrower and the Lead Borrower (as hereinafter defined);

the Other Domestic Borrowers (as hereinafter defined);

RESTORATION HARDWARE CANADA, INC., a British Columbia company, as the Canadian Borrower;

the Guarantors;

each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”),

BANK OF AMERICA, N.A., as Administrative Agent and Collateral Agent;

WELLS FARGO CAPITAL FINANCE, LLC, as Syndication Agent; and

U.S. BANK, NATIONAL ASSOCIATION, as Documentation Agent.

W I T N E S S E T H:

WHEREAS, the Borrowers have requested that the Domestic Lenders make available to the Domestic Borrowers a revolving credit facility (including a letter of credit sub-facility) in an initial maximum amount not to exceed $300,000,000, and a first in, last out revolving credit facility in a maximum principal amount not to exceed $17,500,000, the proceeds of which, in each case, shall be used by the Domestic Borrowers for purposes permitted under, and otherwise in accordance with and subject to the terms of, this Agreement;

WHEREAS, the Borrowers have requested that the Canadian Lenders make available to the Canadian Borrower a revolving credit sub-facility in the maximum principal amount of $10,000,000, the proceeds of which shall be used by the Canadian Borrower for purposes permitted under, and otherwise in accordance with and subject to the terms of, this Agreement;

WHEREAS, the Borrowers have requested that the Term Lender make available to the Domestic Borrowers a term loan facility in a maximum principal amount not to exceed $15,000,000, the proceeds of which shall be used by the Domestic Borrowers for purposes permitted under, and otherwise in accordance with and subject to the terms of, this Agreement;

WHEREAS, prior to the date of this Agreement, the Lead Borrower, on the one hand, and Bank of America, N.A., as Agent thereunder, and the lenders party thereto, on the other hand, previously entered into an Eighth Amended and Restated Loan and Security Agreement dated as of June 19, 2006 (as amended and in effect, the “Existing Credit Agreement”), pursuant to which the lenders party thereto provided the Lead Borrower, among others, with certain financial accommodations;

WHEREAS, in accordance with Section 11.10 of the Existing Credit Agreement, the Borrowers, the Lenders, and the Agent desire to amend and restate the Existing Credit Agreement as provided herein and in the Security Agreement.

NOW, THEREFORE, in consideration of the mutual conditions and agreements set forth in this Agreement, and for good and valuable consideration, the receipt of which is hereby acknowledged, the undersigned hereby agree that the Existing Credit Agreement shall be amended and restated in its entirety to read as set forth herein and in the Security Agreement (it being agreed that neither this Agreement nor the Security Agreement shall be deemed to evidence or result in a novation or repayment and reborrowing of the Obligations under the Existing Credit Agreement):

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

1.01 Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

“Accelerated Borrowing Base Delivery Event” means either (i) the occurrence and continuance of any Event of Default, or (ii) the failure of the Borrowers to maintain Domestic Availability at least equal to the greater of (x) fifteen percent (15%) of the Loan Cap, or (y) $20,000,000. For purposes of this Agreement, the occurrence of an Accelerated Borrowing Base Delivery Event shall be deemed continuing (i) so long as such Event of Default has not been waived, and/or (ii) if the Accelerated Borrowing Base Delivery Event arises as a result of the Borrowers’ failure to achieve Domestic Availability as required hereunder, until Domestic Availability has exceeded the greater of (x) fifteen percent (15%) of Loan Cap, or (y) $20,000,000 for sixty (60) consecutive calendar days, in which case an Accelerated Borrowing Base Delivery Event shall no longer be deemed to be continuing for purposes of this Agreement. The termination of an Accelerated Borrowing Base Delivery Event as provided herein shall in no way limit, waive or delay the occurrence of a subsequent Accelerated Borrowing Base Delivery Event in the event that the conditions set forth in this definition again arise.

“ACH” means automated clearing house transfers.

“Accommodation Payment” as defined in Section 10.23(d).

“Account” means “accounts” as defined in the UCC or the PPSA, as applicable, and also means a right to payment of a monetary obligation, whether or not earned by performance, (a) for property that has been or is to be sold, leased, licensed, assigned, or otherwise disposed of, (b) for services rendered or to be rendered, or (c) arising out of the use of a credit or charge card or information contained on or for use with the card.

“Acquisition” means, with respect to any Person, any transaction that constitutes, or is part of a group of transactions which are part of a common plan for, (a) a purchase of a Controlling interest in the Equity Interests of any other Person, (b) a purchase or other acquisition of all or substantially all of the assets or properties of, another Person or of any business unit of another Person, (c) any merger, amalgamation or consolidation of such Person with any other Person or (d) any other transaction or series of transactions resulting in the acquisition of all or substantially all of the assets or Store locations of any Person.

“Act” shall have the meaning provided in Section 10.17.

“Additional Commitment Lender” shall have the meaning provided in Section 2.15.

“Adjusted LIBOR Rate” means, with respect to any LIBOR Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of one percent (1%)) equal to the LIBOR Rate for such Interest Period multiplied by the Statutory Reserve Rate. The Adjusted LIBOR Rate will be adjusted automatically as to all LIBOR Borrowings then outstanding as of the effective date of any change in the Statutory Reserve Rate.

“Adjustment Date” means the first day after the end of each Fiscal Quarter.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Agent.

“Affiliate” means, with respect to any Person, (i) another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified, (ii) any director, officer, managing member, partner, trustee, or beneficiary of that Person, (iii) any other Person directly or indirectly holding 20% or more of any class of the Equity Interests of that Person, and (iv) any other Person 20% or more of any class of whose Equity Interests is held directly or indirectly by that Person.

“Agent” means collectively, the Administrative Agent and the Collateral Agent, and individually means either of them, as applicable.

“Agent Parties” shall have the meaning specified in Section 10.02(c).

“Agent’s Office” means the Agent’s address and, as appropriate, account as set forth on Schedule 10.02, or such other address or account as any Agent may from time to time notify the Lead Borrower and the Lenders.

“Aggregate Commitments” means the aggregate of the Canadian Commitments, the Domestic Commitments and the outstanding amount of the Term Loan. As of the First Amendment Effective Date, the Aggregate Commitments are $332,500,000.

“Agreement” means this Credit Agreement.

“Allocable Amount” has the meaning specified in Section 10.22(d).

“AML Legislation” has the meaning specified in Section 10.19.

“Applicable Lenders” means the Required Lenders, the Required Supermajority Lenders, all affected Lenders, or all Lenders, as the context may require.

“Applicable Margin” means:

(a) From and after the Effective Date until the first Adjustment Date occurring on February 1, 2012, the percentages set forth in Level II of the pricing grid below; and

(b) On and after the first Adjustment Date occurring on February 1, 2012 and on each Adjustment Date thereafter, the percentages set forth in the following pricing grid based upon the average daily Domestic Availability during the Fiscal Quarter ended immediately preceding such Adjustment Date; provided, however, that in the event that the Consolidated Fixed Charge Coverage Ratio, as calculated twelve (12) months following the Effective Date on a trailing twelve month basis, is greater than 1.50:1.00, then each percentage set forth in the pricing grid set forth below automatically shall be reduced by 0.25%; provided further if any Borrowing Base Certificate is at any time restated or otherwise revised (including as a result of an audit), or if the information set forth in any Borrowing Base Certificate otherwise proves to be false or incorrect, in each case, in a way that affects such average daily Domestic Availability such that the Applicable Margin would have been higher than was otherwise in effect during any period, without constituting a waiver of any Default or Event of Default arising as a result thereof, interest due under this Agreement shall be immediately recalculated at such higher rate for any applicable periods and shall be due and payable on demand.

Level	Average Daily Domestic Availability for the immediately preceding Fiscal Quarter	Base Rate Margin, U.S. Index Rate Margin and Canadian Prime Rate Margin for Tranche A Loans	Base Rate Margin for Incremental Loans	LIBOR Margin and BA Rate Margin for Tranche A Loans	LIBOR Margin for Incremental Loans
I	Less than 30% of the Loan Cap	1.50%	3.00%	2.50%	4.00%
II	Equal to or greater than 30% of the Loan Cap but less than or equal to 60% of the Loan Cap	1.25%	2.75%	2.25%	3.75%
III	Greater than 60% of the Loan Cap	1.00%	2.50%	2.00%	3.50%

“Applicable Percentage” means, with respect to (a) any Tranche A Lender at any time, the percentage (carried out to the ninth decimal place) of the Tranche A Commitments represented by such Domestic Lender’s Domestic Commitment at such time, (b) any Incremental Lender at any time, the percentage (carried out to the ninth decimal place) of the Incremental Commitments represented by such Incremental Lender’s Incremental Commitment at such time, (c) any Canadian Lender at any time, the percentage (carried out to the ninth decimal place) of the Canadian Total Commitments represented by such Canadian Lender’s Canadian Commitment at such time, (d) the Term Lender at any time, the percentage (carried out to the ninth decimal place) of the Term Loan held by the Term Lender at such time and (e) any Lender at any time, the percentage (carried out to the ninth decimal place) of the Aggregate Commitments represented by such Lender’s Commitment or outstanding portion of the Term Loan at such time. If the Tranche A Commitments, Incremental Commitments and/or Canadian

Commitments of each Lender to make Loans and the obligation of the L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 2.06 or Section 8.02 or if the Aggregate Commitments have expired, then the Applicable Percentage of each Lender shall be determined based on the Applicable Percentage of such Lender most recently in effect, giving effect to any subsequent assignments. The initial Applicable Percentage of each Lender is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

“Applicable Rate” means, at any time of calculation, (a) with respect to Commercial Letters of Credit, a per annum rate equal to fifty percent (50%) of the Applicable Margin for Revolving Loans which are LIBOR Rate Loans, and (b) with respect to Standby Letters of Credit, a per annum rate equal to the Applicable Margin for Revolving Loans which are LIBOR Rate Loans.

“Appraised Value” means (a) with respect to Eligible Inventory, the appraised orderly liquidation value, net of costs and expenses to be incurred in connection with any such liquidation, which value is expressed as a percentage of Cost of Eligible Inventory as set forth in the inventory stock ledger of the Lead Borrower, which value shall be determined from time to time by the most recent appraisal undertaken by an independent appraiser engaged by the Agent, (b) with respect to Eligible Real Estate, the fair market value of Eligible Real Estate as set forth in the most recent appraisal of Eligible Real Estate as determined from time to time by an independent appraiser engaged by the Agent, which appraisal shall assume, among other things, a marketing time of not greater than twelve (12) months or less than three (3) months; provided that the Appraised Value of Eligible Real Estate shall in no event exceed the maximum amount of the Obligations at any time specified to be secured by a Mortgage thereon, or (c) with respect to Registered Trade Names, the appraised value, net of costs and expenses to be incurred in connection with any such liquidation, which value shall be determined from time to time by the most recent appraisal undertaken by an independent appraiser engaged by the Agent.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender (c) an entity or an Affiliate of an entity that administers or manages a Lender, or (d) the same investment advisor or an advisor under common control with such Lender, Affiliate or advisor, as applicable.

“Arranger” means Merrill Lynch, Pierce, Fenner & Smith Incorporated, in its capacity as sole lead arranger and sole book manager.

“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.06(b)), and accepted by the Agent, in substantially the form of Exhibit E or any other form approved by the Agent.

“Attributable Indebtedness” means, on any date, (a) in respect of any Capital Lease Obligation of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease or similar payments under the relevant lease or other applicable agreement or instrument that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease, agreement or instrument were accounted for as a capital lease.

“Audited Financial Statements” means the audited consolidated balance sheet of the Lead Borrower and its Subsidiaries for the fiscal year ended January 29, 2011, and the related consolidated statements of income or operations, Shareholders’ Equity and cash flows for such fiscal year of the Lead Borrower and its Subsidiaries, including the notes thereto.

“Auto-Extension Letter of Credit” shall have the meaning specified in Section 2.03(b)(iii).

“Availability Period” means the period from and including the Effective Date to the earliest of (a) the Maturity Date, (b) the date of termination of the Aggregate Commitments pursuant to Section 2.06, and (c) the date of termination of the commitment of each Revolving Lender to make Revolving Loans and of the obligation of the L/C Issuer to make L/C Credit Extensions pursuant to Section 8.02.

“Availability Reserves” means, without duplication of any other Reserves or items that are otherwise addressed or excluded through eligibility criteria, such reserves as the Agent from time to time determines in its reasonable discretion, acting in good faith, as being appropriate (a) to reflect the impediments to the Agent’s ability to realize upon the Collateral, (b) to reflect claims and liabilities that the Agent determines may need to be satisfied in connection with the realization upon the Collateral, (c) to reflect criteria, events, conditions, contingencies or risks which the Agent believes in good faith could adversely affect any component of the Canadian Borrowing Base or the Domestic Borrowing Base, or (d) to reflect that a Default or an Event of Default then exists. Without limiting the generality of the foregoing, Availability Reserves may include, in the Agent’s reasonable discretion, acting in good faith (but are not limited to) reserves based on: (i) rent; (ii) customs duties, and other costs to release Inventory which is being imported into the United States or Canada; (iii) outstanding Taxes and other governmental charges, including, without limitation, ad valorem, real estate, personal property, sales, claims of the PBGC and similar Governmental Authorities and other Taxes which may have priority over the interests of the Agent in the Collateral; (iv) salaries, wages and benefits due to employees of any Borrower, (v) Customer Credit Liabilities, (vi) customer deposits, (viii) reserves for reasonably anticipated changes in the Appraised Value of Eligible Inventory between appraisals, (viii) warehousemen’s or bailee’s charges and other Permitted Encumbrances which may have priority over the interests of the Agent in the Collateral, (ix) the Agent’s estimate of Canadian Priority Payable Reserves; (x) Cash Management Reserves, (xi) Bank Products Reserves, (xii) Realty Reserves, and (xiii) royalties payable in respect of licensed merchandise.

“BA Equivalent Loan” means any Canadian Loan in CD$ bearing interest at a rate determined by reference to the BA Rate in accordance with the provisions of Article II.

“BA Equivalent Borrowing” means any Borrowing comprised of BA Equivalent Loans.

“BA Rate” means, for the Interest Period applicable to a BA Equivalent Loan, the rate of interest per annum equal to the annual rates applicable to CD$ bankers’ acceptances having an identical or comparable term as the proposed BA Equivalent Loan displayed and identified as such on the display referred to as the “CDOR Page” (or any display substituted therefor) of Reuter Monitor Money Rates Service as at approximately 10:00 A.M. (Toronto time) on such day (or, if such day is not a Business Day, as of 10:00 A.M. (Toronto time) on the immediately preceding Business Day), plus five (5) basis points; provided that if such rates do not appear on the CDOR Page at such time on such date, the rate for such date will be the annual discount rate (rounded upward to the nearest whole multiple of 1/100 of 1%) as of 10:00 A.M. on such day at which a Canadian chartered bank listed on Schedule 1 of the Bank Act (Canada) as selected by the Agent is then offering to purchase CD$ bankers’ acceptances accepted by it having such specified term (or a term as closely as possible comparable to such specified term), plus five (5) basis points.

“Bank of America” means Bank of America, N.A. and its successors.

“Bank of America-Canada Branch” means Bank of America, N.A. (acting through its Canada branch), a banking corporation carrying on business under the Bank Act (Canada).

“Bank of Canada Overnight Rate” means, on any date of determination, the rate of interest charged by the Bank of Canada on one-day Canadian dollar loans to financial institutions, for such date.

“Bank Products” means any services of facilities provided to any Loan Party by the Agent, any Lender, or any of their respective Affiliates or branches, including, without limitation, on account of (a) Swap Contracts, (b) purchase cards, and (c) supply chain finance services (including, without limitation, trade payable services and supplier accounts receivable purchases), but excluding Cash Management Services.

“Bank Product Reserves” means such reserves as the Agent from time to time determines in its reasonable discretion, acting in good faith, as being appropriate to reflect the liabilities and obligations of the Loan Parties with respect to Bank Products then provided or outstanding.

“Banker’s Acceptance” means a time draft or bill of exchange or other deferred payment obligation relating to a Commercial Letter of Credit which has been accepted by the Issuing Lender.

“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate”; (b) the Federal Funds Rate for such day, plus 0.50%; and (c) the LIBOR Rate for a 30 day interest period as determined on such day, plus 1.0%. The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in Bank of America’s prime rate, the Federal Funds Rate or the LIBOR Rate, respectively, shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate.

“BIA” means the Bankruptcy and Insolvency Act (Canada).

“Blocked Account” means each DDA subject to a Blocked Account Agreement.

“Blocked Account Agreement” means with respect to an account established by a Loan Party, an agreement, in form and substance satisfactory to the Agent, establishing control (as defined in the UCC) of such account by the Agent and whereby the bank maintaining such account agrees, upon the occurrence and during the continuance of a Cash Dominion Event, to comply only with the instructions originated by the Agent, without the further consent of any Loan Party.

“Blocked Account Bank” means each bank with whom deposit accounts are maintained in which any funds of any of the Loan Parties from one or more DDAs are concentrated and with whom a Blocked Account Agreement has been, or is required to be, executed in accordance with the terms hereof.

“Borrower Materials” has the meaning specified in Section 6.02.

“Borrowers” means, individually and collectively, the Lead Borrower, the Other Domestic Borrowers, the Canadian Borrower, and any other Person who subsequently becomes a Borrower hereunder.

“Borrowing” means a Canadian Borrowing or a Domestic Borrowing, as applicable, or a Swing Line Borrowing, or the borrowing of the Term Loan, as the context may require.

“Borrowing Base Certificate” means a certificate substantially in the form of Exhibit F hereto (with such changes therein as may be required by the Agent to reflect the components of and reserves against the Domestic Borrowing Base, the Term Loan Borrowing Base and the Canadian Borrowing Base as provided for hereunder from time to time), executed and certified as accurate and complete by a Responsible Officer of the Lead Borrower which shall include appropriate exhibits, schedules, supporting documentation, and additional reports as reasonably requested by the Agent.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Agent’s Office is located and, if such day relates to any LIBOR Rate Loan, means any such day on which dealings in Dollar deposits are conducted by and between banks in the London interbank market and provided further that when used in connection with any Loan by a Canadian Lender, the term “Business Day” shall also exclude any day on which banks are authorized or required by law to be closed in Toronto, Ontario, or Vancouver, British Columbia, Canada.

“Canadian Availability” means, as of any date of determination thereof, the result, if a positive number, of the Equivalent CD$ Amount of:

(a) the Canadian Loan Cap

minus

(b) the Canadian Total Outstandings on such date.

“Canadian Borrower” means Restoration Hardware Canada, Inc., a company incorporated under the laws of British Columbia.

“Canadian Borrowing” means a borrowing consisting of simultaneous Canadian Loans of the same Type and, in the case of BA Equivalent Loans or LIBOR Rate Loans, having the same Interest Period made by each of the Canadian Lenders pursuant to Article II.

“Canadian Borrowing Base” means, at any time of calculation, an amount equal to the Equivalent CD$ Amount of:

(a) the face amount of Eligible Credit Card Receivables of the Canadian Borrower, net of Receivables Reserves, multiplied by 90%;

plus

(b) the product of (i) 90% multiplied by (ii) the Appraised Value of Eligible Inventory of the Canadian Borrower, net of Inventory Reserves, multiplied by (iii) the Cost of Eligible Inventory of the Canadian Borrower;

minus

(c) without duplication of any Receivables Reserves or Inventory Reserves, the amount of all Availability Reserves then applicable to the Canadian Loan Parties.

“Canadian Commitments” means, as to each Canadian Lender, its obligation to (a) make Canadian Loans to the Canadian Borrower pursuant to Article II and (b) purchase participations in Canadian L/C Obligations, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Canadian Lender’s name on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Canadian Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“Canadian Concentration Account” has the meaning provided in Section 6.12(b).

“Canadian Credit Extensions” shall mean the making of a Canadian Loan to the Canadian Borrower or any Canadian L/C Credit Extensions.

“Canadian Credit Party” or “Canadian Credit Parties” means (a) individually, (i) each Canadian Lender and each of its Affiliates and branches to whom any Canadian Liabilities are owed, (ii) the Agent, (iii) each L/C Issuer with respect to Canadian Letters of Credit, (iv) the Arranger, (v) each beneficiary of each indemnification obligation undertaken by any Canadian Loan Party under any Loan Document, (vi) any other Person to whom Canadian Liabilities under this Agreement and other Loan Documents are owing, and (vii) the successors and assigns of each of the foregoing, and (b) collectively, all of the foregoing.

“Canadian Dollars” and “CD$” refer to lawful money of Canada.

“Canadian Lenders” means Bank of America-Canada Branch and any other Person having Canadian Commitments from time to time or at any time, each of which is a Canadian Qualified Lender unless otherwise permitted in this Agreement.

“Canadian Letter of Credit” means each Letter of Credit issued hereunder for the account of the Canadian Borrower.

“Canadian L/C Credit Extension” means, with respect to any Canadian Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

“Canadian Letter of Credit Sublimit” means an amount equal to $10,000,000. The Canadian Letter of Credit Sublimit is part of, and not in addition to, the Canadian Total Commitments. A permanent reduction of the Canadian Total Commitments shall require a corresponding reduction in the Canadian Letter of Credit Sublimit; provided, however, that if the Canadian Total Commitments are reduced to an amount less than the Canadian Letter of Credit Sublimit, then the Canadian Letter of Credit Sublimit shall be reduced to an amount equal to (or, at Canadian Borrower’s option, less than) the Canadian Total Commitments.

“Canadian Liabilities” means (a) all advances to, and debts (including principal, interest, fees, costs, and expenses), liabilities, obligations, covenants, indemnities, and duties of, any Canadian Loan Party arising under any Loan Document or otherwise with respect to any Canadian Loan or Canadian Letter of Credit (including payments in respect of reimbursement of disbursements, interest thereon and obligations to provide cash collateral therefor), whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest, fees, costs, expenses and indemnities that accrue after the commencement by or against any Canadian Loan Party or any Affiliate or branch thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding, and (b) any Other Canadian Liabilities.

“Canadian Loan” means an extension of credit by a Canadian Lender to the Canadian Borrower (to the extent based on Canadian Availability) under Article II.

“Canadian Loan Cap” means, at any time of determination, the lesser of (a) the Canadian Total Commitments and (b) the Canadian Borrowing Base.

“Canadian Loan Notice” means a notice of (a) a Canadian Borrowing, (b) a Conversion of Canadian Loans from one Type to the other, or (c) a continuation of BA Equivalent Loans or LIBOR Rate Loans of the Canadian Borrower, pursuant to Section 2.02(b), which, if in writing, shall be substantially in the form of Exhibit A-2.

“Canadian Loan Parties” means, collectively, the Canadian Borrower and each Canadian Subsidiary that is or becomes a guarantor of the Canadian Liabilities. “Canadian Loan Party” means any one of such Persons.

“Canadian Note” means a promissory note made by the Canadian Borrower in favor of a Canadian Lender evidencing Canadian Loans made by such Canadian Lender, substantially in the form of Exhibit C-3.

“Canadian Overadvance” means a Canadian Credit Extension to the extent that, immediately after its having been made, Canadian Availability is less than zero.

“Canadian Pension Plan” means any pension plan that is subject to the Pension Benefits Act (Ontario) or similar legislation of another Canadian province or territory and the Income Tax Act (Canada) or other tax statute or regulation in Canada and that is either (a) maintained or sponsored by any Canadian Loan Party or any Canadian Subsidiary for employees or former employees, or (b) maintained pursuant to a collective bargaining agreement, or other arrangement under which more than one employer makes contributions and to which any Canadian Loan Party or any Canadian Subsidiary is making or accruing an obligation to make contributions or has made or accrued such contributions.

“Canadian Prime Rate” means, for any day, the greatest of (i) the fluctuating rate of interest per annum equal to the rate of interest in effect for such day as publicly announced from time to time by Bank of America-Canada Branch as its reference rate of interest for loans made in CD$ and designated as its “prime” rate being a rate set by Bank of America-Canada Branch based upon various factors, including Bank of America-Canada Branch’s costs and desired return, general economic conditions and other factors and is used as a reference point for pricing some loans, provided that in the event that the Bank of America-Canada Branch (including any successor or assignor) does not at any time publicly announce a prime rate, such rate shall be the “prime rate” publicly announced by a Schedule 1 chartered bank in Canada selected by the Agent, (ii) the Bank of Canada Overnight Rate, plus 0.50%, and (iii) the BA Rate for a one month Interest Period as determined on such day, plus 1.0%. Any change in the prime rate announced by the Bank of America-Canada Branch shall take effect at the opening of business on the day specified in the public announcement of such change. Each interest rate based on the Canadian Prime Rate hereunder, shall be adjusted simultaneously with any change in the Canadian Prime Rate.

“Canadian Prime Rate Loan” means a Canadian Loan in CD$ that bears interest based on the Canadian Prime Rate.

“Canadian Priority Payable Reserves” means, at any time, without duplication, the obligations, liabilities and indebtedness at such time which have, or could in any proceeding have, a trust, deemed trust, constructive trust, right of garnishment, right of distress, charge or statutory Lien imposed to provide for payment or Liens ranking or capable of ranking senior to or pari passu with Liens securing the Canadian Liabilities on any of the Collateral under federal, provincial, state, county, territorial, municipal, or local law including, to the extent that there is such a trust, statutory Liens or Liens in respect of the specified item that has or is capable of having such rank, claims for unremitted and accelerated rents, utilities, taxes (including sales taxes, value added taxes, amounts deducted or withheld or not paid and remitted when due under the Income Tax Act (Canada), excise taxes, goods and services taxes (“GST”) and harmonized sales taxes (“HST”) payable pursuant to Part IX of the Excise Tax Act (Canada) or similar taxes under provincial or territorial law), the claims of a labourer or worker (whether full-time or part-time) who is owed wages (including any amounts protected by the Wage Earner Protection Program Act (Canada) or secured by Section 81.3 or 81.4 of the BIA), salaries, commissions, disbursements, compensation or other amounts (such as union dues payable on behalf of employees) by the Canadian Loan Parties, vacation pay, severance pay, employee source deductions, workers’ compensation obligations, government royalties or pension fund obligations (including claims in respect of, and all amounts currently or past due and not contributed, remitted or paid to, or pursuant to, any Canadian Pension Plan, the Pension Benefits Act (Ontario) or any similar law, together with the aggregate value, determined in accordance with GAAP, of all Eligible Inventory which may be or may become subject to a right of a supplier to recover possession thereof or to exercise rights of revendication with respect thereto under any federal, provincial, state, county, municipal, territorial or local law, including Eligible Inventory subject to a right of a supplier to repossess goods pursuant to Section 81.1 of the BIA or the Civil Code of Québec.

“Canadian Qualified Lender” means a financial institution that is listed on Schedule I, II or III of the Bank Act (Canada), has received an approval to have a financial establishment in Canada pursuant to Section 522.21 of the Bank Act (Canada) or is not a foreign bank for purposes of the Bank Act (Canada), and if such financial institution is not resident in Canada and is not deemed to be resident in Canada for purposes of the Income Tax Act (Canada), then such financial institution deals at arm’s length with each Canadian Credit Party for purposes of the Income Tax Act (Canada).

“Canadian Security Documents” means (a) the General Security Agreement dated as of the Effective Date among the respective Canadian Loan Parties and the Agent for the benefit of the Canadian Credit Parties and (b) each other security agreement or other instrument or document executed and delivered by any Canadian Loan Party to the Agent pursuant to this Agreement or any other Loan Document granting a Lien on assets of any Canadian Loan Party for the benefit of the Canadian Credit Parties, as security for the Canadian Liabilities.

“Canadian Subsidiary” means any Subsidiary that is organized under the laws of Canada or any province or territory thereof.

“Canadian Total Commitments” means the aggregate of the Canadian Commitments of all Canadian Lenders. On the Effective Date, the Canadian Total Commitments are $10,000,000.

“Canadian Total Outstandings” as of any day, shall be equal to the sum of (a) the principal balance of all Canadian Loans then outstanding, and (b) the then amount of the Canadian L/C Credit Extensions.

“Capital Expenditures” means, with respect to any Person for any period, all expenditures made (whether made in the form of cash or other property) or costs incurred for the acquisition or improvement of fixed or capital assets of such Person (excluding normal replacements and maintenance which are properly charged to current operations), in each case that are (or should be) set forth as capital expenditures in a Consolidated statement of cash flows of such Person for such period, in each case prepared in accordance with GAAP.

“Capital Lease Obligations” means, with respect to any Person for any period, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as liabilities on a balance sheet of such Person under GAAP and the amount of which obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Cash Collateral Account” means a non-interest bearing account established by one or more of the Domestic Loan Parties with Bank of America, and in the name of the Agent (or as the Agent shall otherwise direct) and under the sole and exclusive dominion and control of the Agent, and, in the case of the Canadian Borrower, a non-interest bearing account established by the Canadian Borrower with the Agent at Bank of America-Canada branch under the sole and exclusive dominion and control of the Agent, in each case in which deposits are required to be made in accordance with Section 2.03(g) or 8.02(c).

“Cash Collateralize” has the meaning specified in Section 2.03(g). Derivatives of such term have corresponding meanings.

“Cash Dominion Event” means either (i) the occurrence and continuance of any Event of Default, or (ii) the failure (after the Effective Date) of the Borrowers to maintain Domestic Availability of at least the greater of (x) $20,000,000 and (y) fifteen percent (15%) of the Loan Cap. For purposes of this Agreement, the occurrence of a Cash Dominion Event shall be deemed continuing (i) so long as such Event of Default has not been waived by the Required Lenders, and (ii) if the Cash Dominion Event arises as a result of the Borrowers’ failure to achieve Domestic Availability as required hereunder, until the first day on which Domestic Availability shall have exceeded the greater of (1) $20,000,000 and (2) fifteen percent (15%) of the Loan Cap for thirty (30) consecutive days, in which case a Cash Dominion Event shall no longer be deemed to be continuing for purposes of this Agreement; provided that a Cash Dominion Event shall be deemed continuing (even if an Event of Default is no longer continuing and Domestic Availability exceeds the required amount for thirty (30) consecutive days) at all times during any Fiscal Year after a Cash Dominion Event has occurred and been discontinued on three (3) occasions in such Fiscal Year. The termination of a Cash Dominion Event as provided herein shall in no way limit, waive or delay the occurrence of a subsequent Cash Dominion Event in the event that the conditions set forth in this definition again arise.

“Cash Management Reserves “ means such reserves as the Agent, from time to time, determines in its discretion as being appropriate to reflect the reasonably anticipated liabilities and obligations of the Loan Parties with respect to Cash Management Services then provided or outstanding.

“Cash Management Services” means any cash management services provided to any Loan Party by the Agent or any Lender or any of their respective Affiliates, including, without limitation (a) ACH transactions, (b) controlled disbursement services, treasury, depository, overdraft, and electronic funds transfer services, (c) credit card processing services, and (d) credit or debit cards.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. § 9601 et seq.

“CERCLIS” means the Comprehensive Environmental Response, Compensation, and Liability Information System maintained by the United States Environmental Protection Agency.

“CFC” means a Person that is a controlled foreign corporation under Section 957 of the Code.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority, provided however, for purposes of this Agreement, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, guidelines or directives in connection therewith, and (ii) all rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or Canadian regulatory authorities, in each case pursuant to Basel III, shall be deemed to have gone into effect and been adopted after the Effective Date.

“Change of Control” means an event or series of events after the Effective Date by which:

(a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of 40% or more of the Equity Interests of the Lead Borrower entitled to vote for members of the board of directors or equivalent governing body of the Lead Borrower on a fully-diluted basis (and taking into account all such Equity Interests that such “person” or “group” has the right to acquire pursuant to any option right) other than any Permitted Holder (provided that, for the avoidance of doubt, any transaction part of or incidental to an Initial Public Offering or Secondary Offering, including the acquisition of Equity Interests by the underwriters in connection therewith, shall be deemed not violative of this clause (a) or any other provision of this Agreement so long as no new group or person shall thereby acquire, directly or indirectly, 30% or more of the Equity Interests of the Lead Borrower, except as otherwise permitted by this clause (a)); or

(b) during any period of 12 consecutive months, a majority of the members of the board of directors or other equivalent governing body of the Lead Borrower cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above and this clause (iii) constituting at the time of such election or nomination at least a majority of that board or equivalent governing body (excluding, in the case of both clause (ii) and clause (iii), any individual whose initial nomination for, or assumption of office as, a member of that board or equivalent governing body occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the board of directors); provided that, for the avoidance of doubt, any individual nominated on behalf of any Permitted Holder shall not be deemed violative of this clause (b); or

(c) the Lead Borrower fails at any time to own, directly or indirectly, 100% of the Equity Interests of each other Loan Party free and clear of all Liens (other than Permitted Encumbrances), except where such failure is as a result of a transaction permitted by the Loan Documents.

“Code” means the Internal Revenue Code of 1986, and the regulations promulgated thereunder, as amended and in effect.

“Collateral” means any and all “Collateral” or “Mortgaged Property” as defined in any applicable Security Document and all other property on which a Lien is granted or purported to be granted in favor of the Agent under the terms of the Security Documents.

“Collateral Access Agreement” means an agreement reasonably satisfactory in form and substance to the Agent executed by (a) a bailee or other Person in possession of Collateral, or (b) any landlord of Real Estate leased by any Loan Party, in each case, except as otherwise agreed by the Agent, pursuant to which such Person (i) acknowledges the Agent’s Lien on the Collateral, (ii) releases or subordinates such Person’s Liens on the Collateral held by such Person or located on such Real Estate, (iii) provides the Agent with access to the Collateral held by such bailee or other Person or located in or on such Real Estate, (iv) as to any landlord, provides the Agent with a reasonable time to sell and dispose of the Collateral from such Real Estate, and (v) makes such other agreements with the Agent as the Agent may reasonably require.

“Commercial Letter of Credit” means any letter of credit or similar instrument (including, without limitation, Bankers’ Acceptances) issued for the purpose of providing the primary payment mechanism in connection with the purchase of any materials, goods or services by a Loan Party in the ordinary course of business of such Loan Party.

“Commitment” means, as to each Lender, the Canadian Commitment, the Tranche A Commitment, the Incremental Commitment and the Term Loan Commitment of such Lender hereunder.

“Commitment Fee Percentage” means 0.375% per annum.

“Compliance Certificate” means a certificate substantially in the form of Exhibit D.

“Consent” means actual consent given by a Lender from whom such consent is sought.

“Consolidated” means, when used to modify a financial term, test, statement, or report of a Person, the application or preparation of such term, test, statement or report (as applicable) based upon the consolidation, in accordance with GAAP, of the financial condition or operating results of such Person and its Subsidiaries.

“Consolidated EBITDA” means, at any date of determination, an amount equal to Consolidated Net Income, plus (a) the following to the extent deducted in calculating such Consolidated Net Income: (i) Consolidated Interest Charges, (ii) the provision for federal, state, provincial, municipal, local and foreign income Taxes, (iii) depreciation and amortization expense, (iv) other non-recurring expenses reducing such Consolidated Net Income which do not represent a cash item in such period or any future period (in each case of or by Lead Borrower and its Subsidiaries for such Measurement Period) and (v) non-cash compensation charges resulting from the application of FAS 123R or any comparable or successor accounting provision, minus (b) the following to the extent included in calculating such Consolidated Net Income: (i) Federal, state, local and foreign income tax credits and (ii) all non-cash items increasing such Consolidated Net Income, all as determined on a Consolidated basis in accordance with GAAP.

“Consolidated Fixed Charge Coverage Ratio” means, at any date of determination, the ratio of (a) (i) Consolidated EBITDA minus (ii) Capital Expenditures made during such period (net of (x) amounts of cash received during such period from landlords for tenant improvements relating to the Loan Parties’ leased store locations and (y) Capitalized Lease Obligations), minus (iii) the aggregate amount of Federal, state, local and foreign income taxes paid in cash during such period (but not less than zero) to (b) the sum of (i) Debt Service Charges plus (ii) the aggregate amount of all Restricted Payments made to Persons other than the Loan Parties plus (iii) for purposes of calculating compliance with the Payment Condition and the RP Conditions only, all mandatory and optional prepayments of Indebtedness, in each case, of or by the Lead Borrower and its Subsidiaries for the most recently completed Measurement Period, all as determined on a Consolidated basis in accordance with GAAP.

“Consolidated Funded Indebtedness” means, as of any date of determination, the sum of (a) the outstanding principal amount of all obligations, whether current or long-term, for borrowed money (including the Obligations) and all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments, (b) all purchase money Indebtedness, (c) all direct obligations arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments, (d) all obligations in respect of the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business), (e) all Attributable Indebtedness, (f) without duplication, all Guarantees with respect to outstanding Indebtedness of the types specified in clauses (a) through (e) above of Persons other than the Lead Borrower and its Subsidiaries, and (g) all Indebtedness of the types referred to in clauses (a) through (f) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which the Lead Borrower or any of its Subsidiaries is a general partner or joint venturer, unless such Indebtedness is expressly made non-recourse to the Lead Borrower or such Subsidiary; provided that, notwithstanding the foregoing, Consolidated Funded Indebtedness shall not include any equipment or real estate leases presently classified as operating leases under GAAP (regardless of any change in treatment thereof under GAAP) or real estate leases regardless of whether classified as operating or capital leases.

“Consolidated Interest Charges” means, for any Measurement Period, (a) the sum of (i) all interest, premium payments, debt discount, fees, charges and related expenses in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP, including, without limitation, all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs under Swap Contracts, but excluding any non-cash or deferred interest financing costs, and (ii) the portion of rent expense with respect to such period under Capital Lease Obligations that is treated as interest in accordance with GAAP minus (b) the sum of (i) interest income during such period (excluding any portion of interest income representing accruals of amounts received in a previous period) and (ii) net gains under Swap Contracts, in each case of or by the Lead Borrower and its Subsidiaries for the most recently completed Measurement Period, all as determined on a Consolidated basis in accordance with GAAP.

“Consolidated Leverage Ratio” means, for any period of calculation, the ratio of (a) Consolidated Funded Indebtedness to (b) Consolidated EBITDA.

“Consolidated Net Income” means, as of any date of determination, the net income (or loss) of the Lead Borrower and its Subsidiaries for the most recently completed Measurement Period, all as determined on a Consolidated basis in accordance with GAAP, provided, however, that there shall be excluded (a) extraordinary gains and extraordinary losses for such Measurement Period, (b) the income

(or loss) of the Lead Borrower and its Subsidiaries during such Measurement Period from any Subsidiary in which any Person other than the Lead Borrower or any of its Subsidiaries has a joint interest (which interest of the Lead Borrower or any of its Subsidiaries does not cause the net income of such Subsidiary to be consolidated into the net income of the Lead Borrower or any of its Subsidiaries under GAAP), except to the extent of the amount of cash dividends or other distributions actually paid in cash to the Lead Borrower and its Subsidiaries during such Measurement Period, (c) the income (or loss) of a Subsidiary of the Lead Borrower during such Measurement Period and accrued prior to the date it becomes a Subsidiary of the Lead Borrower or is merged into, amalgamated or consolidated with the Lead Borrower or any of its Subsidiaries, and (d) the income of any Subsidiary of the Lead Borrower to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that income is not at the time permitted by operation of the terms of its Organization Documents or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary, except that the Lead Borrower’s equity in any net loss of any such Subsidiary for such Measurement Period shall be included in determining Consolidated Net Income.

“Contractual Obligation” means, as to any Person, any material provision of any material agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Convert”, “Conversion” and “Converted” each refers to a conversion of Loans of one Type into Loans of another Type.

“Cost” means the lower of cost or market value of Inventory, as such calculated cost is determined from invoices received by the Borrowers, the Borrowers’ purchase journals or the Borrowers’ stock ledger, based upon the Borrowers’ accounting practices in effect on the Effective Date. “Cost” does not include inventory capitalization costs or other non-purchase price charges (such as freight) used in the Borrowers’ calculation of cost of goods sold.

“Covenant Compliance Event” means that Domestic Availability at any time is less than the greater of (x) 10% of the Loan Cap and (y) $17,500,000. For purposes hereof, the occurrence of a Covenant Compliance Event shall be deemed continuing until Domestic Availability has exceeded the greater of (x) 10% of the Loan Cap and (y) $17,500,000 for thirty (30) consecutive days, in which case a Covenant Compliance Event shall no longer be deemed to be continuing for purposes of this Agreement. The termination of a Covenant Compliance as provided herein shall in no way limit, waive or delay the occurrence of a subsequent Covenant Compliance Event in the event that the conditions set forth in this definition again arise.

“Credit Card Notifications” means notifications substantially in the form attached hereto as Exhibit G.

“Credit Card Receivables” means each “account” (as defined in the UCC or the PPSA, as applicable) together with all income, payments and proceeds thereof, owed by a major credit or debit card issuer (including, but not limited to, Visa, MasterCard and American Express and such other issuers approved by the Agent to a Loan Party resulting from charges by a customer of a Loan Party on credit or debit cards issued by such issuer in connection with the sale of goods by a Loan Party, or services performed by a Loan Party, in each case in the ordinary course of its business.

“Credit Extensions” mean the Canadian Credit Extensions, the Domestic Credit Extensions, and the making of the Term Loan to the Domestic Borrowers, as applicable.

“Credit Party” or “Credit Parties” means the Canadian Credit Parties and the Domestic Credit Parties.

“Credit Party Expenses” means (a) all reasonable out-of-pocket expenses incurred by the Agent, the Arranger and their respective Affiliates or branches, in connection with this Agreement and the other Loan Documents, including without limitation (i) the reasonable fees, charges and disbursements of (A) counsel for the Agent and the Arranger, (B) outside consultants for the Agent, (C) appraisers, (D) commercial finance examiners, and (E) environmental site assessments, (ii) in connection with (A) the syndication of the credit facilities provided for herein, (B) the preparation, negotiation, administration, execution and delivery of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (C) the enforcement or protection of their rights in connection with this Agreement or the Loan Documents or efforts to preserve, protect, collect, or enforce the Collateral or in connection with any proceeding under any Debtor Relief Laws, or (D) any workout or restructuring or, or negotiations in respect of any Obligations, and (b) with respect to the L/C Issuer, and its Affiliates, all reasonable out-of-pocket expenses incurred in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder; and (c) all reasonable out-of-pocket expenses incurred by the Credit Parties who are not the Agent, the Arranger, the L/C Issuer or any Affiliate of any of them, after the occurrence and during the continuance of an Event of Default, provided that such Credit Parties shall be entitled to reimbursement for no more than one counsel representing all such Credit Parties (absent a conflict of interest in which case the Credit Parties may engage and be reimbursed for additional counsel).

“Currency Due” as defined in Section 10.22.

“Customer Credit Liabilities” means at any time, the aggregate remaining value at such time of (a) outstanding gift certificates and gift cards of the Borrowers entitling the holder thereof to use all or a portion of the certificate or gift card to pay all or a portion of the purchase price for any Inventory, and (b) outstanding merchandise credits of the Borrowers.

“Customs Broker/Carrier Agreement” means an agreement in form and substance satisfactory to the Agent among a Loan Party, a customs broker, freight forwarder, consolidator, or carrier, and the Agent, in which the customs broker, freight forwarder, consolidator, or carrier acknowledges that it has control over and holds the documents evidencing ownership of the subject Inventory for the benefit of the Agent and agrees, upon notice from the Agent, to hold and dispose of the subject Inventory solely as directed by the Agent.

“DDA” means each checking, savings or other demand deposit account maintained by any of the Loan Parties. All funds in each DDA shall be conclusively presumed to be Collateral and proceeds of Collateral and the Agent and the Lenders shall have no duty to inquire as to the source of the amounts on deposit in any DDA.

“Debt Service Charges” means for any Measurement Period, the sum of (a) Consolidated Interest Charges paid or required to be paid for such Measurement Period, plus (b) scheduled principal payments made or required to be made on account of Indebtedness (excluding the Obligations and any Synthetic Lease Obligations but including, without limitation, Capital Lease Obligations) for such Measurement Period, in each case determined on a Consolidated basis in accordance with GAAP.

“Debtor Relief Laws” means (i) the Bankruptcy Code of the United States, (ii) the BIA, (iii) the Companies’ Creditors Arrangement Act (Canada) and (iv) the Winding-up and Restructuring Act (Canada), and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States, Canada or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means, with respect to any Obligation, a rate per annum equal to the rate of interest (including the Applicable Margin) in effect from time to time with respect thereto (if any), plus 2.00% per annum.

“Defaulting Lender” means, subject to Section 9.16, any Lender that, as determined by the Agent, (a) has failed to fund any portion of the Loans, participations in L/C Obligations or participations in Swing Line Loans required to be funded by it hereunder within one (1) Business Day of the date required to be funded by it hereunder, (b) has otherwise failed to pay over to the Agent or any other Lender any other amount required to be paid by it hereunder within one (1) Business Day of the date when due, (c) has notified any Loan Party, the Agent or other Lender that it does not intend to comply with its funding obligations or has made a public statement to that effect with respect to its funding obligations hereunder or under other agreements in which it commits to extend credit, or (d) has, or has a direct or indirect parent company that has, (i) become the subject of an insolvency proceeding, (ii) had a receiver, interim receiver, monitor, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or a custodian appointed for it, or (iii) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority.

“Determination Date” shall mean the date upon which each of the following has occurred:

(a) the Canadian Commitments, Tranche A Commitments and/or the Incremental Commitments have been terminated by the Required Lenders; and

(b) the Obligations and/or the Canadian Liabilities have been declared to be due and payable (or have become automatically due and payable) and have not been paid in accordance with the terms of this Agreement.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction and), whether in one transaction or in a series of transactions, by any Person of any property (including, without limitation, any Equity Interests held by such Person), or the granting of any option or other right to do any of the foregoing, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Disqualified Stock” means any Equity Interest that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder thereof), or upon the happening of any event, (a) matures or is mandatorily redeemable in cash, pursuant to a sinking fund obligation or otherwise, or (b) is redeemable in cash at the option of the holder thereof, in whole or in part, in each case, on or prior to the date that is 91 days after the Maturity Date. The amount of Disqualified Stock deemed to be outstanding at any time for purposes of this Agreement will be the maximum amount that the Lead Borrower and its Subsidiaries may become obligated to pay in cash upon the occurrence of any of the foregoing events at any such time, plus accrued and unpaid dividends.

“Documentation Agent” means U.S. Bank, National Association.

“Dollars” and “$” mean lawful money of the United States.

“Domestic Availability” means, as of any date of determination thereof, the result, if a positive number, of:

(a) the Loan Cap

minus

(b) the Domestic Total Outstandings on such date.

“Domestic Borrowers” means the Lead Borrower and the Other Domestic Borrowers.

“Domestic Borrowing” means a borrowing consisting of simultaneous Domestic Loans of the same Type and, in the case of LIBOR Rate Loans, having the same Interest Period made by each of the Domestic Lenders pursuant to Section 2.01(a).

“Domestic Borrowing Base” means the sum of the Tranche A Borrowing Base and Incremental Availability.

“Domestic Commitments” means, collectively, the Tranche A Commitments and the Incremental Commitments.

“Domestic Commitment Percentage” means the Applicable Percentages of the Domestic Lenders.

“Domestic Credit Extensions” shall mean the making of a Domestic Loan to the Domestic Borrowers or any Domestic L/C Credit Extensions.

“Domestic Credit Party” and “Domestic Credit Parties” means (a) individually, (i) each Lender and its Affiliates to whom any Obligations are owed, (ii) the Agent, (iii) each L/C Issuer, (iv) the Arranger, (v) each beneficiary of each indemnification obligation undertaken by any Loan Party under any Loan Document, (vi) any other Person to whom Obligations under this Agreement and other Loan Documents are owing, and (vii) the successors and assigns of each of the foregoing, and (b) collectively, all of the foregoing.

“Domestic Lenders” means the Tranche A Lenders and the Incremental Lenders.

“Domestic L/C Credit Extension” means, with respect to any Domestic Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

“Domestic Letter of Credit” means each Letter of Credit issued hereunder for the account of the Domestic Borrowers.

“Domestic Letter of Credit Sublimit” means an amount equal to $50,000,000. The Domestic Letter of Credit Sublimit is part of, and not in addition to, the Tranche A Commitments. A permanent reduction of the Tranche A Commitments shall not require a corresponding pro rata reduction in the Domestic Letter of Credit Sublimit; provided, however, that if the Tranche A Commitments are reduced to an amount less than the Domestic Letter of Credit Sublimit, then the Domestic Letter of Credit Sublimit shall be reduced to an amount equal to (or, at the Lead Borrower’s option, less than) the Tranche A Commitments.

“Domestic Loan” means a Tranche A Loan or an Incremental Loan.

“Domestic Loan Notice” means a notice of (a) a Domestic Borrowing, (b) a Conversion of Domestic Loans from one Type to the other, or (c) a continuation of LIBOR Rate Loans, pursuant to Section 2.02(b), which, if in writing, shall be substantially in the form of Exhibit A-1.

“Domestic Loan Parties” means, collectively, the Domestic Borrowers and each Subsidiary of the Lead Borrower that is or becomes a guarantor of the Obligations. “Domestic Loan Party” means any one of such Persons.

“Domestic Note” means a Tranche A Note or an Incremental Note.

“Domestic Obligations” means all Obligations other than Canadian Liabilities.

“Domestic Overadvance” means a Domestic Credit Extension to the extent that, immediately after its having been made, Domestic Availability is less than zero.

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of the United States of America, any State thereof or the District of Columbia (excluding, for the avoidance of doubt, any Subsidiary organized under the laws of Puerto Rico or any other territory).

“Domestic Total Commitments” means the sum of the Tranche A Commitments and the Incremental Commitments outstanding at any time. On the Effective Date, the Domestic Total Commitments are $317,500,000.

“Domestic Total Outstandings” as of any day, shall be equal to the sum of (a) the principal balance of all Domestic Loans then outstanding, and (b) the then amount of the Domestic L/C Credit Extensions.

“Effective Date” means the first date all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 10.01.

“Effective Date Guaranty” means the Guaranty executed by the Domestic Borrowers in favor of the Canadian Credit Parties as of the Effective Date.

“Eligible Assignee” means (a) a Credit Party or any of its Affiliates or branches; (b) a bank, insurance company, or company engaged in the business of making commercial loans, which Person, together with its Affiliates and branches, has a combined capital and surplus in excess of $250,000,000; (c) an Approved Fund; (d) any Person to whom a Credit Party assigns its rights and obligations under this Agreement as part of an assignment and transfer of such Credit Party’s rights in and to a material portion of such Credit Party’s portfolio of asset based credit facilities, and (e) any other Person (other than a natural person) approved by (i) the Agent, the L/C Issuer and the Swing Line Lender, and (ii) unless an Event of Default has occurred and is continuing, the Lead Borrower (each such approval not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include a Loan Party or any of the Loan Parties’ Affiliates or Subsidiaries or any Permitted Holder or any Defaulting Lender; and provided further that, unless an Event of Default has occurred and is continuing, only Canadian Qualified Lenders shall be Eligible Assignees with respect to any assignment of the Canadian Liabilities.

“Eligible Credit Card Receivables” means at the time of any determination thereof, each Credit Card Receivable that satisfies the following criteria at the time of creation and continues to meet the same at the time of such determination: such Credit Card Receivable (i) has been earned by performance and represents the bona fide amounts due to a Loan Party from a credit card payment processor and/or credit card issuer, and in each case originated in the ordinary course of business of such Loan Party, (ii) is not of a type described in any of clauses (a) through (j) below, and (iii) indicates no Person other than a Loan Party as payee or remittance party. In determining the amount of any Eligible Credit Card Receivable, the face amount of the applicable account shall be reduced by, without duplication, to the extent not reflected in such face amount, (x) the amount of all accrued and actual discounts, claims, credits or credits pending, promotional program allowances, price adjustments, finance charges or other allowances (including any amount that a Loan Party may be obligated to rebate to a customer, a credit card payment processor, or credit card issuer pursuant to the terms of any agreement or understanding (written or oral)) and (y) the aggregate amount of all cash received in respect of such account but not yet applied by the Loan Parties to reduce the amount of such Credit Card Receivable. Except as otherwise agreed by the Agent, any Credit Card Receivable included within any of the following categories shall not constitute an Eligible Credit Card Receivable:

(a) Credit Card Receivables which do not constitute an “account” (as defined in the UCC or, if applicable, the PPSA);

(b) Credit Card Receivables that have been outstanding for more than five (5) Business Days from the date of sale;

(c) Credit Card Receivables (i) that are not subject to a perfected first-priority (subject to Permitted Encumbrances having priority by operation of Law) Lien in favor of the Agent, or (ii) with respect to which a Loan Party does not have good, valid and marketable title thereto, free and clear of any Lien (other than Permitted Encumbrances);

(d) Credit Card Receivables which are disputed, are with recourse, or with respect to which a claim, counterclaim, offset or chargeback has been asserted (to the extent of such claim, counterclaim, offset or chargeback);

(e) Credit Card Receivables as to which the processor has the right under certain circumstances to require a Loan Party to repurchase the Accounts from such credit card processor;

(f) Credit Card Receivables due from an issuer or payment processor of the applicable credit card which is the subject of any bankruptcy or insolvency proceedings;

(g) Credit Card Receivables which are not a valid, legally enforceable obligation of the applicable issuer with respect thereto;

(h) Credit Card Receivables which do not conform to all representations, warranties or other provisions in the Loan Documents relating to Credit Card Receivables;

(i) Credit Card Receivables which are evidenced by “chattel paper” or an “instrument” of any kind unless such “chattel paper” or “instrument” is in the possession of the Agent, and to the extent necessary or appropriate, endorsed to the Agent; or

(j) Credit Card Receivables which the Agent determines in its reasonable discretion, acting in good faith, to be uncertain of collection or which do not meet such other reasonable eligibility criteria for Credit Card Receivables as the Agent may determine.

“Eligible In-Transit Inventory” means, as of any date of determination thereof, without duplication of other Eligible Inventory, In-Transit Inventory:

(a) which has been shipped from a foreign location for receipt by a Loan Party, but which has not yet been delivered to such Loan Party, which In-Transit Inventory has been in transit for forty-five (45) days or less from the date of shipment of such Inventory;

(b) for which the purchase order is in the name of a Loan Party and title and risk of loss has passed to such Loan Party;

(c) for which a document of title reasonably acceptable to the Agent has been issued, and in each case as to which the Agent has control (as defined in the UCC or the PPSA, as applicable) over, or been assigned or taken delivery of, the documents of title which evidence ownership of the subject Inventory (such as, if requested by the Agent, by the delivery of a Customs Broker/Carrier Agreement);

(d) which is insured to the reasonable satisfaction of the Agent (including, without limitation, if applicable, marine cargo insurance);

(e) for which payment of the purchase price has been made by a Loan Party or the purchase price is supported by a Commercial Letter of Credit; and

(f) which satisfies the conditions set forth in clause (iii) of the definition of Eligible Inventory;

provided that the Agent may, in its discretion, exclude any particular Inventory from the definition of “Eligible In-Transit Inventory” in the event the Agent reasonably determines, acting in good faith, that such Inventory is subject to any Person’s right of reclamation, repudiation, stoppage in transit or any event has occurred or is reasonably anticipated by the Agent to arise which may otherwise adversely impact the ability of the Agent to realize upon such Inventory.

“Eligible Inventory” means, as of the date of determination thereof, without duplication, (i) Eligible In-Transit Inventory, provided that Eligible In-Transit Inventory shall not constitute more than twenty percent (20%) of the Eligible Inventory at any time, (ii) Eligible Letters of Credit, and (iii) items of Inventory of a Loan Party that are finished goods, merchantable and readily saleable to the public in the ordinary course of a Loan Party’s business deemed by the Agent in its reasonable discretion, acting in good faith, to be eligible for inclusion in the calculation of the Tranche A Borrowing Base, Incremental Availability or the Canadian Borrowing Base, in each case, except as otherwise agreed by the Agent, which (A) complies with each of the representations and warranties respecting Inventory made by the Loan Parties in the Loan Documents, and (B) is not excluded as ineligible by virtue of one or more of the criteria set forth below. Except as otherwise agreed by the Agent, in its reasonable discretion, acting in good faith, the following items of Inventory shall not be included in Eligible Inventory:

(a) Inventory that is not solely owned by a Loan Party or a Loan Party does not have good and valid title thereto;

(b) Inventory that is leased by or is on consignment to a Loan Party or which is consigned by a Loan Party to a Person which is not a Loan Party;

(c) Inventory (other than Eligible In-Transit Inventory) that is not located in the United States of America (excluding territories or possessions of the United States) or Canada at a location that is owned or leased by a Loan Party, except (i) Inventory in transit between such owned or leased locations, or (ii) to the extent that the Loan Parties have furnished the Agent with (A) any UCC financing statements, PPSA financing statements or other documents that the Agent may determine to be necessary to perfect its Lien on such Inventory at such location, and (B) a Collateral Access Agreement executed by the Person owning any such location on terms reasonably acceptable to the Agent;

(d) Inventory that is located in a distribution center leased by a Loan Party unless the applicable lessor has delivered to the Agent a Collateral Access Agreement;

(e) Inventory that is comprised of goods which (i) are damaged, defective, “seconds,” or otherwise unmerchantable, (ii) are to be returned to the vendor, (iii) are obsolete or are custom items, work-in-process, raw materials, or that constitute samples, spare parts, promotional, marketing, labels, bags and other packaging and shipping materials or supplies used or consumed in a Loan Party’s business, (iv) are seasonal in nature and which have been packed away for sale in the subsequent season, (v) not in compliance with all standards imposed by any Governmental Authority having regulatory authority over such Inventory, its use or sale, or (vi) are bill and hold goods;

(f) Inventory that is not subject to a perfected first-priority (subject to Permitted Encumbrances having priority by operation of Law) Lien in favor of the Agent;

(g) Inventory that is not insured in compliance with the provisions of Section 5.10 hereof;

(h) Inventory that has been sold but not yet delivered;

(i) Inventory that is subject to any licensing, patent, royalty, trademark, trade name or copyright agreement with any third party from which any Loan Party or any of its Subsidiaries has received written notice of a dispute in respect of any such agreement and as a result of such dispute, such Inventory is not saleable in the Agent’s reasonable judgment; or

(j) Inventory acquired in a Permitted Acquisition or which is not of the type usually sold in the ordinary course of the Loan Parties’ business, unless and until the Agent has completed or received (A) an appraisal of such Inventory from appraisers satisfactory to the Agent and establishes Inventory Reserves (if applicable) therefor, and otherwise agrees that such Inventory shall be deemed Eligible Inventory, and (B) such other due diligence as the Agent may require, all of the results of the foregoing to be reasonably satisfactory to the Agent.

“Eligible Letter of Credit” means, as of any date of determination thereof, a Commercial Letter of Credit which supports the purchase of Inventory, (a) which Inventory does not constitute Eligible In-Transit Inventory and for which no documents of title have then been issued; (b) which Inventory otherwise would constitute Eligible Inventory when purchased, (c) which Commercial Letter of Credit has an expiry within sixty (60) days of the date of initial issuance of such Commercial Letter of Credit, (d) which Commercial Letter of Credit provides that it may be drawn only after the Inventory is completed and after a document of title reasonably acceptable to the Agent has been issued for such Inventory reflecting a Borrower or the Agent as consignee of such Inventory, and (e) which will constitute Eligible In-Transit Inventory upon satisfaction of the requirements of clause (d) hereof.

“Eligible Real Estate” means the Real Estate of the Lead Borrower located at 188 Henry Adams Street, San Francisco, California, and other Real Estate of the Loan Parties acceptable to the Agent in its reasonable discretion, acting in good faith, and which, except as otherwise agreed by the Agent, in its discretion, satisfies all of the following conditions:

(a) A Loan Party owns such Real Estate in fee simple absolute;

(b) The Agent shall have received evidence that all actions that the Agent may reasonably deem necessary or appropriate in order to create valid first and subsisting Liens (subject only to Permitted Encumbrances (other than Encumbrances securing Indebtedness) which have priority over the Lien of the Agent by operation of Law) on the property described in the Mortgages has been taken.

(c) The Agent shall have received an appraisal (based upon Appraised Value) of such Real Estate complying with the requirements of FIRREA by a third party appraiser reasonably acceptable to the Agent and otherwise in form and substance reasonably satisfactory to the Agent; and

(d) The Real Estate Eligibility Requirements have been satisfied.

“Environmental Compliance Reserve” means, with respect to Eligible Real Estate, any reserve which the Agent, from time to time in its reasonable discretion, acting in good faith, establishes for estimable amounts that are reasonably likely to be expended by any of the Loan Parties in order for such Loan Party and its operations and property (a) to comply with any notice from a Governmental Authority asserting non-compliance with Environmental Laws, or (b) to correct any such non-compliance with Environmental Laws or to provide for any Environmental Liability.

“Environmental Laws” means any and all federal, state, provincial, municipal, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“Environmental Liability” means any liability, obligation, damage, loss, claim, action, suit, judgment, order, fine, penalty, fee, expense, or cost, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of any Borrower, any other Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal or presence of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equipment” has the meaning set forth in the UCC or the PPSA, as applicable.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“Equivalent CD$ Amount” means, on any date, the rate at which Canadian Dollars may be exchanged into Dollars, determined by reference to the Bank of America-Canada Branch noon rate as published on the Reuters Screen BOFC on the immediately preceding Business Day. In the event that such rate does not appear on such Reuters page, “Equivalent CD$ Amount” shall mean, on any date, the amount of Dollars into which an amount of Canadian Dollars may be converted or the amount of Canadian Dollars into which an amount of Dollars may be converted, in either case, at, in the case of the Canadian Loan Parties, the Agent’s spot buying rate in Toronto as at approximately 12:00 noon (Toronto time) on such date and, in the case of a Domestic Borrower, the Agent’s spot buying rate in New York as at approximately 12:00 noon (New York City time) on the immediately preceding Business Day.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Lead Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by the Lead Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Lead Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any material liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate.

“Event of Default” has the meaning specified in Section 8.01.

“Excluded Taxes” means, with respect to the Agent, any Lender, the L/C Issuer or any other recipient of any payment to be made by or on account of any obligation of the Loan Parties hereunder, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable Lending Office is located, (b) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which any Loan Party is located, (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Lead Borrower under Section 10.13 and other than a Canadian Lender), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party hereto (or designates a new Lending Office) or is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with Section 3.01(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from the Loan Parties with respect to such withholding tax pursuant to Section 3.01(a), (d) in the case of a Canadian Lender (other than the original Canadian Lenders hereunder), any withholding tax that is imposed on amounts payable to such Canadian Lender at the time such Canadian Lender becomes a party to this Agreement (or designates a new Lending Office) or is attributable to such Canadian Lender’s failure or inability (other than as a result of a Change in Law) to comply with Section 3.01(e), except to the extent that such Canadian Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from the Canadian Borrower with respect to such withholding tax pursuant to Section 3.01(a), (e) any U.S. federal, state or local backup withholding tax, and (f) any U.S. federal withholding tax imposed under FATCA.

“Executive Order” has the meaning set forth in Section 10.18.

“Existing Credit Agreement” has the meaning given such term in the recitals hereto.

“Existing Letters of Credit” means all Letters of Credit (as defined in the Existing Credit Agreement) outstanding under the Existing Credit Agreement on the Effective Date.

“Facility Guaranty” means the Guaranty made by the Guarantors in favor of the Agent and the applicable Credit Parties, in form reasonably satisfactory to the Agent.

“FATCA” means current Section 1471 through 1474 of the Code or any amended version or successor provision that is substantively similar and, in each case, any regulations promulgated thereunder and any interpretation and other guidance issued in connection therewith.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Agent.

“Fee Letter” means the letter agreement, dated June 10, 2011, among the Lead Borrower, the Agent and the Arranger.

“FIRREA” means the Financial Institutions Reform, Recovery and Enforcement Act of 1989, as amended from time to time.

“First Amendment” means the First Amendment to this Agreement among the parties hereto.

“First Amendment Effective Date” means the date on which the conditions to effectiveness set forth in Section 5 of the First Amendment have been satisfied.

“Fiscal Month” means any fiscal month of any Fiscal Year, which month shall generally end on the last Saturday of each calendar month in accordance with the fiscal accounting calendar of the Loan Parties.

“Fiscal Quarter” means any fiscal quarter of any Fiscal Year, which quarters shall generally end on the last Saturday of each April, July, October and January of such Fiscal Year in accordance with the fiscal accounting calendar of the Loan Parties.

“Fiscal Year” means any period of twelve consecutive months ending on the last Saturday in January of any calendar year.

“Foreign Asset Control Regulations” has the meaning set forth in Section 10.18.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Lead Borrower is resident for tax purposes. For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to any L/C Issuer, such Defaulting Lender’s Applicable Percentage of the outstanding L/C Obligations in respect of such L/C Issuer other than such L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Revolving Lenders or Cash Collateralized in accordance with the terms hereof, and (b) with respect to the Swing Line Lender, such Defaulting Lender’s Applicable Percentage of Swing Line Loans other than Swing Line Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Revolving Lenders or Cash Collateralized in accordance with the terms hereof.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“GAAP” means, subject to Section 1.03(b), generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Governmental Authority” means the government of the United States, Canada or any other nation, or of any political subdivision thereof, whether state, provincial, municipal or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such

Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Guarantor” means (i) the Domestic Loan Parties under the Effective Date Guaranty and (ii) each Subsidiary of the Lead Borrower (other than any CFC which is not a Canadian Subsidiary) that is required to execute and deliver a Facility Guaranty pursuant to Section 6.11.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants regulated pursuant to any Environmental Law, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes.

“Honor Date” has the meaning specified in Section 2.03(c)(i).

“Increase Effective Date” shall have the meaning provided therefor in Section 2.15(d).

“Incremental Availability” means, at any time of calculation, an amount equal to the product of (i) 10% multiplied by (ii) the Appraised Value of Eligible Inventory of the Domestic Borrowers, net of Inventory Reserves, multiplied by (iii) the Cost of Eligible Inventory of the Domestic Borrowers.

“Incremental Commitments” means, as to each Incremental Lender, its obligation to make Incremental Loans to the Domestic Borrowers pursuant to Article II, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Incremental Lender’s name on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Incremental Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement. On the Effective Date, the aggregate Incremental Commitments equal $17,500,000.

“Incremental Lenders” means Lenders having Incremental Commitments from time to time or at any time.

“Incremental Loan” means an extension of credit by an Incremental Lender to a Domestic Borrower (to the extent based on Incremental Availability) under Article II.

“Incremental Loan Cap” means, at any time of determination, the lesser of (a) the Incremental Commitments, and (b) Incremental Availability.

“Incremental Note” means a promissory note made by the Domestic Borrowers in favor of an Incremental Lender evidencing Incremental Loans made by such Incremental Lender, substantially in the form of Exhibit C-2.

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b) the maximum amount of all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;

(c) net obligations of such Person under any Swap Contract;

(d) all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business and, in each case, not past due for more than 60 days);

(e) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f) all Attributable Indebtedness of such Person;

(g) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interest in such Person or any other Person (including, without limitation, Disqualified Stock), or any warrant, right or option to acquire such Equity Interest, in each case, prior to the Maturity Date, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; and

(h) all Guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Indemnitees” has the meaning specified in Section 10.04(b).

“Information” has the meaning specified in Section 10.07.

“Intellectual Property” means all present and future: trade secrets, know-how and other proprietary information; trademarks, trademark applications, internet domain names, service marks, trade dress, trade names, business names, designs, logos, slogans (and all translations, adaptations, derivations and combinations of the foregoing) indicia and other source and/or business identifiers, and all registrations or applications for registrations which have heretofore been or may hereafter be issued thereon throughout the world; copyrights and copyright applications; (including copyrights for computer programs) and all tangible and intangible property embodying the copyrights, unpatented inventions (whether or not patentable); patents and patent applications; industrial design applications and registered industrial designs; license agreements related to any of the foregoing and income therefrom; books, records, writings, computer tapes or disks, flow diagrams, specification sheets, computer software, source codes, object codes, executable code, data, databases and other physical manifestations, embodiments or incorporations of any of the foregoing; all other intellectual property; and all common law and other rights throughout the world in and to all of the foregoing.

“Interest Payment Date” means, (a) as to any LIBOR Rate Loan or BA Equivalent Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date or the Term Loan Maturity Date, as applicable; provided, however, that if any Interest Period for a LIBOR Rate Loan or BA Equivalent Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan (including a Swing Line Loan), Canadian Prime Rate Loan or U.S. Index Rate Loan, the first Business Day of each month and the Maturity Date or the Term Loan Maturity Date, as applicable.

“Interest Period” means, as to each LIBOR Rate Loan or BA Equivalent Loan, the period commencing on the date such LIBOR Rate Loan or BA Equivalent Loan is disbursed or Converted to or continued as a LIBOR Rate Loan or BA Equivalent Loan and ending on the date one, two, three or six months thereafter, as selected by the Lead Borrower or the Canadian Borrower, as applicable, in its Domestic Loan Notice or Canadian Loan Notice, as applicable; provided that:

(i) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(ii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period;

(iii) no Interest Period shall extend beyond the Maturity Date or the Term Loan Maturity Date, as applicable; and

(iv) notwithstanding the provisions of clause (iii), no Interest Period shall have a duration of less than one (1) month, and if any Interest Period applicable to a LIBOR Borrowing or a BA Equivalent Borrowing would be for a shorter period, such Interest Period shall not be available hereunder.

For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent Conversion or continuation of such Borrowing.

“Internal Control Event” means a material weakness in, or fraud that involves management or other employees who have a significant role in, the Lead Borrower’s and/or its Subsidiaries’ internal controls over financial reporting.

“In-Transit Inventory” means Inventory of a Loan Party which is in the possession of a common carrier and is in transit from a foreign vendor of a Loan Party from a location outside of the continental United States or Canada to a location of a Loan Party that is within the continental United States or Canada.

“Inventory” has the meaning given that term in the UCC or the PPSA, as applicable, and shall also include, without limitation, all: (a) goods which (i) are leased by a Person as lessor, (ii) are held by a Person for sale or lease or to be furnished under a contract of service, (iii) are furnished by a Person under a contract of service, or (iv) consist of raw materials, work in process, or materials used or consumed in a business; (b) goods of said description in transit; (c) goods of said description which are returned, repossessed or rejected; and (d) packaging, advertising, and shipping materials related to any of the foregoing.

“Inventory Reserves” means such reserves as may be established from time to time by the Agent in its reasonable discretion, acting in good faith, with respect to the determination of the saleability, at retail, of the Eligible Inventory, which reflect such other factors as affect the market value of the Eligible Inventory or which reflect claims and liabilities that the Agent reasonably determines, acting in good faith, will need to be satisfied in connection with the realization upon the Inventory. Without limiting the generality of the foregoing, Inventory Reserves may, in the Agent’s reasonable discretion, acting in good faith, include (but are not limited to) reserves based on:

(a) Obsolescence;

(b) Seasonality;

(c) Shrink;

(d) Imbalance;

(e) Change in Inventory character;

(f) Change in Inventory composition;

(g) Change in Inventory mix;

(h) Mark-downs (both permanent and point of sale);

(i) Retail mark-ons and mark-ups inconsistent with prior period practice and performance, industry standards, current business plans or advertising calendar and planned advertising events; and

(j) Out-of-date and/or expired Inventory.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or interest in, another Person, or (c) any Acquisition, or (d) any other investment of money or capital. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“Initial Public Offering” means a sale in a firm commitment underwritten public offering pursuant to a registration statement under the Securities Act of 1933, as amended (the “Act”) of shares of the common stock of the Lead Borrower or an Affiliate as a result of which offering and any subsequent registration of the common stock under Section 12 of the Exchange Act of 1934, as amended (the “Exchange Act”), the registrant in such offering is required to file periodic reports with the SEC under Section 12 or Section 15(d) of the Exchange Act.

“IRS” means the United States Internal Revenue Service.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance).

“Issuer Documents” means with respect to any Letter of Credit, the Letter Credit Application, and any other document, agreement and instrument entered into by any Borrower (or any Subsidiary) relating to any such Letter of Credit.

“Joinder Agreement” means an agreement, in form satisfactory to the Agent pursuant to which, among other things, a Person becomes a party to, and bound by the terms of, this Agreement and/or the other Loan Documents in the same capacity and to the same extent as either a Borrower or a Guarantor, as the Agent may determine.

“Judgment Currency” as defined in Section 10.22.

“Law” or “Laws” means each international, foreign, federal, state, provincial, municipal and local statute, treaty, rule, guideline, regulation, ordinance, code and administrative or judicial precedent or authority, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and each applicable administrative order, directed duty, request, license, authorization and permit of, and agreement with, any Governmental Authority, in each case whether or not having the force of law.

“L/C Advance” means, with respect to each L/C Lender, such L/C Lender’s funding of its participation in any L/C Borrowing in accordance with its Applicable Percentage.

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Canadian Borrowing or a Domestic Borrowing, as applicable.

“L/C Credit Extension” means the Domestic L/C Credit Extensions and the Canadian L/C Credit Extensions, as applicable.

“L/C Issuer” means, (a) with respect to Domestic Letters of Credit, Bank of America and, with respect to Canadian Letters of Credit, Bank of America-Canada Branch, or any successor issuer of Letters of Credit hereunder (which successor may only be a Revolving Lender selected by the Agent in its discretion), and (b) any other Revolving Lender reasonably acceptable to the Agent and the Lead Borrower. The L/C Issuer may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates or branches of the L/C Issuer, in which case the term “L/C Issuer” shall include any such Affiliate or branch with respect to Letters of Credit issued by such Affiliate or branch.

“L/C Lenders” means the Tranche A Lenders and the Canadian Lenders, as applicable.

“L/C Obligations” means, as at any date of determination, the aggregate undrawn amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings. For purposes of computing the amounts available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of any Rule under the ISP or any Article of UCP 600, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“Lead Borrower” means Restoration Hardware, Inc., a Delaware corporation.

“Lease” means any agreement, whether written or oral, no matter how styled or structured, pursuant to which a Loan Party is entitled to the use or occupancy of any real property for any period of time.

“Lender” means the Domestic Lenders, the Canadian Lenders and, as the context requires, includes the Swing Line Lender and the Term Lender.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Lead Borrower and the Agent.

“Letter of Credit” means each Banker’s Acceptance, each Standby Letter of Credit and each Commercial Letter of Credit issued hereunder, and shall include the Existing Letters of Credit.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the L/C Issuer.

“Letter of Credit Expiration Date” means the day that is seven days prior to the Maturity Date then in effect (or, if such day is not a Business Day, the next preceding Business Day).

“Letter of Credit Fee” has the meaning specified in Section 2.03(i).

“Letter of Credit Sublimit” means the Canadian Letter of Credit Sublimit and the Domestic Letter of Credit Sublimit, as applicable.

“LIBOR Borrowing” means a Borrowing comprised of LIBOR Rate Loans.

“LIBOR Rate” means for any Interest Period with respect to a LIBOR Rate Loan, the rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by the Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period. If such rate is not available at such time for any reason, then the “LIBOR Rate” for such Interest Period shall be the rate per annum determined by the Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the LIBOR Rate Loan being made, continued or Converted by Bank of America and with a term equivalent to such Interest Period would be offered by Bank of America’s London Branch to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period.

“LIBOR Rate Loan” means a Loan that bears interest at a rate based on the Adjusted LIBOR Rate.

“Lien” means (a) any mortgage, deed of trust, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory, constructive, deemed or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale, Capital Lease Obligation, Synthetic Lease Obligation, or other title retention agreement, any easement, servitude, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing) and (b) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Liquidation” means the exercise by the Agent of those rights and remedies accorded to the Agent under the Loan Documents and applicable Laws as a creditor of the Loan Parties with respect to the realization on the Collateral, including (after the occurrence and during the continuation of an Event of Default) the conduct by the Loan Parties acting with the consent of the Agent, of any public, private or “going-out-of-business”, “store closing” or other similar sale or any other disposition of the Collateral for the purpose of liquidating the Collateral. Derivations of the word “Liquidation” (such as “Liquidate”) are used with like meaning in this Agreement.

“Liquidation Percentage” means, for any Revolving Lender, a fraction, the numerator of which is the sum of such Revolving Lender’s Domestic Commitments and Canadian Commitment on the Determination Date and the denominator of which is all Domestic Commitments and Canadian Commitments of all Revolving Lenders on the Determination Date.

“Loan” means (i) an extension of credit by a Revolving Lender to a Borrower under Article II in the form of a Canadian Loan or a Domestic Loan (including a Swing Line Loan) or (ii) an extension of credit by the Term Lender to the Domestic Borrowers under Article II in the form of the Term Loan, as applicable.

“Loan Account” has the meaning assigned to such term in Section 2.11(a).

“Loan Cap” means, at any time of determination, the lesser of (a) the Domestic Commitments or (b) the Domestic Borrowing Base.

“Loan Documents” means this Agreement, each Note, each Issuer Document, the Fee Letter, all Borrowing Base Certificates, the Blocked Account Agreements, the Credit Card Notifications, the Security Documents, the Facility Guaranty, the Effective Date Guaranty, and any other instrument or agreement now or hereafter executed and delivered by any Loan Party in connection herewith, each as amended and in effect from time to time.

“Loan Parties” means, collectively, the Canadian Loan Parties and the Domestic Loan Parties.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, liabilities (actual or contingent) or condition (financial or otherwise) of any Loan Party or the Lead Borrower and its Subsidiaries taken as a whole; (b) a material impairment of the ability of any Loan Party to perform its obligations under any Loan Document to which it is a party; or (c) a material impairment of the rights and remedies of the Agent or the Lenders under any Loan Document or a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party. In determining whether any individual event would result in a Material Adverse Effect, notwithstanding that such event in and of itself does not have such effect, a Material Adverse Effect shall be deemed to have occurred if the cumulative effect of such event and all other then existing events would result in a Material Adverse Effect.

“Material Contract” means, with respect to any Person, each contract to which such Person is a party that such Person would be required to file with the SEC were such Person a publicly reporting company.

“Material Indebtedness” means Indebtedness (other than the Obligations) of the Loan Parties in an aggregate principal amount exceeding $3,000,000. For purposes of determining the amount of Material Indebtedness at any time, (a) the amount of the obligations in respect of any Swap Contract at such time shall be calculated at the Swap Termination Value thereof, (b) undrawn committed or available amounts shall be included, and (c) all amounts owing to all creditors under any combined or syndicated credit arrangement shall be included.

“Material Subsidiary” means any Subsidiary that (a) owns at least one percent (1.00%), or, together with all other Subsidiaries which are not Material Subsidiaries, five percent (5.00%) of the Consolidated assets of Lead Borrower, (b) generates at least one percent (1.00%), or, together with all other Subsidiaries which are not Material Subsidiaries, five percent (5.00%) of the Consolidated Net Income, (c) is the owner of Equity Interests of any Subsidiary described in either of the foregoing clauses (a) and (b), or (d) owns assets of the type included in the Domestic Borrowing Base, Canadian Borrowing Base or Term Loan Borrowing Base.

“Maturity Date” means August 3, 2016.

“Maximum Rate” has the meaning provided therefor in Section 10.09.

“Measurement Period” means, at any date of determination, the most recently completed twelve Fiscal Months of the Lead Borrower.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Mortgages” means each and every fee mortgage or deed of trust, security agreement and assignment by the Loan Party owning or holding the leasehold interest in the Real Estate encumbered thereby in favor of the Agent.

“Mortgage Policy” has the meaning specified in the definition of Real Estate Eligibility Requirements.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Lead Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Net Proceeds” means, with respect to any Disposition by any Loan Party, or a casualty or condemnation of property of any Loan Party, the excess, if any, of (i) the sum of cash and cash equivalents received in connection with such transaction (including any cash or cash equivalents received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) over (ii) the sum of (A) the principal amount of any Indebtedness that is secured by a Permitted Encumbrance, senior to the Agent’s Lien, on the applicable asset and which Indebtedness is required to be repaid (or to establish an escrow for the future repayment thereof) in connection with such Disposition (other than Indebtedness under the Loan Documents), (B) the reasonable and customary out-of-pocket expenses incurred by such Loan Party in connection with such transaction (including, without limitation, appraisals, and brokerage, legal, title and tax expenses and commissions) paid by any Loan Party to third parties (other than Affiliates)).

“Non-Consenting Lender” has the meaning provided therefor in Section 10.01.

“Non-Extension Notice Date” has the meaning specified in Section 2.03(b)(iii).

“Note” means (a) a Canadian Note, (b) a Tranche A Note, (c) an Incremental Note, and (d) the Swing Line Note, as each may be amended, supplemented or modified from time to time.

“NPL” means the National Priorities List under CERCLA.

“Obligations” means (a) all advances to, and debts (including principal, interest, fees, costs, and expenses), liabilities, obligations, covenants, indemnities, and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan or Letter of Credit (including payments in respect of reimbursement of disbursements, interest thereon and obligations to provide cash collateral therefor), whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest, fees, costs, expenses and indemnities that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest, fees costs, expenses and indemnities are allowed claims in such proceeding, and (b) any Other Liabilities. Without limiting the foregoing, the term “Obligations” includes all Canadian Liabilities.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity, and (d) in each case, all shareholder or other equity holder agreements, voting trusts and similar arrangements to which such Person is a party or which is applicable to its Equity Interests and all other arrangements relating to the Control or management of such Person.

“Other Canadian Liabilities” means any obligation of the Canadian Loan Parties on account of (a) any Cash Management Services furnished to any of the Canadian Loan Parties or any of their Subsidiaries and/or (b) any Bank Product furnished to any of the Canadian Loan Parties and/or any of their Subsidiaries.

“Other Domestic Borrowers” means each Domestic Subsidiary of the Lead Borrower that is not a Guarantor.

“Other Domestic Liabilities” means any obligation of the Domestic Loan Parties on account of (a) any Cash Management Services furnished to any of the Domestic Loan Parties or any of their Subsidiaries and/or (b) any Bank Product furnished to any of the Domestic Loan Parties and/or any of their Subsidiaries.

“Other Liabilities” means, collectively, Other Domestic Liabilities and Other Canadian Liabilities.

“Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document, excluding, however, any such amounts imposed as a result of an assignment by a Lender of its Loan or Commitment.

“Outstanding Amount” means (i) with respect to Loans and Swing Line Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Loans and Swing Line Loans, as the case may be, occurring on such date; and (ii) with respect to any L/C Obligations on any date, the amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements by the Borrowers of Unreimbursed Amounts.

“Participant” has the meaning specified in Section 10.06(d).

“Participation Register” has the meaning provided therefor in Section 10.06(d).

“Payment Conditions” means, with respect to any specified transaction or payment, that, (a) no Default or Event of Default exists on the date of such transaction or payment or would arise as a result of entering into such transaction or the making of such payment, (b) after giving effect to such transaction or payment, the Pro Forma Availability Condition has been satisfied, (c) the Consolidated Fixed Charge Coverage Ratio, calculated on a trailing twelve month basis after giving pro forma effect to any specified transaction or payment, is equal to or greater than 1.0:1.0, and (d) prior thereto, the Loan Parties shall have delivered to the U.S. Agent evidence of satisfaction of the conditions contained in the foregoing clauses (b) and (c) on a basis (including, without limitation, giving due consideration to results for prior periods) reasonably satisfactory to the U.S. Agent.

“PBGC” means the Pension Benefit Guaranty Corporation.

“PCAOB” means the Public Company Accounting Oversight Board.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by the Lead Borrower or any ERISA Affiliate or to which the Lead Borrower or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.

“Permitted Acquisition” means an Acquisition in which all of the following conditions are satisfied:

(a) such Acquisition shall have been approved by the Board of Directors of the Person (or similar governing body if such Person is not a corporation) which is the subject of such Acquisition and such Person shall not have announced that it will oppose such Acquisition or shall not have commenced any action which alleges that such Acquisition shall violate applicable Law;

(b) the Lead Borrower shall have furnished the Agent with fifteen (15) days’ prior written notice of such intended Acquisition and shall have furnished the Agent with a current draft of the Acquisition Documents (and final copies thereof as and when executed), a summary of any due diligence undertaken by the Loan Parties in connection with such Acquisition, appropriate financial statements of the Person which is the subject of such Acquisition, pro forma projected financial statements for the twelve (12) month period following such Acquisition after giving effect to such Acquisition (including balance sheets, cash flows and income statements by month for the acquired Person, individually, and on a Consolidated basis with all Loan Parties), and such other information as the Agent may have reasonably requested no later than fifteen (15) days prior to such Acquisition, all of which shall be in form reasonably satisfactory to the Agent;

(c) if proceeds of the Credit Extensions are being used to directly or indirectly finance all or any portion of such Acquisition and the Acquisition is an Acquisition of Equity Interests, the legal structure of the Acquisition shall be acceptable to the Agent in its reasonable discretion;

(d) all necessary legal and regulatory approvals with respect to such Acquisition shall have been obtained;

(e) after giving effect to the Acquisition, if the Acquisition is an Acquisition of Equity Interests, a Loan Party shall acquire and own, directly or indirectly, a majority of the Equity Interests in the Person being acquired and shall Control a majority of any voting interests or shall otherwise Control the governance of the Person being acquired;

(f) any assets acquired shall be utilized in, and if the Acquisition involves a merger, amalgamation, consolidation or acquisition of Equity Interests, the Person which is the subject of such Acquisition shall be engaged in, a business otherwise permitted to be engaged in by a Borrower pursuant to Section 7.09;

(g) if the Person which is the subject of such Acquisition will be maintained as a Subsidiary of a Loan Party, the requirements of Section 6.11 shall have been fulfilled with respect to such Subsidiary; and

(h) the Loan Parties shall have satisfied the Payment Conditions.

“Permitted Disposition” means any of the following:

(a) Dispositions of inventory in the ordinary course of business and Dispositions of cash to pay obligations of the Loan Parties in the ordinary course of business and not prohibited to be incurred hereunder;

(b) arm’s length bulk sales or other dispositions of the Inventory of a Loan Party not in the ordinary course of business in connection with Permitted Store Closings, at arm’s length;

(c) non-exclusive licenses of Intellectual Property of a Loan Party or any of its Subsidiaries in the ordinary course of business;

(d) licenses for the conduct of licensed departments within the Loan Parties’ Stores in the ordinary course of business; provided that, if requested by the Agent, the Agent shall have entered into an intercreditor agreement with the Person operating such licensed department on terms and conditions reasonably satisfactory to the Agent;

(e) Dispositions of Equipment in the ordinary course of business that is substantially worn, damaged, obsolete or, in the judgment of a Loan Party, no longer useful or necessary in its business or that of any Subsidiary and, in the case of any Equipment material to such Person’s business or operating, is replaced with similar property having at least equivalent value;

(f) Dispositions among the Loan Parties or by any Subsidiary to a Loan Party;

(g) Dispositions by any Subsidiary which is not a Loan Party to another Subsidiary that is not a Loan Party;

(h) sales of Real Estate of any Loan Party (or sales of any Equity Interests in any Person or Persons created to hold such Real Estate), including sale-leaseback transactions involving any such Real Estate pursuant to leases on market terms, as long as (A) such sale is made for fair market value, (B) with respect to any Eligible Real Estate, the Net Proceeds paid in cash are in an amount at least equal to the amount calculated pursuant to clause (c) of the definition of “Tranche A Borrowing Base” for such Eligible Real Estate, (C) in the case of any sale-leaseback transaction, the Agents shall have received from each such purchaser or transferee a Collateral Access Agreement and (D) no Default or Event of Default then exists or would arise therefrom; and

(i) transactions expressly permitted under Section 7.01, 7.02, 7.04, 7.06 or 7.07, in each case to the extent constituting a Disposition.

“Permitted Encumbrances” means:

(a) Liens imposed by law for Taxes that are not yet due or are being contested in compliance with Section 6.04;

(b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by applicable Laws, arising in the ordinary course of business and securing obligations that are not overdue by more than thirty (30) days or are being contested in compliance with Section 6.04;

(c) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations, other than any Lien imposed by ERISA or any applicable Laws relating to a Canadian Pension Plan;

(d) deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(e) Liens in respect of judgments that would not constitute an Event of Default under Section 8.01(h);

(f) easements, servitudes, covenants, conditions, restrictions, building code laws, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or materially interfere with the ordinary conduct of business of a Loan Party and such other minor title defects or survey matters that are disclosed by current surveys that, in each case, do not materially interfere with the current use of the real property;

(g) Liens existing on the Effective Date and listed on Schedule 7.01 and any Permitted Refinancings thereof;

(h) Liens on fixed or capital assets acquired by any Loan Party which are permitted under clause (c) of the definition of Permitted Indebtedness so long as (i) such Liens and the Indebtedness secured thereby are incurred prior to or within ninety (90) days after such acquisition, (ii) the Indebtedness secured thereby does not exceed the cost of acquisition of such fixed or capital assets and (iii) such Liens shall not extend to any property or assets of the Loan Parties other than such fixed or capital assets and the products and proceeds thereof and books and records related thereto;

(i) Liens in favor of the Agent or others securing the Obligations;

(j) landlords’ and lessors’ Liens in respect of rent not in default;

(k) possessory Liens in favor of brokers and dealers arising in connection with the acquisition or disposition of Investments owned as of the Effective Date and Permitted Investments, provided that such liens (a) attach only to such Investments and (b) secure only obligations incurred in the ordinary course and arising in connection with the acquisition or disposition of such Investments and not any obligation in connection with margin financing;

(l) (i) Liens arising solely by virtue of any statutory or common law provisions relating to banker’s liens, liens in favor of securities intermediaries, rights of setoff or similar rights and remedies as to deposit accounts or securities accounts or other funds maintained with depository institutions or securities intermediaries and (ii) consensual Liens in favor of the applicable financial institution or broker on such accounts, and all funds or investment property credited thereto, solely to the extent arising pursuant to such financial institution’s or broker’s standard terms and conditions of account and securing only obligations with respect to such accounts owing to such financial institution or broker under such standard terms and conditions;

(m) Liens arising from precautionary UCC or PPSA filings regarding “true” operating leases or the consignment of goods to a Loan Party;

(n) voluntary Liens on property (other than property of the type included in the Canadian Borrowing Base, the Term Loan Borrowing Base or the Domestic Borrowing Base) in existence at the time such property is acquired or on such property of a Subsidiary of a Loan Party in existence at the time such Subsidiary is acquired; provided, that such Liens are not incurred in connection with or in anticipation of such acquisition and do not attach to any other assets of any Loan Party or any Subsidiary;

(o) Liens in favor of customs and revenues authorities imposed by applicable Laws arising in the ordinary course of business in connection with the importation of goods and securing obligations (i) that are not overdue by more than thirty (30) days, or (ii) that are being contested in compliance with Section 6.04;

(p) Liens referred to in Schedule B of the Mortgage Policies insuring the Mortgages; and

(q) Liens in favor of any holder of Indebtedness permitted pursuant to clause (j) of the definition of Permitted Indebtedness; provided that the Person holding such Liens shall have entered into an intercreditor and subordination agreement reasonably acceptable to the Agent.

“Permitted Holder” means a Person or group consisting of one or more of (a) Catterton Partners Management Company, (b) Tower Three Partners LLC and (c) any of the respective Affiliates of either Catterton Partners Management Company or Tower Three Partners LLC.

“Permitted Indebtedness” means each of the following:

(a) Indebtedness outstanding on the Effective Date and listed on Schedule 7.03 and any Permitted Refinancing thereof;

(b) Indebtedness consisting of Permitted Investments described in clause (g) of the definition thereof;

(c) purchase money Indebtedness of any Loan Party to finance the acquisition of any real or personal property consisting solely of fixed or capital assets, including Capital Lease Obligations, and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to or within ninety (90) days after the acquisition thereof, and Permitted Refinancings thereof, provided, however, that the aggregate principal amount of Indebtedness permitted by this clause (c) shall not exceed $50,000,000 at any time outstanding (excluding any current and future Capital Lease Obligations in respect of real estate leases), and further provided that, if requested by the Agent, the Loan Parties shall use commercially reasonable efforts to cause the holders of such Indebtedness to enter into a use and access agreement on terms reasonably satisfactory to the Agent;

(d) Indebtedness incurred for the construction or acquisition or improvement of, or to finance or to refinance, any Real Estate owned by any Loan Party (including therein any Indebtedness incurred in connection with sale-leaseback transactions permitted hereunder and any Synthetic Lease Obligations), provided that, (A) with respect to any Eligible Real Estate, the Net Proceeds (with respect to any sale-leaseback transaction) or the net proceeds of any other Indebtedness, as applicable, paid in cash are in an amount at least equal to the amount calculated pursuant to clause (c) of the definition of “Tranche A Borrowing Base”, and (B) the Loan Parties shall use commercially reasonable efforts to cause the holders of such Indebtedness and the lessors under any sale-leaseback transaction to enter into a Collateral Access Agreement on terms reasonably satisfactory to the Agent;

(e) contingent liabilities under surety bonds or similar instruments incurred in the ordinary course of business in connection with the construction or improvement of Stores;

(f) obligations (contingent or otherwise) of any Loan Party or any Subsidiary thereof existing or arising under any Swap Contract, provided that such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with fluctuations in interest rates or foreign exchange rates, and not for purposes of speculation or taking a “market view;”

(g) Indebtedness in connection with any Permitted Acquisition (i) with respect to the deferred purchase price therefor; provided that such Indebtedness does not require the payment in cash of principal (other than in respect of working capital adjustments) prior to the Maturity Date, has a final maturity which extends beyond the Maturity Date, and is subordinated to the Obligations on terms reasonably acceptable to the Agent or (ii) consisting of any earn out or other payment of contingent consideration tied to the post-closing performance of the acquired Person, business, asset or property, to the extent that the payment of the full amount of such earn out or other consideration was permissible at the date of the closing of such Permitted Acquisition;

(h) Indebtedness of any Person that becomes a Subsidiary of a Loan Party in a Permitted Acquisition, which Indebtedness is existing at the time such Person becomes a Subsidiary of a Loan Party (other than Indebtedness incurred solely in contemplation of such Person’s becoming a Subsidiary of a Loan Party);

(i) the Obligations;

(j) Indebtedness not otherwise specifically described herein in an aggregate principal amount not to exceed $100,000,000 at any time outstanding; provided that the weighted average life to maturity of such Indebtedness shall be at least six months following the Maturity Date and the documentation governing such Indebtedness shall otherwise be in form and substance reasonably satisfactory to the Agent; and provided further that if such Indebtedness is secured by a Lien, such Lien constitutes a Permitted Encumbrance permitted pursuant to clause (q) of the definition thereof; and

(k) Other unsecured Indebtedness not otherwise specifically described herein; provided that the weighted average life to maturity of such Indebtedness shall be at least six months following the Maturity Date.

“Permitted Investments” means each of the following:

(a) readily marketable obligations issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof having maturities of not more than 360 days from the date of acquisition thereof; provided that the full faith and credit of the United States of America is pledged in support thereof;

(b) commercial paper issued by any Person organized under the laws of any state of the United States of America and rated at least “Prime-1” (or the then equivalent grade) by Moody’s or at least “A-1” (or the then equivalent grade) by S&P, in each case with maturities of not more than 180 days from the date of acquisition thereof;

(c) time deposits with, or insured certificates of deposit or bankers’ acceptances of, any commercial bank that (i) (A) is a Lender or (B) is organized under the laws of the United States of America, any state thereof or the District of Columbia or is the principal banking subsidiary of a bank holding company organized under the laws of the United States of America, any state thereof or the District of Columbia, and is a member of the Federal Reserve System, (ii) issues (or the parent of which issues) commercial paper rated as described in clause (c) of this definition and (iii) has combined capital and surplus of at least $1,000,000,000, in each case with maturities of not more than 180 days from the date of acquisition thereof;

(d) Fully collateralized repurchase agreements with a term of not more than thirty (30) days for securities described in clause (a) above (without regard to the limitation on maturity contained in such clause) and entered into with a financial institution satisfying the criteria described in clause (c) above or with any primary dealer and having a market value at the time that such repurchase agreement is entered into of not less than 100% of the repurchase obligation of such counterparty entity with whom such repurchase agreement has been entered into;

(e) Investments, classified in accordance with GAAP as current assets of the Loan Parties, in any money market fund, mutual fund, or other investment companies that are registered under the Investment Company Act of 1940, as amended, which are administered by financial institutions that have the highest rating obtainable from either Moody’s or S&P, and which invest solely in one or more of the types of securities described in clauses (a) through (d) above;

(f) Investments existing on the Effective Date, and set forth on Schedule 7.02, but not any increase in the amount thereof or any other modification of the terms thereof;

(g) (i) Investments by any Loan Party and its Subsidiaries in their respective Subsidiaries outstanding on the Effective Date, (ii) additional Investments by any Loan Party and its Subsidiaries in Loan Parties, (iii) Investments by non-Loan Party Subsidiaries in other non-Loan Party Subsidiaries, (iv) up to $7,000,000 (at any time outstanding) of Investments after the Effective Date in Subsidiaries incorporated or formed under the laws of France, the United Kingdom or any political subdivision thereof, and (v) Investments after the Effective Date by any Loan Party in non-Loan Party Subsidiaries in an amount not to exceed $5,000,000 (at any time outstanding), or any greater amount if the Payment Conditions are satisfied;

(h) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;

(i) Guarantees constituting Permitted Indebtedness;

(j) so long as no Default or Event of Default has occurred and is continuing or would result from such Investment, Investments by any Loan Party in Swap Contracts permitted hereunder;

(k) Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business;

(l) advances to officers, directors and employees of the Loan Parties and Subsidiaries in the ordinary course of business in an amount not to exceed $500,000 to any individual at any time or in an aggregate amount not to exceed $2,500,000 at any time outstanding, for travel, entertainment, relocation and analogous ordinary business purposes;

(m) Investments constituting Permitted Acquisitions; and

(n) Other Investments not otherwise specifically described herein and not exceeding $5,000,000 in the aggregate at any time outstanding;

provided, however, that notwithstanding the foregoing, (i) after the occurrence and during the continuance of a Cash Dominion Event, no additional Investments specified in clauses (a) through (e) and clause (p) or any reinvestment or rollover of any Investments specified in clauses (a) through (e) and clause (p) and outstanding prior to the occurrence and continuation of a Cash Dominion Event shall be permitted unless otherwise permitted pursuant to Section 2.05(h) or (i) hereof, as applicable, and (ii) such Investments shall be pledged to the Agent as additional collateral for the Obligations pursuant to such agreements as may be reasonably requested by the Agent.

“Permitted Overadvance” means an Overadvance made by the Agent, in its discretion, which:

(a) Is made to maintain, protect or preserve the Collateral and/or the Credit Parties’ rights under the Loan Documents or which is otherwise for the benefit of the Credit Parties; or

(b) Is made to enhance the likelihood of, or to maximize the amount of, repayment of any Obligation;

(c) Is made to pay any other amount chargeable to any Loan Party hereunder; and

(d) Together with all other Permitted Overadvances then outstanding, shall not (i) exceed ten percent (10%) of the combined Canadian Borrowing Base and Domestic Borrowing Base at any time or (ii) unless a Liquidation is occurring, remain outstanding for more than forty-five (45) consecutive Business Days, unless in each case, the Required Lenders otherwise agree;

provided however, that the foregoing shall not (i) modify or abrogate any of the provisions of Section 2.03 regarding the Tranche A Lenders’ and the Canadian Lenders’ obligations with respect to Letters of Credit or Section 2.04 regarding the Tranche A Lenders’ obligations with respect to Swing Line Loans, or (ii) result in any claim or liability against the Agent (regardless of the amount of any Overadvance) for Unintentional Overadvances, and such Unintentional Overadvances shall not reduce the amount of Permitted Overadvances allowed hereunder, and further provided that in no event shall the Agent make an Overadvance, if after giving effect thereto, the principal amount of the Credit Extensions would exceed the Aggregate Commitments (excluding the outstanding amount of the Term Loan) (as in effect prior to any termination of the Commitments pursuant to Section 2.06 hereof).

“Permitted Refinancing” means, with respect to any Person, any Indebtedness issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund (collectively, to “Refinance”), the Indebtedness being Refinanced (or previous refinancings thereof constituting a Permitted Refinancing); provided, that (a) the principal amount (or accreted value, if applicable) of such Permitted Refinancing does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so Refinanced (plus unpaid accrued interest and premiums thereon and underwriting discounts, defeasance costs, fees, commissions and expenses), (b) the weighted average life to maturity of such Permitted Refinancing is greater than or equal to the weighted average life to maturity of the Indebtedness being Refinanced (c) such Permitted Refinancing shall not require any scheduled principal payments due prior to the Maturity Date in excess of the scheduled principal payments due prior to such Maturity Date for the Indebtedness being Refinanced, (d) if the Indebtedness being Refinanced is subordinated in right of payment to the Obligations under this Agreement, such Permitted Refinancing shall be subordinated in right of payment to such Obligations on terms at least as favorable to the Credit Parties as those contained in the documentation governing the Indebtedness being Refinanced (e) no Permitted Refinancing shall have direct or indirect Loan Party or Subsidiary obligors who were not also obligors of the Indebtedness being Refinanced, or greater guarantees or security from Loan Parties or Subsidiaries, than the Indebtedness being Refinanced, and (f) such Permitted Refinancing shall be otherwise on terms, taken as a whole, not materially less favorable to the Loan Parties than those contained in the documentation governing the Indebtedness being Refinanced.

“Permitted Store Closings” means (a) Store closures and related Inventory dispositions which do not exceed in any Fiscal Year of the Lead Borrower and its Subsidiaries, ten (10%) percent of the number of the Loan Parties’ Stores as of the beginning of such Fiscal Year (net of new Store openings), provided that, subject to clause (b) below, the Loan Parties may close any Stores the leases of which have expired in accordance with their terms and which have not been renewed or extended; and (b) the related Inventory is either (i) moved to a distribution center or another retail location of the Loan Parties for future sale in the ordinary course of business, or (ii) disposed of on-site by the applicable Loan Party, provided that all sales of Inventory in connection with Store closings (in a single transaction or series of related transactions) that exceed ten (10%) percent of the number of the Loan Parties’ Stores as of the beginning of such Fiscal Year (net of new Store openings) shall be disposed of in accordance with liquidation agreements and with professional liquidators reasonably acceptable to the Agent, and provided further that all Net Proceeds received in connection with such Permitted Store Closings and related Dispositions of Inventory shall be applied to the Obligations in accordance with Section 2.05 hereto.

“Person” means any natural person, corporation, limited or unlimited liability company, trust, joint venture, association, company, partnership, limited partnership, Governmental Authority or other entity.

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by the Lead Borrower or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.

“Platform” has the meaning specified in Section 6.02.

“PPSA” means the Personal Property Security Act (Ontario) and the regulations thereunder, as from time to time in effect; provided, however, if attachment, perfection or priority of the Agent’s security interest in or the Agent’s Lien on any Collateral are governed by the personal property security laws of any jurisdiction other than Ontario (including Quebec), PPSA shall mean those personal property security laws in such other jurisdiction, including the Civil Code of Quebec, for the purposes of the provisions hereof relating to such attachment, perfection or priority and for the definitions related to such provisions.

“Prepayment Event” means:

(a) Any Disposition (including pursuant to a sale and leaseback transaction) of any property or asset of a Loan Party (other than any Permitted Disposition described in clauses (a) or (f) of the definition thereof); or

(b) Any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of (and payments in lieu thereof), any property or asset of a Loan Party, unless (i) the proceeds therefrom are required to be paid to the holder of a Lien on such property or asset having priority over the Lien of the Agent or (ii) prior to the occurrence of a Cash Dominion Event, the proceeds therefrom are deposited into a segregated account and utilized for purposes of replacing or repairing the assets in respect of which such proceeds, awards or payments were received within 180 days of the occurrence of the damage to or loss of the assets being repaired or replaced.

“Pro Forma Availability Condition” shall mean, for any date of calculation (a) with respect to any transaction or payment subject to the Payment Conditions, the Pro Forma Excess Availability following, and after giving effect to, such transaction or payment, will be greater than the greater of (i) $20,000,000 and (ii) fifteen percent (15%) of the Loan Cap, and (b) with respect to any Restricted Payment subject to the RP Conditions, the Pro Forma Excess Availability following, and after giving effect to, such transaction or payment, will be greater than the greater of (i) $22,500,000 and (ii) fifteen percent (15%) of the Loan Cap.

“Pro Forma Excess Availability” shall mean, for any date of calculation, after giving pro forma effect to the transaction or payment or Restricted Payment then to be consummated, Domestic Availability on the date of such transaction or payment and on a projected basis as of the end of each Fiscal Month during any subsequent projected twelve (12) Fiscal Months.

“Proceeds of Crime Act” means the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada), as amended from time to time, and including all regulations thereunder.

“Public Lender” has the meaning specified in Section 6.02.

“Real Estate” means all Leases and all land, together with the buildings, structures, parking areas, and other improvements thereon, now or hereafter owned by any Loan Party, including all easements, rights-of-way, and similar rights relating thereto and all leases, tenancies, and occupancies thereof.

“Real Estate Eligibility Requirements: means collectively, each of the following:

(a) The applicable Loan Party has executed and delivered to the Agent a Mortgage with respect to any Real Estate intended, by such Loan Party, to be included in Eligible Real Estate;

(b) Such Real Estate is used by a Loan Party for offices or as a Store or distribution center;

(c) As to any particular property, the Loan Party is in compliance in all material respects with the representations, warranties and covenants set forth in the Mortgage relating to such Real Estate;

(d) The Agent shall have received fully paid American Land Title Association Lender’s Extended Coverage title insurance policies or marked-up title insurance commitments having the effect of a policy of title insurance) (the “Mortgage Policies”) in form and substance, with the endorsements reasonably required by the Agent (to the extent available at commercially reasonable rates) and in amounts reasonably acceptable to the Agent, issued, coinsured and reinsured (to the extent required by the Agent) by title insurers reasonably acceptable to the Agent, insuring the Mortgages to be valid first and subsisting Liens on the property described therein, free and clear of all defects (including, but not limited to, mechanics’ and materialmen’s Liens) and encumbrances, excepting only Permitted Encumbrances having priority over the Lien of the Agent under Law;

(e) The Agent shall have received American Land Title Association/American Congress on Surveying and Mapping form surveys, for which all necessary fees (where applicable) have been paid, certified to the Agent and the issuer of the Mortgage Policies in a manner reasonably satisfactory to the Agent by a land surveyor duly registered and licensed in the states in which the property described in such surveys is located and reasonably acceptable to the Agent, showing all buildings and other improvements, the location of any easements, parking spaces, rights of way, building set-back lines and other dimensional regulations and the absence of encroachments, either by such improvements or on to such property, and other defects, other than encroachments and other defects reasonably acceptable to the Agent;

(f) (i) The Agent shall have received a Phase I Environmental Site Assessment in accordance with ASTM Standard E1527-05, in form and substance reasonably satisfactory to the Agent, from an environmental consulting firm reasonably acceptable to the Agent, which report shall identify recognized environmental conditions and shall to the extent possible quantify any related costs and liabilities, associated with such conditions and the Agent shall be satisfied with the nature and amount of any such matters, and (ii) if requested by the Agent after receipt of a Phase I Environmental Site Assessment, such further environmental assessments or reports to the extent such further assessments or reports are recommended in the Phase I Environmental Site Assessment;

(g) The applicable Loan Party shall have delivered to the Agent evidence of flood insurance naming the Agent as mortgagee as required by the National Flood Insurance Program as set forth in the Flood Disaster Protection Act of 1973, as amended and in effect, which shall be reasonably satisfactory in form and substance to the Agent; and

(h) The applicable Loan Party shall have delivered such other information and documents as may be reasonably requested by the Agent, including, without limitation, such as may be necessary to comply with FIRREA.

“Realty Reserves” means such reserves as the Agent from time to time determines in the Agent’s reasonable discretion, acting in good faith, as being appropriate to reflect the impediments to the Agent’s ability to realize upon any Eligible Real Estate or to reflect claims and liabilities that the Agent determines will need to be satisfied in connection with the realization upon any Eligible Real Estate. Without limiting the generality of the foregoing, Realty Reserves may include (but are not limited to) (i) Environmental Compliance Reserves, (ii) reserves for (A) municipal taxes and assessments, (B) repairs and (C) remediation of title defects, and (iii) reserves for Indebtedness secured by Liens on Eligible Real Estate having priority over the Lien of the Agent.

“Register” has the meaning specified in Section 10.06(c).

“Registered Public Accounting Firm” has the meaning specified by the Securities Laws and shall be independent of the Lead Borrower and its Subsidiaries as prescribed by the Securities Laws.

“Registered Trade Names” means the tradenames and brands of the Domestic Borrowers which have been or may hereafter be registered with the United States Patent and Trademark Office, including, without limitation, those set forth on Schedule 1.01 hereto.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.

“Reports” has the meaning provided in Section 9.12(b).

“Request for Credit Extension” means (a) with respect to a Borrowing, Conversion or continuation of Loans, a Domestic Loan Notice or a Canadian Loan Notice, as applicable, (b) with respect to an L/C Credit Extension, a Letter of Credit Application, and (c) with respect to a Swing Line Loan, a Swing Line Loan Notice.

“Required Lenders” means, as of any date of determination, Lenders holding more than 50% of the Aggregate Commitments or, if the commitment of each Lender to make Loans and the obligation of the L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 8.02, Lenders holding in the aggregate more than 50% of the Total Outstandings (with the aggregate amount of each Lender’s risk participation and funded participation in L/C Obligations and Swing Line Loans being deemed “held” by such Lender for purposes of this definition); provided that the Commitment of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Required Supermajority Lenders” means, as of any date of determination, Lenders holding more than 66.67% of the Aggregate Commitments or, if the commitment of each Lender to make Loans and the obligation of the L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 8.02, Lenders holding in the aggregate more than 66.67% of the Total Outstandings (with the aggregate amount of each Lender’s risk participation and funded participation in L/C Obligations and Swing Line Loans being deemed “held” by such Lender for purposes of this definition); provided that the Commitment of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Supermajority Lenders.

“Reserves” means all Inventory Reserves, Availability Reserves, Realty Reserves and Term Loan Reserves. The Agent or the Term Lender, as applicable, shall have the right, at any time and from time to time after the Effective Date in its discretion to establish, modify or eliminate Reserves.

“Responsible Officer” means any chief financial officer or the chief executive officer, chief operating officer, chief administrative officer, president, treasurer or assistant treasurer of a Loan Party or any of the other individuals designated in writing to the Agent by an existing Responsible Officer of a Loan Party as an authorized signatory of any certificate or other document to be delivered hereunder. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other Equity Interest of any Person, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such capital stock or other Equity Interest, or on account of any return of capital to such Person’s stockholders, partners or members (or the equivalent of any thereof), or any option, warrant or other right to acquire any such dividend or other distribution or payment. Without limiting the foregoing, “Restricted Payments” with respect to any Person shall also include all payments made by such Person with any proceeds of a dissolution or liquidation of such Person.

“Revolving Lender” means the Domestic Lenders and the Canadian Lenders and, as the context requires, includes the Swing Line Lender.

“Revolving Loan” means Loans other than the Term Loan.

“RP Conditions” means, at the time of determination with respect to any proposed Restricted Payment, that (a) no Default or Event of Default then exists or would arise as a result of the making of such Restricted Payment, (b) after giving effect to such Restricted Payment, the Pro Forma Availability Condition has been satisfied and the Consolidated Fixed Charge Coverage Ratio, calculated on a trailing twelve month basis after giving pro forma effect to such Restricted Payment, is equal to or greater than 1.1:1.0. Prior to undertaking any Restricted Payment which is subject to the Restricted Payment Conditions, the Loan Parties shall deliver to the Agent evidence of satisfaction of the conditions contained in clause (b) above on a basis (including, without limitation, giving due consideration to results for prior periods) reasonably satisfactory to the Agent.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. and any successor thereto.

“Sarbanes-Oxley” means the Sarbanes-Oxley Act of 2002.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions or any foreign Governmental Authority exercising similar functions.

“Secondary Offering” means a sale of common stock that occurs subsequent to an Initial Public Offering where such sale is registered under the Securities Act.

“Securities Laws” means the Securities Act of 1933, the Securities Exchange Act of 1934, Sarbanes-Oxley, and the applicable accounting and auditing principles, rules, standards and practices promulgated, approved or incorporated by the SEC or the PCAOB or any similar foreign applicable Laws.

“Security Agreement” means the Amended and Restated Security Agreement dated as of the Effective Date among the Domestic Loan Parties and the Agent.

“Security Documents” means the Security Agreement, the Blocked Account Agreements, the Mortgages, the Canadian Security Documents, the Credit Card Notifications, and each other security agreement or other instrument or document executed and delivered to the Agent pursuant to this Agreement or any other Loan Document granting a Lien to secure any of the Obligations.

“Settlement Date” has the meaning provided in Section 2.14(a).

“Shareholders’ Equity” means, as of any date of determination, consolidated shareholders’ equity of the Lead Borrower and its Subsidiaries as of that date determined in accordance with GAAP.

“Shrink” means Inventory which has been lost, misplaced, stolen, or is otherwise unaccounted for.

“Solvent” and “Solvency” means, with respect to any Person on a particular date, that on such date (a) at fair valuation, all of the properties and assets of such Person are greater than the sum of the debts, including contingent liabilities, of such Person, (b) the present fair saleable value of the properties and assets of such Person is not less than the amount that would be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person is able to realize upon its properties and assets and pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (d) such Person does not intend to, and does not believe that it will, incur debts beyond such Person’s ability to pay as such debts mature, and (e) such Person is not engaged in a business or a transaction, and is not about to engage in a business or transaction, for which such Person’s properties and assets would constitute unreasonably small capital after giving due consideration to the prevailing practices in the industry in which such Person is engaged. The amount of all guarantees at any time shall be computed as the amount that, in light of all the facts and circumstances existing at the time, can reasonably be expected to become an actual or matured liability.

“Spot Rate” means the exchange rate, as determined by the Agent, that is applicable to conversion of one currency into another currency, which is (a) the exchange rate reported by Bloomberg (or other commercially available source designated by the Agent) as of the end of the preceding business day in the financial market for the first currency; or (b) if such report is unavailable for any reason, the spot rate for the purchase of the first currency with the second currency as in effect during the preceding business day in the Agent’s principal foreign exchange trading office for the first currency.

“Standby Letter of Credit” means any Letter of Credit that is not a Commercial Letter of Credit and that (a) is used in lieu or in support of performance guaranties or performance, surety or similar bonds (excluding appeal bonds) arising in the ordinary course of business, (b) is used in lieu or in support of stay or appeal bonds, (c) supports the payment of insurance premiums for reasonably necessary casualty insurance carried by any of the Loan Parties, or (d) supports payment or performance for identified purchases or exchanges of products or services in the ordinary course of business.

“Stated Amount” means at any time the maximum amount for which a Letter of Credit may be honored.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the FRB to which the Agent is subject with respect to the Adjusted LIBOR Rate, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. LIBOR Rate Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Store” means any retail store (which may include any real property, fixtures, equipment, inventory and other property related thereto) operated, or to be operated, by any Loan Party.

“Subordinated Indebtedness” means Indebtedness which is expressly subordinated in right of payment to the prior payment in full of the Obligations and which is in form and on terms approved in writing by the Agent.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited or unlimited liability company or other business entity of which a majority of the Equity Interests having ordinary voting power for the election of directors or other governing body are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of a Loan Party.

“Substantial Liquidation” shall mean either (a) the Liquidation of substantially all of the Collateral, or (b) the sale or other disposition of substantially all of the Collateral by the Loan Parties.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate or branch of a Lender).

“Swing Line Borrowing” means a borrowing of a Swing Line Loan pursuant to Section 2.04.

“Swing Line Lender” means Bank of America in its capacity as provider of Swing Line Loans, or any successor swing line lender hereunder.

“Swing Line Loan” has the meaning specified in Section 2.04(a).

“Swing Line Loan Notice” means a notice of a Swing Line Borrowing pursuant to Section 2.04(b), which, if in writing, shall be substantially in the form of Exhibit B.

“Swing Line Note” means the promissory note of the Borrowers substantially in the form of Exhibit C-4, payable to the order of the Swing Line Lender, evidencing the Swing Line Loans made by the Swing Line Lender.

“Swing Line Sublimit” means an amount equal to the lesser of (a) $30,000,000 and (b) the Tranche A Commitments. The Swing Line Sublimit is part of, and not in addition to, the Tranche A Commitments.

“Syndication Agent” means Wells Fargo Capital Finance, LLC.

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property (including sale and leaseback transactions), in each case, creating obligations that do not appear on the balance sheet of such Person but which, upon the application of any Debtor Relief Laws to such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Lender” means, collectively, the Persons identified on Schedule 2.01 hereto as having a Term Loan Commitment, and each assignee that becomes a party to this Agreement with respect to the Term Loan as provided in Section 10.06.

“Term Loan” means the loans made by the Term Lender pursuant to Section 2.01(b).

“Term Loan Applicable Margin” means the percentages set forth in the pricing grid below:

Term Loan Applicable Margin for LIBOR Rate Loans	Term Loan Applicable Margin for Base Rate Loans
5.00%	4.00%

“Term Loan Borrowing Base” means, at any time of calculation, an amount equal to (a) the product of (i) thirty (30%) percent multiplied by (ii) the Appraised Value of the Registered Trade Names, minus (b) Term Loan Reserves established by the Term Lender from time to time.

“Term Loan Commitment” means with respect to the Term Lender, the commitment of the Term Lender hereunder set forth as its Term Loan Commitment opposite its name on Schedule 2.01 hereto. As of the First Amendment Effective Date, the aggregate amount of the Term Loan Commitments is $15,000,000.

“Term Loan Maturity Date” means July 6, 2015.

“Term Loan Reserves” means such reserves as may be established from time to time by the Term Lender in its reasonable discretion, acting in good faith, with respect to the Registered Trade Names, which reflect such factors as affect the value of the Registered Trade Names or which reflect claims and liabilities that the Term Lender reasonably determines, acting in good faith, will need to be satisfied in connection with the realization upon the Registered Trade Names.

“Termination Date” means the earliest to occur of (i) the Maturity Date, (ii) the date on which the maturity of the Obligations is accelerated (or deemed accelerated) and the Commitments are irrevocably terminated (or deemed terminated) in accordance with Article VIII, or (iii) the termination of the Commitments in accordance with the provisions of Section 2.06 hereof.

“Termination Event” means (a) the whole or partial withdrawal of the Canadian Borrower or any Canadian Subsidiary from a Canadian Pension Plan during a plan year; or (b) the filing of a notice to terminate in whole or in part of a Canadian Pension Plan; or (c) the institution of proceedings by any Governmental Authority to terminate in whole or in part or have a trustee appointed to administer a Canadian Pension Plan.

“Total Availability” means the sum of the Tranche A Borrowing Base, the Canadian Borrowing Base and Incremental Availability.

“Total Outstandings” means the aggregate Outstanding Amount of all Loans and all L/C Obligations.

“Total Revolving Outstandings” means the aggregate Canadian Total Outstandings and Domestic Total Outstandings.

“Trading with the Enemy Act” has the meaning set forth in Section 10.18.

“Tranche A Borrowing Base” means, at any time of calculation, an amount equal to:

(a) the face amount of Eligible Credit Card Receivables of the Domestic Borrowers, net of Receivables Reserves, multiplied by 90%;

plus

(b) the product of (i) 90% multiplied by (ii) the Appraised Value of Eligible Inventory of the Domestic Borrowers, net of Inventory Reserves, multiplied by (iii) the Cost of Eligible Inventory of the Domestic Borrowers;

plus

(c) the lesser of (i) $10,000,000 and (ii) 50% multiplied by the Appraised Value of Eligible Real Estate;

minus

(d) without duplication of any Receivables Reserves or Inventory Reserves, the amount of all Availability Reserves then applicable to the Domestic Loan Parties.

“Tranche A Commitments” means, as to each Tranche A Lender, its obligation to (a) make Tranche A Loans to the Domestic Borrowers pursuant to Article II and (b) purchase participations in Domestic L/C Obligations and in Swing Line Loans, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Tranche A Lender’s name on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Tranche A Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement. On the Effective Date, the aggregate Tranche A Commitments equal $300,000,000.

“Tranche A Lenders” means Lenders having Tranche A Commitments from time to time or at any time.

“Tranche A Loan” means an extension of credit by a Tranche A Lender to a Domestic Borrower (to the extent based on Tranche A Availability) under Article II.

“Tranche A Loan Cap” means, at any time of determination, the lesser of (a) the Tranche A Commitments, minus the then Canadian Total Outstandings, and (b) the Tranche A Borrowing Base.

“Tranche A Note” means a promissory note made by the Domestic Borrowers in favor of a Tranche A Lender evidencing Tranche A Loans made by such Tranche A Lender, substantially in the form of Exhibit C-1.

“Type” means, with respect to any Loan or Borrowing, whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBOR Rate, the BA Rate, the Base Rate, the Canadian Prime Rate or the U.S. Index Rate.

“UCC” or “Uniform Commercial Code” means the Uniform Commercial Code as in effect from time to time in the State of New York; provided, however, that if a term is defined in Article 9 of the Uniform Commercial Code differently than in another Article thereof, the term shall have the meaning set forth in Article 9; provided further that, if by reason of mandatory provisions of law, perfection, or the effect of perfection or non-perfection, of a security interest in any Collateral or the availability of any remedy hereunder is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, “Uniform Commercial Code” means the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection or effect of perfection or non-perfection or availability of such remedy, as the case may be.

“UCP 600” means the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce and dated as of July 1, 2007 (or such later version thereof as may be in effect at the time of issuance).

“UFCA “ has the meaning specified in Section 10.22(d).

“UFTA” has the meaning specified in Section 10.22(d).

“Unfunded Pension Liability” means the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.

“Unintentional Overadvance” means an Overadvance which, to the Agent’s knowledge, did not constitute an Overadvance when made but which has become an Overadvance resulting from changed circumstances beyond the control of the Credit Parties, including, without limitation, a reduction in the Appraised Value of property or assets included in the Canadian Borrowing Base or the Domestic Borrowing Base or misrepresentation by the Loan Parties.

“United States” and “U.S.” mean the United States of America.

“Unreimbursed Amount” has the meaning specified in Section 2.03(c)(i).

“U.S. Concentration Account” has the meaning provided in Section 6.12(b).

“U.S. Index Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the fluctuating rate of interest per annum equal to the rate of interest in effect for such day as publicly announced from time to time by Bank of America-Canada Branch as its “base rate”, being its reference rate of interest for loans made in Dollars; (b) the Federal Funds Rate for such day, plus 0.50%; and (c) the LIBOR Rate for a 30 day interest period as determined on such day, plus 1.0%.

“U.S. Index Rate Loan” means a Canadian Loan made in Dollars that bears interest based on the U.S. Index Rate.

1.02 Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and

Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

(d) Any reference herein or in any other Loan Document to the satisfaction, repayment, or payment in full of the Obligations shall mean the repayment in Dollars or Canadian Dollars, as applicable, in full in cash or immediately available funds (or, in the case of contingent reimbursement obligations with respect to Letters of Credit and Bank Products (other than Swap Contracts), providing Cash Collateralization) of all of the Obligations (including the payment of any termination amount then applicable (or which would or could become applicable as a result of the repayment of the other Obligations) under Swap Contracts) other than (i) unasserted contingent indemnification Obligations, (ii) any Obligations relating to Bank Products (other than Swap Contracts) that, at such time, are allowed by the applicable Bank Product provider to remain outstanding without being required to be repaid or Cash Collateralized, and (iii) any Obligations relating to Swap Contracts that, at such time, are allowed by the applicable provider of such Swap Contracts to remain outstanding without being required to be repaid.

1.03 Accounting Terms

(a) Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein.

(b) Changes in GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Lead Borrower or the Required Lenders shall so request, the Agent, the Lenders and the Lead Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Lead Borrower shall provide to the Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

(c) Transition from GAAP Accounting to IFRS Standards. If the Loan Parties shall elect as of the end of any financial reporting period to prepare their financial statements in accordance with International Financial Reporting Standards, as published by the International Accounting Standards Board (“IFRS”), rather than GAAP, then, following delivery to the Agent of a completed Compliance Certificate attaching the information required to be delivered for such financial reporting period, the parties hereto shall use their best efforts to amend (in a manner mutually satisfactory to Lenders and Loan Parties) the thresholds or methods of calculation required by Section 7.16 (including any definitions or components applicable thereto) such that compliance therewith is neither more nor less burdensome (as determined by the Required Lenders in their sole discretion) to Loan Parties as a result of such conversion to IFRS and, thereafter, all references in the Loan Documents to GAAP shall be deemed references to IFRS.

1.04 Rounding. Any financial ratios required to be maintained by the Loan Parties pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.05 Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Pacific time (daylight or standard, as applicable).

1.06 Letter of Credit Amounts. Unless otherwise specified, all references herein to the amount of a Letter of Credit at any time shall be deemed to be the Stated Amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms of any Issuer Documents related thereto, provides for one or more automatic increases in the Stated Amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum Stated Amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum Stated Amount is in effect at such time.

ARTICLE II

THE COMMITMENTS AND CREDIT EXTENSIONS

2.01 Domestic Loans and Canadian Loans; Term Loan.

(a) Subject to the terms and conditions set forth herein, each Revolving Lender severally agrees as follows:

(i) Each Tranche A Lender severally agrees to make Tranche A Loans to the Domestic Borrowers from time to time, on any Business Day during the Availability Period, in an aggregate amount not to exceed at any time outstanding the lesser of (x) the amount of such Lender’s Tranche A Commitment, or (y) such Lender’s Applicable Percentage of the Tranche A Borrowing Base;

(ii) Each Incremental Lender severally agrees to make Incremental Loans to the Domestic Borrowers from time to time, on any Business Day during the Availability Period, in an aggregate amount not to exceed at any time outstanding the lesser of (x) the amount of such Lender’s Incremental Commitment, or (y) such Lender’s Applicable Percentage of Incremental Availability;

(iii) Each Canadian Lender severally agrees to make Canadian Loans to the Canadian Borrower from time to time, on any Business Day during the Availability Period, in an aggregate amount not to exceed at any time outstanding the lesser of (x) the amount of such Lender’s Canadian Commitment, or (y) such Lender’s Applicable Percentage of the Canadian Borrowing Base;

provided that, with respect to the foregoing, (i) after giving effect to any Borrowing, the Total Revolving Outstandings shall not exceed the Loan Cap, (ii) after giving effect to any Borrowing, the aggregate Outstanding Amount of the Revolving Loans of any Revolving Lender, plus such Revolving Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations, plus such Revolving Lender’s Applicable Percentage of the Outstanding Amount of all Swing Line Loans shall not exceed such Lender’s Commitment, (iii) after giving effect to any Borrowing of Tranche A Loans, the aggregate Outstanding Amount of all Tranche A Loans plus all L/C Obligations relating to the Domestic Borrowers shall not exceed the Tranche A Loan Cap, (iv) after giving effect to any Borrowing of Incremental Loans, the aggregate Outstanding Amount of all Incremental Loans shall not exceed the Incremental Loan Cap, (v) after giving effect to any Canadian Borrowing, the aggregate Outstanding Amount of Canadian Total Outstandings shall not exceed Canadian Availability, (vi) after giving effect to any Tranche A Loan, the aggregate Outstanding Amount of the Tranche A Loans of any Tranche A Lender, plus such Tranche A Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations relating to the Domestic Borrowers, plus such Tranche A Lender’s Applicable Percentage of the Outstanding Amount of all Swing Line Loans, shall not exceed such Tranche A Lender’s Tranche A Commitment, (vii) after giving effect to any Incremental Loan, the aggregate Outstanding Amount of the Incremental Loans of any Incremental Lender shall not exceed such Incremental Lender’s Incremental Commitment, (viii) after giving effect to any Canadian Loan, the aggregate Outstanding Amount of the Canadian Loans of any Canadian Lender, plus such Canadian Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations with respect to the Canadian Borrower, shall not exceed such Canadian Lender’s Canadian Commitment, (ix) the Outstanding Amount of all L/C Obligations owed by the Domestic Borrowers shall not at any time exceed the Domestic Letter of Credit Sublimit, and (x) the Outstanding Amount of all L/C Obligations owed by the Canadian Borrower shall not at any time exceed the Canadian Letter of Credit Sublimit. Within the limits of each Revolving Lender’s Commitment, and subject to the other terms and conditions hereof, the Borrowers may borrow under this Section 2.01(a), prepay under Section 2.05, and reborrow under this Section 2.01(a). Revolving Loans may be Base Rate Loans, Canadian Prime Rate Loans, LIBOR Rate Loans, BA Equivalent Loans or U.S. Index Rate Loans, as further provided herein.

(b) Term Loan. Each Term Lender, severally and not jointly, agrees upon the terms and subject to the conditions set forth herein, on the First Amendment Effective Date, to make its pro rata portion of the Term Loan to the Domestic Borrowers in a single drawing based upon such Term Lender’s Term Loan Commitment. The aggregate outstanding principal amount of the Term Loan shall not at any time exceed the lesser of (i) $15,000,000 less any scheduled payments or mandatory prepayments made on account of the Term Loan, and (ii) the Term Loan Borrowing Base, as then in effect. The Term Loan Commitments shall terminate upon the making of the Term Loan on the First Amendment Effective Date. Any portion of the Term Loan that is repaid may not be reborrowed. The Term Loan by the Term Lender shall be made as either a Base Rate Loan or a LIBOR Rate Loan as the Lead Borrower may request subject to and in accordance with Section 2.02.

2.02 Borrowings, Conversions and Continuations of Loans.

(a) Domestic Loans (other than Swing Line Loans) and the outstanding portion of the Term Loan shall be either Base Rate Loans or LIBOR Rate Loans as the Lead Borrower may request subject to and in accordance with this Section 2.02. Canadian Loans shall be either Canadian Prime Rate Loans or BA Equivalent Loans (if made in Canadian Dollars) or LIBOR Rate Loans or U.S. Index Rate Loans (if made in Dollars) as the Canadian Borrower may request subject to and in accordance with this Section 2.02. All Swing Line Loans shall be only Base Rate Loans. Subject to the other provisions of this Section 2.02, Borrowings of more than one Type may be incurred at the same time.

(b) Each Borrowing, each Conversion of Loans from one Type to the other, and each continuation of LIBOR Rate Loans and BA Equivalent Loans shall be made upon the Lead Borrower’s or Canadian Borrower’s, as applicable, irrevocable notice to the Agent, which may be given by telephone. Each such notice must be received by the Agent not later than 11:00 a.m. (i) three Business Days prior to the requested date of any Borrowing of, Conversion to or continuation of LIBOR Rate Loans or BA Equivalent Loans or of any Conversion of LIBOR Rate Loans to Base Rate Loans or U.S. Index Rate Loans or of BA Equivalent Loans to Canadian Prime Rate Loans, as applicable, and (ii) one Business Day prior to the requested date of any Borrowing of Base Rate Loans, Canadian Prime Rate Loans or U.S. Index Rate Loans. Each telephonic notice by the Lead Borrower or the Canadian Borrower, as applicable, pursuant to this Section 2.02(b) must be confirmed promptly by delivery to the Agent of a written Domestic Loan Notice or Canadian Loan Notice, as applicable, appropriately completed and signed by a Responsible Officer of the Lead Borrower or the Canadian Borrower, as applicable. Each Borrowing of, Conversion to or continuation of LIBOR Rate Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof, and each Borrowing of, Conversion to or continuation of BA Equivalent Loans shall be in a principal amount of CD$5,000,000 or a whole multiple of CD$1,000,000 in excess thereof. Except as provided in Sections 2.03(c) and 2.04(c), each Borrowing of or Conversion to Base Rate Loans, Canadian Prime Rate Loans, or U.S. Index Rate Loans, as applicable, shall be in such minimum amounts as the Agent may require. Each Domestic Loan Notice (whether telephonic or written) shall specify (i) whether the Lead Borrower is requesting a Domestic Borrowing, a Conversion of Domestic Loans (or the outstanding portion of the Term Loan) from one Type to the other, or a continuation of LIBOR Rate Loans, (ii) whether the Lead Borrower is requesting a Borrowing of Tranche A Loans or Incremental Loans, (iii) the requested date of the Domestic Borrowing, Conversion or continuation, as the case may be (which shall be a Business Day), (iv) the principal amount of Domestic Loans to be borrowed, Converted or continued, (v) the Type of Domestic Loans to be borrowed or to which existing Domestic Loans or the outstanding portion of the Term Loan are to be Converted, and (vi) if applicable, the duration of the Interest Period with respect thereto. If the Lead Borrower fails to specify a Type of Domestic Loan in a Domestic Loan Notice or if the Lead Borrower fails to give a timely notice requesting a Conversion or continuation, then the applicable Domestic Loans or the outstanding portion of the Term Loan, as applicable, shall be made as, or Converted to, Base Rate Loans. Any such automatic Conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable LIBOR Rate Loans. If the Lead Borrower requests a Borrowing of, Conversion to, or continuation of LIBOR Rate Loans in any such Domestic Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month. Notwithstanding anything to the contrary herein, a Swing Line Loan may not be Converted to a LIBOR Rate Loan. Notwithstanding the foregoing or anything else to the contrary herein, the Lead Borrower shall not request, and the Tranche A Lenders shall be under no obligation to fund, any Tranche A Loans unless the Domestic Borrowers have borrowed the full amount of the Incremental Loan Cap. Each Canadian Loan Notice (whether telephonic or written) shall specify (i) whether the Canadian Borrower is requesting a Canadian Borrowing, a Conversion of Canadian Loans from one Type to the other, or a continuation of BA Equivalent Loans or LIBOR Rate Loans, (ii) the requested date of the Canadian Borrowing, Conversion or continuation, as the case may be (which shall be a Business Day),

(iii) the principal amount of Canadian Loans to be borrowed, Converted or continued, (iv) the Type of Canadian Loans to be borrowed or to which existing Canadian Loans are to be Converted, and (v) if applicable, the duration of the Interest Period with respect thereto. If the Canadian Borrower fails to specify a Type of Canadian Loan in a Canadian Loan Notice or if the Canadian Borrower fails to give a timely notice requesting a Conversion or continuation, then the applicable Canadian Loans shall be made as, or Converted to, Canadian Prime Rate Loans or U.S. Index Rate Loans, as applicable. Any such automatic Conversion to Canadian Prime Rate Loans or U.S. Index Rate Loans, as applicable, shall be effective as of the last day of the Interest Period then in effect with respect to the applicable BA Equivalent Loans or LIBOR Rate Loans, as applicable. If the Canadian Borrower requests a Borrowing of, Conversion to, or continuation of BA Equivalent Loans or LIBOR Rate Loans in any such Canadian Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.

(c) Following receipt of a Domestic Loan Notice, the Agent shall promptly notify each Domestic Lender of the amount of its Applicable Percentage of the applicable Domestic Loans, and if no timely notice of a Conversion or continuation is provided by the Lead Borrower, the Agent shall notify each Domestic Lender of the details of any automatic Conversion to Base Rate Loans described in Section 2.02(b). Following receipt of a Canadian Loan Notice, the Agent shall promptly notify each Canadian Lender of the amount of its Applicable Percentage of the applicable Canadian Loans, and if no timely notice of a Conversion or continuation is provided by the Canadian Borrower, the Agent shall notify each Canadian Lender of the details of any automatic Conversion to Canadian Prime Rate Loans or U.S. Index Rate Loans, as applicable, described in Section 2.02(b). In the case of a Borrowing, each Revolving Lender shall make the amount of its Revolving Loan available to the Agent in immediately available funds at the Agent’s Office, not later than 1:00 p.m. on the Business Day specified in the applicable Domestic Loan Notice or Canadian Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 4.02 (and, if such Borrowing is the initial Credit Extension, Section 4.01), the Agent shall use reasonable efforts to make all funds so received available to the applicable Borrowers in like funds by no later than 4:00 p.m. on the day of receipt by the Agent either by (i) crediting the account of the Lead Borrower or the Canadian Borrower, as applicable, on the books of Bank of America with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Agent by the Lead Borrower or the Canadian Borrower, as applicable; provided, however, that if, on the date the Domestic Loan Notice or Canadian Loan Notice, as applicable, with respect to such Borrowing is given by the Lead Borrower or the Canadian Borrower, as applicable, there are L/C Borrowings outstanding with respect to the Domestic Borrowers or the Canadian Borrower, as applicable, then the proceeds of such Borrowing, first, shall be applied to the payment in full of any such L/C Borrowings, and second, shall be made available to the applicable Borrowers as provided above.

(d) Notwithstanding anything to the contrary herein contained, all Revolving Loans to the Domestic Borrowers shall be Incremental Loans until the outstanding principal amount of such Incremental Loans equals the Incremental Loan Cap. If any Incremental Loan is prepaid in part pursuant to Section 2.05, any Revolving Loans to the Domestic Borrowers thereafter requested shall be Incremental Loans until the outstanding principal amount of Incremental Loans outstanding equals the Incremental Loan Cap.

(e) The Agent (as regards the Canadian Borrower, acting through the Bank of America-Canada Branch), without the request of the Lead Borrower or the Canadian Borrower, as applicable, may advance any interest, fee, service charge (including direct wire fees), expenses, or other payment to which any Credit Party is entitled from the Loan Parties pursuant hereto or any other Loan Document and may charge the same to the Loan Account notwithstanding that an Overadvance may result thereby. The Agent shall advise the Lead Borrower or the Canadian Borrower, as applicable, of any such advance or charge promptly after the making thereof. Such action on the part of the Agent shall not constitute a waiver of the Agent’s rights and the Borrowers’ obligations under Section 2.05(d). Any amount which is added to the principal balance of the Loan Account as provided in this Section 2.02(e) shall bear interest at the interest rate then and thereafter applicable to Base Rate Loans with respect to the Domestic Borrowers and Canadian Prime Rate Loans with respect to the Canadian Borrower.

(f) Except as otherwise provided herein, a LIBOR Rate Loan or a BA Equivalent Loan may be continued or Converted only on the last day of an Interest Period for such LIBOR Rate Loan or BA Equivalent Loan, as applicable. During the existence of a Default or an Event of Default, no Loans may be requested as, Converted to or continued as LIBOR Rate Loans or BA Equivalent Loans without the Consent of the Required Lenders.

(g) The Agent shall promptly notify the Lead Borrower or the Canadian Borrower, as applicable, and the applicable Lenders of the interest rate applicable to any Interest Period for LIBOR Rate Loans or BA Equivalent Loans, as applicable, upon determination of such interest rate. At any time that Base Rate Loans are outstanding, the Agent shall notify the Lead Borrower, the Domestic Lenders and the Term Lender of any change in Bank of America’s prime rate used in determining the Base Rate promptly following the public announcement of such change. At any time that Canadian Prime Rate Loans or U.S. Index Rate Loans are outstanding, the Agent shall notify the Canadian Borrower and the Canadian Lenders of any change in Bank of America-Canada Branch’s prime rate or base rate used in determining the Canadian Prime Rate or the U.S. Index Rate, as applicable, promptly following the public announcement of such change.

(h) After giving effect to all Borrowings, all Conversions of Loans from one Type to the other, and all continuations of Loans as the same Type, there shall not be more than eight (8) Interest Periods in effect with respect to LIBOR Rate Loans or two (2) Interest Periods in effect with respect to BA Equivalent Loans.

(i) The Agent, the Revolving Lenders, the Swing Line Lender and the L/C Issuer shall have no obligation to make any Revolving Loan or to provide any Letter of Credit if an Overadvance would result. The Agent may (as regards the Canadian Borrower, acting through the Bank of America-Canada Branch), in its discretion, make Permitted Overadvances without the consent of the Borrowers, the Revolving Lenders, the Swing Line Lender and the L/C Issuer and the Borrowers and each Revolving Lender and L/C Issuer shall be bound thereby. Any Permitted Overadvance that is a Domestic Loan may constitute a Swing Line Loan. A Permitted Overadvance is for the account of the Borrowers and shall constitute a Base Rate Loan or a Canadian Prime Rate Loan, as applicable, and an Obligation and shall be repaid by the Borrowers in accordance with the provisions of Section 2.05(d). The making of any such Permitted Overadvance on any one occasion shall not obligate the Agent or any Revolving Lender to make or permit any Permitted Overadvance on any other occasion or to permit such Permitted Overadvances to remain outstanding. The making by the Agent of a Permitted Overadvance shall not modify or abrogate any of the provisions of Section 2.03 regarding the Tranche A Lenders’ and the Canadian Lenders’ obligations to purchase participations with respect to Letter of Credits or of Section 2.04 regarding the Tranche A Lenders’ obligations to purchase participations with respect to Swing Line Loans. The Agent shall not have any liability for, and no Loan Party or Credit Party shall have the right to, or shall, bring any claim of any kind whatsoever against the Agent with respect to Unintentional Overadvances regardless of the amount of any such Overadvance(s).

2.03 Letters of Credit.

(a) The Letter of Credit Commitment.

(i) Subject to the terms and conditions set forth herein, (A) the L/C Issuer agrees, in reliance upon the agreements of the Tranche A Lenders and the Canadian Lenders set forth in this Section 2.03, (1) from time to time on any Business Day during the period from the Effective Date until the Letter of Credit Expiration Date, to issue Letters of Credit for the account of the Borrowers, and to amend or extend Letters of Credit previously issued by it, in accordance with Section 2.03(b) below, and (2) to honor drawings under the Letters of Credit; (B) the Tranche A Lenders severally agree to participate in Domestic Letters of Credit issued for the account of the Domestic Borrowers and any drawings thereunder; provided that after giving effect to any Domestic L/C Credit Extension with respect to any Domestic Letter of Credit, (w) the Total Revolving Outstandings shall not exceed the Loan Cap, (x) the aggregate Outstanding Amount of the Tranche A Loans plus the Outstanding Amount of all L/C Obligations owing by the Domestic Borrowers shall not exceed the Tranche A Loan Cap, (y) the aggregate Outstanding Amount of the Domestic Loans of any Tranche A Lender, plus such Tranche A Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations, plus such Tranche A Lender’s Applicable Percentage of the Outstanding Amount of all Swing Line Loans shall not exceed such Tranche A Lender’s Domestic Commitment, and (z) the Outstanding Amount of the L/C Obligations owed by the Domestic Borrowers shall not exceed the Domestic Letter of Credit Sublimit; and (C) the Canadian Lenders severally agree to participate in Canadian Letters of Credit issued for the account of the Canadian Borrower and any drawings thereunder; provided that after giving effect to any Canadian L/C Credit Extension with respect to any Canadian Letter of Credit, (w) the Total Revolving Outstandings shall not exceed the Loan Cap, (x) the aggregate Outstanding Amount of the Canadian Loans plus the Outstanding Amount of all L/C Obligations owing by the Canadian Borrower shall not exceed Canadian Availability, (y) the aggregate Outstanding Amount of the Canadian Loans of any Canadian Lender, plus such Canadian Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations, shall not exceed such Canadian Lender’s Canadian Commitment, and (z) the Outstanding Amount of the L/C Obligations owed by the Canadian Borrower shall not exceed the Canadian Letter of Credit Sublimit. Each request by the Lead Borrower or the Canadian Borrower, as applicable, for the issuance or amendment of a Domestic Letter of Credit or a Canadian Letter of Credit, as applicable, shall be deemed to be a representation by the Domestic Borrowers or the Canadian Borrower, as applicable, that the Domestic L/C Credit Extension or Canadian L/C Credit Extension, as applicable, so requested complies with the conditions set forth in the provisos to the two preceding sentences, as applicable. Within the foregoing limits, and subject to the terms and conditions hereof, the Borrowers’ ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrowers may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed. Any L/C Issuer (other than Bank of America or any of its Affiliates) shall notify the Agent in writing on each Business Day of all Letters of Credit issued on the prior Business Day by such L/C Issuer, provided that (A) until the Agent advises any such L/C Issuer that the provisions of Section 4.02 are not satisfied, or (B) the aggregate amount of the Letters of Credit issued in any such week exceeds such amount as shall be agreed by the Agent and the L/C Issuer, such L/C Issuer shall be required to so notify the Agent in writing only once each week of the Letters of Credit issued by such L/C Issuer during the immediately preceding week as well as the daily amounts outstanding for the prior week, such notice to be furnished on such day of the week as the Agent and such L/C Issuer may agree. All Existing Letters of Credit shall be deemed to have been issued pursuant hereto, and from and after the Effective Date shall be subject to and governed by the terms and conditions hereof.

(ii) The L/C Issuer shall not issue any Letter of Credit, if:

(A) subject to Section 2.03(b)(iii), the expiry date of such requested Standby Letter of Credit would occur more than twelve months after the date of issuance or last extension, unless the Required Lenders have approved such expiry date; or

(B) subject to Section 2.03(b)(iii), the expiry date of such requested Commercial Letter of Credit would occur more than 120 days after the date of issuance or last extension, unless the Required Lenders have approved such expiry date; or

(C) the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless either such Letter of Credit is Cash Collateralized on or prior to the date of issuance of such Letter of Credit (or such later date as to which the Agent may agree) or all the L/C Lenders have approved such expiry date.

(iii) The L/C Issuer shall not issue any Letter of Credit without the prior consent of the Agent, if:

(A) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the L/C Issuer from issuing such Letter of Credit, or any Law applicable to the L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the L/C Issuer shall prohibit, or request that the L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the L/C Issuer is not otherwise compensated hereunder) not in effect on the Effective Date, or shall impose upon the L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Effective Date and which the L/C Issuer in good faith deems material to it;

(B) the issuance of such Letter of Credit would violate one or more policies of the L/C Issuer applicable to letters of credit generally;

(C) such Letter of Credit is to be denominated in a currency other than Dollars or Canadian Dollars; provided that if the L/C Issuer, in its discretion, issues a Letter of Credit denominated in a currency other than Dollars or Canadian Dollars, all reimbursements by the applicable Borrowers of the honoring of any drawing under such Letter of Credit shall be paid in the currency in which such Letter of Credit was denominated;

(D) such Letter of Credit contains any provisions for automatic reinstatement of the Stated Amount after any drawing thereunder; or

(E) a default of any L/C Lender’s obligations to fund under Section 2.03(c) exists or any L/C Lender is at such time a Defaulting Lender hereunder, unless the L/C Issuer has entered into satisfactory arrangements with the Borrowers or such L/C Lender to eliminate the L/C Issuer’s risk with respect to such L/C Lender.

(iv) The L/C Issuer shall not amend any Letter of Credit if the L/C Issuer would not be permitted at such time to issue such Letter of Credit in its amended form under the terms hereof or if the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(v) The L/C Issuer shall act on behalf of the L/C Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and the L/C Issuer shall have all of the benefits and immunities (A) provided to the Agent in Article IX with respect to any acts taken or omissions suffered by the L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the terms “Agent”, as used in Article IX included the L/C Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to the L/C Issuer.

(b) Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letters of Credit.

(i) Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Lead Borrower or the Canadian Borrower, as applicable, delivered to the L/C Issuer (with a copy to the Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the Lead Borrower or the Canadian Borrower, as applicable. Such Letter of Credit Application must be received by the L/C Issuer and the Agent not later than 11:00 a.m. at least two Business Days (or such other date and time as the Agent and the L/C Issuer may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; and (G) such other matters as the L/C Issuer may require. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the L/C Issuer (A) the Letter of Credit to be amended; (B) the proposed date of amendment thereof (which shall be a Business Day); (C) the nature of the proposed amendment; and (D) such other matters as the L/C Issuer may require. Additionally, the Lead Borrower or the Canadian Borrower, as applicable, shall furnish to the L/C Issuer and the Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as the L/C Issuer or the Agent may require.

(ii) Promptly after receipt of any Letter of Credit Application, the L/C Issuer will confirm with the Agent (by telephone or in writing) that the Agent has received a copy of such Letter of Credit Application from the Lead Borrower or the Canadian Borrower, as applicable, and, if not, the L/C Issuer will provide the Agent with a copy thereof. Unless the L/C Issuer has received written notice from any L/C Lender, the Agent or any Loan Party, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Article IV shall not then be satisfied or unless the L/C Issuer would not be permitted, or would have no obligation, at such time to issue such Letter of Credit under the terms hereof (by reason of the provisions of clause (ii) or (iii) of Section 2.03(a) or otherwise), then, subject to the terms and conditions hereof, the L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the applicable Borrower or enter into the applicable amendment, as the case may be, in each case in accordance with the L/C Issuer’s usual and customary business practices. Immediately upon the issuance or amendment of each Domestic Letter of Credit, each Tranche A Lender shall be deemed to (without any further action), and hereby irrevocably and unconditionally agrees to, purchase from the L/C Issuer, without recourse or warranty, a risk participation in such Domestic Letter of Credit in an amount equal to the product of such Tranche A Lender’s Applicable Percentage times the Stated Amount of such Domestic Letter of Credit. Upon any change in the Tranche A Commitments under this Agreement, it is hereby agreed that with respect to all L/C Obligations owing by the Domestic Borrowers, there shall be an automatic adjustment to the participations hereby created to reflect the new Applicable Percentages of the assigning and assignee Tranche A Lenders. Immediately upon the issuance or amendment of each Canadian Letter of Credit, each Canadian Lender shall be deemed to (without any further action), and hereby irrevocably and unconditionally agrees to, purchase from the L/C Issuer, without recourse or warranty, a risk participation in such Canadian Letter of Credit in an amount equal to the product of such Canadian Lender’s Applicable Percentage times the Stated Amount of such Canadian Letter of Credit. Upon any change in the Canadian Commitments under this Agreement, it is hereby agreed that with respect to all L/C Obligations owing by the Canadian Borrower, there shall be an automatic adjustment to the participations hereby created to reflect the new Applicable Percentages of the assigning and assignee Canadian Lenders.

(iii) If the Lead Borrower or the Canadian Borrower, as applicable, so requests in any applicable Letter of Credit Application, the L/C Issuer may, in its sole and absolute discretion, agree to issue a Standby Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit the L/C Issuer to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Standby Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Standby Letter of Credit is issued. Unless otherwise directed by the L/C Issuer, the Lead Borrower or the Canadian Borrower, as applicable, shall not be required to make a specific request to the L/C Issuer for any such extension. Once an Auto-Extension Letter of Credit has been issued, the applicable L/C Lenders shall be deemed to have authorized (but may not require) the L/C Issuer to permit the extension of such Standby Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date; provided, however, that the L/C Issuer shall not permit any such extension if (A) the L/C Issuer has determined that it would not be permitted, or would have no obligation, at such time to issue such Standby Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of clause (ii) or (iii) of Section 2.03(a) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is five Business Days before the Non-Extension Notice Date (1) from the Agent that the Required Lenders have elected not to permit such extension or (2) from the Agent, any Lender or the Lead Borrower or the Canadian Borrower, as applicable that one or more of the applicable conditions specified in Section 4.02 is not then satisfied, and in each such case directing the L/C Issuer not to permit such extension.

(iv) Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the L/C Issuer will also deliver to the Lead Borrower or the Canadian Borrower, as applicable, and the Agent a true and complete copy of such Letter of Credit or amendment.

(c) Drawings and Reimbursements; Funding of Participations.

(i) Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the L/C Issuer shall notify the Lead Borrower or the Canadian Borrower, as applicable, and the Agent thereof not less than two (2) Business Days prior to the Honor Date (as defined below; provided, however, that any failure to give or delay in giving such notice shall not relieve the Domestic Borrowers or the Canadian Borrower, as applicable, of their obligation to reimburse the L/C Issuer and the applicable L/C Lenders with respect to any such payment. On the date of any payment by the L/C Issuer under a Letter of Credit (each such date, an “Honor Date”), the Domestic Borrowers or the Canadian Borrower, as applicable, shall be deemed to have requested a Borrowing of Base Rate Loans, Canadian Prime Rate Loans or U.S. Index Rate Loans, as applicable, to be disbursed on the Honor Date in an amount equal to the amount of such payment, but subject to the amount of the unutilized portion of the Tranche A Loan Cap or Canadian Availability, as applicable, and the conditions set forth in Section 4.02 (other than the delivery of a Domestic Loan Notice or Canadian Loan Notice, as applicable). In the event that such Borrowing cannot be made pursuant to the terms hereof, then not later than 11:00 a.m. on the Honor Date, the Domestic Borrowers or the Canadian

Borrower, as applicable, shall reimburse the L/C Issuer through the Agent in an amount equal to the amount of such drawing. If the Domestic Borrowers or the Canadian Borrower, as applicable, fail(s) to so reimburse the L/C Issuer by such time, the Agent shall promptly notify each applicable L/C Lender of the Honor Date, the amount of the unreimbursed drawing (the “Unreimbursed Amount”), and the amount of such L/C Lender’s Applicable Percentage thereof. Any notice given by the L/C Issuer or the Agent pursuant to this Section 2.03(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii) Each applicable L/C Lender shall upon any notice from the Agent pursuant to Section 2.03(c)(i) make funds available to such Agent for the account of the L/C Issuer at the Agent’s Office in an amount equal to its Applicable Percentage of the Unreimbursed Amount not later than 1:00 p.m. on the Business Day specified in such notice by the Agent, whereupon, subject to the provisions of Section 2.03(c)(iii), each applicable L/C Lender that so makes funds available shall be deemed to have made a Base Rate Loan, a Canadian Prime Rate Loan or a U.S. Index Rate Loan, as applicable, to the Domestic Borrowers or the Canadian Borrower, as applicable, in such amount. The Agent shall remit the funds so received to the L/C Issuer.

(iii) With respect to any Unreimbursed Amount that is not fully refinanced by a Borrowing of Base Rate Loans, Canadian Prime Rate Loans or U.S. Index Rate Loans, as applicable, because the conditions set forth in Section 4.02 cannot be satisfied or for any other reason, the Domestic Borrowers or the Canadian Borrower, as applicable, shall be deemed to have incurred from the L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate. In such event, each L/C Lender’s payment to the Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such L/C Lender in satisfaction of its participation obligation under this Section 2.03.

(iv) Until each applicable L/C Lender funds its Revolving Loan or L/C Advance pursuant to this Section 2.03(c) to reimburse the L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such L/C Lender’s Applicable Percentage of such amount shall be solely for the account of the L/C Issuer.

(v) Each L/C Lender’s obligation to make Revolving Loans or L/C Advances to reimburse the L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.03(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such L/C Lender may have against the L/C Issuer, any Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default or Event of Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each L/C Lender’s obligation to make Revolving Loans pursuant to this Section 2.03(c) is subject to the conditions set forth in Section 4.02 (other than delivery by the Lead Borrower of a Domestic Loan Notice or the Canadian Borrower of a Canadian Loan Notice, as applicable). No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Borrowers to reimburse the L/C Issuer for the amount of any payment made by the L/C Issuer under any Letter of Credit, together with interest as provided herein.

(vi) If any L/C Lender fails to make available to the Agent for the account of the L/C Issuer any amount required to be paid by such L/C Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(ii), the L/C Issuer shall be entitled to recover from such L/C Lender (acting through the Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the L/C Issuer at a rate per annum equal to the greater of the Federal Funds Rate or the Bank of Canada Overnight Rate, as applicable, and a rate determined by the L/C Issuer in accordance with banking industry rules on interbank compensation plus any administrative, processing or similar fees customarily charged by the L/C Issuer in connection with the foregoing. If such L/C Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such L/C Lender’s Revolving Loan included in the relevant Borrowing or L/C Advance in respect of the relevant L/C Borrowing, as the case may be. A certificate of the L/C Issuer submitted to any L/C Lender (through the Agent) with respect to any amounts owing under this clause (vi) shall be conclusive absent manifest error.

(d) Repayment of Participations.

(i) At any time after the L/C Issuer has made a payment under any Letter of Credit and has received from any L/C Lender its L/C Advance in respect of such payment in accordance with Section 2.03(c), if the Agent receives for the account of the L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the applicable Borrowers or otherwise, including proceeds of cash collateral applied thereto by the Agent pursuant to Section 2.03(g)), the Agent will distribute to such L/C Lender its Applicable Percentage thereof (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such L/C Lender’s L/C Advance was outstanding) in the same funds as those received by the Agent.

(ii) If any payment received by the Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(i) is required to be returned under any of the circumstances described in Section 10.05 (including pursuant to any settlement entered into by the L/C Issuer in its discretion), each applicable L/C Lender shall pay to the Agent for the account of the L/C Issuer its Applicable Percentage thereof on demand of the Agent, plus interest thereon from the date of such demand to the date such amount is returned by such L/C Lender, at a rate per annum equal to the Federal Funds Rate or the Bank of America-Canada Overnight Rate, as applicable, from time to time in effect. The obligations of the L/C Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e) Obligations Absolute. The obligation of the Borrowers to reimburse the L/C Issuer for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i) any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Loan Document;

(ii) the existence of any claim, counterclaim, setoff, defense or other right that the Borrowers or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii) any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv) any payment by the L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law;

(v) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrowers or any of their Subsidiaries; or

(vi) the fact that any Default or Event of Default shall have occurred and be continuing.

The Lead Borrower or the Canadian Borrower, as applicable, shall promptly examine a copy of each Domestic Letter of Credit or Canadian Letter of Credit, as applicable, and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Lead Borrower’s or the Canadian Borrower’s, as applicable, instructions or other irregularity, the Lead Borrower or the Canadian Borrower, as applicable, will immediately notify the L/C Issuer. The Borrowers shall be conclusively deemed to have waived any such claim against the L/C Issuer and its correspondents unless such notice is given as aforesaid.

(f) Role of L/C Issuer. Each L/C Lender and the Borrowers agree that, in paying any drawing under a Letter of Credit, the L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the L/C Issuer, the Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer shall be liable to any L/C Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the L/C Lenders or the Required Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; (iii) any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit or any error in interpretation of technical terms; or (iv) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document. The Borrowers hereby assume all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrowers’ pursuing such rights and remedies as they may have against the beneficiary or transferee at law or under any other agreement. None of the L/C Issuer, the Agent, any of their respective Related Parties nor any correspondent, participant, or assignee of the L/C Issuer shall be liable or responsible to the Loan Parties for any of the matters described in clauses (i) through (iv) above, or for any action, neglect or omission under or in connection with any Letter of Credit or Issuer Documents, including, without limitation, the issuance or amendment of any Letter of Credit, the failure to issue or amend any Letter of Credit, or the honoring or dishonoring of any demand under any Letter of Credit, and such action or neglect or omission will be binding upon the Borrowers; provided that, anything in such clauses to the contrary notwithstanding, the Borrowers may have a claim against the L/C Issuer, and the L/C Issuer may be liable to the Borrowers, to the extent, but only to the extent, of any direct, as opposed to punitive, consequential or exemplary, damages suffered by the Borrowers which the Borrowers prove were caused by the L/C Issuer’s willful misconduct or gross negligence. In furtherance and not in limitation of the foregoing, the L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary (or the L/C Issuer may refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit and may disregard any requirement in a Letter of Credit that notice of dishonor be given in a particular manner and any requirement that presentation be made at a particular place or by a particular time of day), and the L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason. The L/C Issuer shall not be responsible for the wording of any Letter of Credit (including, without limitation, any drawing conditions or any terms or conditions that are ineffective, ambiguous, inconsistent, unduly complicated or reasonably impossible to satisfy), notwithstanding any assistance the L/C Issuer may provide to the Borrowers with drafting or recommending text for any Letter of Credit Application or with the structuring of any transaction related to any Letter of Credit, and the Borrowers hereby acknowledge and agree that any such assistance will not constitute legal or other advice by the L/C Issuer or any representation or warranty by the L/C Issuer that any such wording or such Letter of Credit will be effective. Without limiting the foregoing, the L/C Issuer may, as it deems appropriate, modify or alter and use in any Letter of Credit the terminology contained on the Letter of Credit Application for such Letter of Credit.

(g) Cash Collateral. Upon the request of the Agent if, as of the Letter of Credit Expiration Date, any L/C Obligation for any reason remains outstanding, the Domestic Borrowers or the Canadian Borrower, as applicable, shall, in each case, immediately Cash Collateralize the then Outstanding Amount of all L/C Obligations owing by the Domestic Borrowers or the Canadian Borrower, as applicable. Sections 2.05 and 8.02(c) set forth certain additional requirements to deliver Cash Collateral hereunder. For purposes of this Section 2.03, Section 2.05 and Section 8.02(c), “Cash Collateralize” means to pledge and deposit with or deliver to the Agent for the benefit of the L/C Issuer and the Tranche A Lenders or the Canadian Lenders, as applicable, as collateral for the L/C Obligations, cash or deposit account balances in an amount equal to (i) with respect to the Domestic Borrowers, 103% of the Outstanding Amount of all L/C Obligations on account of Domestic L/C Credit Extensions, and (ii) with respect to the Canadian Borrower, 103% of the Outstanding Amount of all L/C Obligations on account of Canadian L/C Credit Extensions, in each case pursuant to documentation in form and substance satisfactory to the Agent and the L/C Issuer (which documents are hereby Consented to by the L/C Lenders). The Domestic Borrowers hereby grant to the Agent a Lien on all such cash, deposit accounts and all balances therein and all proceeds of the foregoing owned by the Domestic Borrowers to secure all Obligations, and the Canadian Borrower hereby grants to the Agent a Lien on all such cash, deposit accounts and all balances therein and all proceeds of the foregoing owned by the Canadian Borrower to secure all Canadian Liabilities. Such cash collateral shall be maintained in blocked, non-interest bearing deposit accounts at Bank of America. If at any time the Agent determines that any funds held as cash collateral are subject to any right or claim of any Person other than the Agent or that the total amount of such funds (i) held on behalf of the Domestic Letters of Credit is less than the aggregate Outstanding Amount of all L/C Obligations owing with respect to the Domestic L/C Credit Extensions, or (ii) held on behalf of the Canadian Letters of Credit is less than the aggregate Outstanding Amount of all L/C Obligations owing with respect to the Canadian L/C Credit Extensions, as applicable, the Domestic Borrowers or the Canadian Borrower, as applicable, will, forthwith upon demand by the Agent pay to the Agent as additional funds to be deposited as cash collateral, an amount equal to the excess of (x) such aggregate Outstanding Amount over (y) the total amount of funds, if any, then held as cash collateral that the Agent determines to be free and clear of any such right and claim. Upon the drawing of any Domestic Letter of Credit for which funds are on deposit as cash collateral, such funds shall be applied to reimburse the L/C Issuer and, to the extent not so applied, shall thereafter be applied to satisfy other Obligations. Upon the drawing of any Canadian Letter of Credit for which funds are on deposit as cash collateral, such funds shall be applied to reimburse the L/C Issuer and, to the extent not so applied, shall thereafter be applied to satisfy other Canadian Liabilities.

(h) Applicability of ISP and UCP. Unless otherwise expressly agreed by the L/C Issuer and the Lead Borrower or the Canadian Borrower, as applicable, when a Letter of Credit is issued (including any such agreement applicable to an Existing Letter of Credit), (i) the rules of the ISP shall apply to each Standby Letter of Credit, and (ii) the rules of the UCP shall apply to each Commercial Letter of Credit.

(i) Letter of Credit Fees. The Domestic Borrowers or the Canadian Borrower, as applicable, shall pay to the Agent for the account of each Tranche A Lender or Canadian Lender, as applicable, in accordance with its Applicable Percentage a Letter of Credit fee (the “Letter of Credit Fee”) for each Letter of Credit equal to the Applicable Rate times the daily Stated Amount under each such Letter of Credit (whether or not such maximum amount is then in effect under such Letter of Credit). For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of the Letter of Credit shall be determined in accordance with Section 1.06. Letter of Credit Fees shall be (i) due and payable on the tenth Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand, and (ii) computed on a quarterly basis in arrears. Notwithstanding anything to the contrary contained herein, while any Event of Default exists, all Letter of Credit Fees shall accrue at the Default Rate as provided in Section 2.08(b) hereof.

(j) Fronting Fee and Documentary and Processing Charges Payable to L/C Issuer. The Domestic Borrowers or the Canadian Borrower, as applicable, shall pay directly to the L/C Issuer for its own account a fronting fee (i) with respect to each Commercial Letter of Credit, at a rate equal to 0.125% per annum, computed on the amount of such Letter of Credit, and payable upon the issuance or amendment thereof, and (ii) with respect to each Standby Letter of Credit, at a rate equal to 0.125% per annum, computed on the daily amount available to be drawn under such Letter of Credit and on a quarterly basis in arrears. Such fronting fees shall be due and payable on the tenth Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of the Letter of Credit shall be determined in accordance with Section 1.06. In addition, the Domestic Borrowers or the Canadian Borrower, as applicable, shall pay directly to the L/C Issuer for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the L/C Issuer relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.

(k) Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.

2.04 Swing Line Loans.

(a) The Swing Line. Subject to the terms and conditions set forth herein, the Swing Line Lender may, in its discretion, in reliance upon the agreements of the other Tranche A Lenders set forth in this Section 2.04, make loans (each such loan, a “Swing Line Loan”) to the Domestic Borrowers from time to time on any Business Day during the Availability Period in an aggregate amount not to exceed at any time outstanding the amount of the Swing Line Sublimit, notwithstanding the fact that such Swing Line Loans, when aggregated with the Applicable Percentage of the Outstanding Amount of Tranche A Loans and L/C Obligations of the Tranche A Lender acting as Swing Line Lender, may exceed the amount of such Lender’s Tranche A Commitment; provided, however, that after giving effect to any Swing Line Loan, (i) the Total Revolving Outstandings shall not exceed Loan Cap, (ii) the aggregate Outstanding Amount of the Tranche A Loans, plus the Outstanding Amount of all L/C Obligations owing by the Domestic Borrowers, plus the Outstanding Amount of all Swing Line Loans shall not exceed the

Tranche A Loan Cap, and (iii) the aggregate Outstanding Amount of the Tranche A Loans of any Tranche A Lender at such time, plus such Tranche A Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations at such time, plus such Tranche A Lender’s Applicable Percentage of the Outstanding Amount of all Swing Line Loans at such time shall not exceed such Tranche A Lender’s Commitment, and provided, further, that the Domestic Borrowers shall not use the proceeds of any Swing Line Loan to refinance any outstanding Swing Line Loan, and provided further that the Swing Line Lender may refuse, and such refusal shall not be deemed an abuse of the Swing Line Lender’s discretion to make Swing Line Loans as provided herein, to make any Swing Line Loan at any time when any Tranche A Lender is at such time a Defaulting Lender hereunder, unless the Swing Line Lender has entered into satisfactory arrangements with the Lead Borrower or such Tranche A Lender to eliminate the Swing Line Lender’s risk with respect to such Tranche A Lender. Within the foregoing limits, and subject to the other terms and conditions hereof, the Domestic Borrowers may borrow under this Section 2.04, prepay under Section 2.05, and reborrow under this Section 2.04. Each Swing Line Loan shall bear interest only at a rate based on the Base Rate. Immediately upon the making of a Swing Line Loan, each Tranche A Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swing Line Lender a risk participation in such Swing Line Loan in an amount equal to the product of such Tranche A Lender’s Applicable Percentage multiplied by the amount of such Swing Line Loan. The Swing Line Lender shall have all of the benefits and immunities (A) provided to the Agent in Article IX with respect to any acts taken or omissions suffered by the Swing Line Lender in connection with Swing Line Loans made by it or proposed to be made by it as if the term “Agent” as used in Article IX included the Swing Line Lender with respect to such acts or omissions, and (B) as additionally provided herein with respect to the Swing Line Lender.

(b) Borrowing Procedures. Each Swing Line Borrowing may, in the Swing Line Lender’s discretion, be made upon the Lead Borrower’s irrevocable notice to the Swing Line Lender and the Agent, which may be given by telephone. Each such notice must be received by the Swing Line Lender and the Agent not later than 11:00 a.m. on the requested borrowing date, and shall specify (i) the amount to be borrowed, which shall be a minimum of $100,000, and (ii) the requested borrowing date, which shall be a Business Day. Each such telephonic notice must be confirmed promptly by delivery to the Swing Line Lender and the Agent of a written Swing Line Loan Notice, appropriately completed and signed by a Responsible Officer of the Lead Borrower. Promptly after receipt by the Swing Line Lender of any telephonic Swing Line Loan Notice, the Swing Line Lender will confirm with the Agent (by telephone or in writing) that the Agent has also received such Swing Line Loan Notice and, if not, the Swing Line Lender will notify the Agent (by telephone or in writing) of the contents thereof. Unless the Swing Line Lender has received notice (by telephone or in writing) from the Agent at the request of the Required Lenders prior to 2:00 p.m. on the date of the proposed Swing Line Borrowing (A) directing the Swing Line Lender not to make such Swing Line Loan as a result of the limitations set forth in the proviso to the first sentence of Section 2.04(a), or (B) that one or more of the applicable conditions specified in Article IV is not then satisfied, then, subject to the terms and conditions hereof, the Swing Line Lender may, not later than 4:00 p.m. on the borrowing date specified in such Swing Line Loan Notice, make the amount of its Swing Line Loan available to the Domestic Borrowers either by (i) crediting the account of the Lead Borrower on the books of Bank of America with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Swing Line Lender by the Lead Borrower; provided, however, that if, on the date of the proposed Swing Line Loan, there are L/C Borrowings outstanding with respect to the Domestic Borrowers, then the proceeds of such Borrowing, first, shall be applied to the payment in full of any such L/C Borrowings, and second, shall be made available to the Domestic Borrowers as provided above.

(c) Refinancing of Swing Line Loans.

(i) The Swing Line Lender at any time in its sole and absolute discretion may request, on behalf of the Domestic Borrowers (which hereby irrevocably authorize the Swing Line Lender to so request on their behalf), that each Tranche A Lender make a Base Rate Loan in an amount equal to such Tranche A Lender’s Applicable Percentage of the amount of Swing Line Loans then outstanding. Such request shall be made in writing (which written request shall be deemed to be a Domestic Loan Notice for purposes hereof) and in accordance with the requirements of Section 2.02, without regard to the minimum and multiples specified therein for the principal amount of Base Rate Loans, but subject to the unutilized portion of the Tranche A Loan Cap and the conditions set forth in Section 4.02. The Swing Line Lender shall furnish the Lead Borrower with a copy of the applicable Domestic Loan Notice promptly after delivering such notice to the Agent. Each Tranche A Lender shall make an amount equal to its Applicable Percentage of the amount specified in such Domestic Loan Notice available to the Agent in immediately available funds for the account of the Swing Line Lender at the Agent’s Office not later than 1:00 p.m. on the day specified in such Domestic Loan Notice, whereupon, subject to Section 2.04(c)(ii), each Tranche A Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the Domestic Borrowers in such amount. The Agent shall remit the funds so received to the Swing Line Lender.

(ii) If for any reason any Swing Line Loan cannot be refinanced by such a Borrowing in accordance with Section 2.04(c)(i), the request for Base Rate Loans submitted by the Swing Line Lender as set forth herein shall be deemed to be a request by the Swing Line Lender that each of the Tranche A Lenders fund its risk participation in the relevant Swing Line Loan and each Tranche A Lender’s payment to the Agent for the account of the Swing Line Lender pursuant to Section 2.04(c)(i) shall be deemed payment in respect of such participation.

(iii) If any Tranche A Lender fails to make available to the Agent for the account of the Swing Line Lender any amount required to be paid by such Tranche A Lender pursuant to the foregoing provisions of this Section 2.04(c) by the time specified in Section 2.04(c)(i), the Swing Line Lender shall be entitled to recover from such Tranche A Lender (acting through the Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swing Line Lender at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the Swing Line Lender in accordance with banking industry rules on interbank compensation plus any administrative, processing or similar fees customarily charged by the Swing Line Lender in connection with the foregoing. If such Tranche A Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Tranche A Lender’s Tranche A Loan included in the relevant Borrowing or funded participation in the relevant Swing Line Loan, as the case may be. A certificate of the Swing Line Lender submitted to any Tranche A Lender (through the Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.

(iv) Each Tranche A Lender’s obligation to make Tranche A Loans or to purchase and fund risk participations in Swing Line Loans pursuant to this Section 2.04(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Tranche A Lender may have against the Swing Line Lender, the Borrowers or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default or an Event of Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Tranche A Lender’s obligation to make Tranche A Loans pursuant to this Section 2.04(c) is subject to the conditions set forth in Section 4.02. No such funding of risk participations shall relieve or otherwise impair the obligation of the Domestic Borrowers to repay Swing Line Loans, together with interest as provided herein.

(d) Repayment of Participations.

(i) At any time after any Tranche A Lender has purchased and funded a risk participation in a Swing Line Loan, if the Swing Line Lender receives any payment on account of such Swing Line Loan, the Swing Line Lender will distribute to such Tranche A Lender its Applicable Percentage of such payment (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Tranche A Lender’s risk participation was funded) in the same funds as those received by the Swing Line Lender.

(ii) If any payment received by the Swing Line Lender in respect of principal or interest on any Swing Line Loan is required to be returned by the Swing Line Lender under any of the circumstances described in Section 10.05 (including pursuant to any settlement entered into by the Swing Line Lender in its discretion), each Tranche A Lender shall pay to the Swing Line Lender its Applicable Percentage thereof on demand of the Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the Federal Funds Rate. The Agent will make such demand upon the request of the Swing Line Lender. The obligations of the Tranche A Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e) Interest for Account of Swing Line Lender. The Swing Line Lender shall be responsible for invoicing the Domestic Borrowers for interest on the Swing Line Loans. Until each Tranche A Lender funds its Base Rate Loan or risk participation pursuant to this Section 2.04 to refinance such Tranche A Lender’s Applicable Percentage of any Swing Line Loan, interest in respect of such Applicable Percentage shall be solely for the account of the Swing Line Lender.

(f) Payments Directly to Swing Line Lender. The Domestic Borrowers shall make all payments of principal and interest in respect of the Swing Line Loans directly to the Swing Line Lender.

2.05 Prepayments; Payments of Term Loan.

(a) The Borrowers may, upon irrevocable notice from the Lead Borrower or the Canadian Borrower, as applicable, to the Agent, at any time or from time to time voluntarily prepay Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by the Agent not later than 11:00 a.m. (A) three Business Days prior to any date of prepayment of LIBOR Rate Loans or BA Equivalent Loans and (B) on the date of prepayment of Base Rate Loans, Canadian Prime Rate Loans or U.S. Index Rate Loans; (ii) any prepayment of LIBOR Rate Loans or BA Equivalent Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof; (iii) any prepayment of Base Rate Loans, Canadian Prime Rate Loans or U.S. Index Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding; and (iv) no portion of the Term Loan may be prepaid unless the Payment Conditions have been satisfied. Each such notice shall specify the date and amount of such prepayment and the Type(s) of Loans to be prepaid and, if LIBOR Rate Loans or BA Equivalent Loans, the Interest Period(s) of such Loans. The Agent will promptly notify each Domestic Lender, Term Lender or Canadian Lender, as applicable, of its receipt of each such notice, and of the amount of such Lender’s Applicable Percentage of such prepayment. If such notice is given by the Lead Borrower or the Canadian Borrower, as applicable, the Domestic Borrowers or the Canadian Borrower, as applicable, shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a LIBOR Rate Loan or a BA Equivalent Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05. Each such prepayment shall be applied to the Domestic Loans, the Term Loan or Canadian Loans, as applicable, of the Lenders in accordance with their respective Applicable Percentages.

(b) The Domestic Borrowers may, upon irrevocable notice from the Lead Borrower to the Swing Line Lender (with a copy to the Agent), at any time or from time to time, voluntarily prepay Swing Line Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by the Swing Line Lender and the Agent not later than 1:00 p.m. on the date of the prepayment, and (ii) any such prepayment shall be in a minimum principal amount of $100,000. Each such notice shall specify the date and amount of such prepayment. If such notice is given by the Lead Borrower, the Domestic Borrowers shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.

(c) Notwithstanding the provisions of Section 2.05(a) which generally permit voluntary prepayments of the Domestic Loans, only if all Tranche A Loans are repaid in full may the Domestic Borrowers prepay amounts owed with respect to the Incremental Loans, provided, however, that any such prepayment shall not reduce or terminate the Incremental Commitments.

(d) If for any reason the Total Revolving Outstandings at any time exceed (i) the lesser of the Aggregate Commitments (excluding the outstanding amount of the Term Loan) or (ii) Total Availability, each as then in effect, the Borrowers shall immediately prepay the Revolving Loans and L/C Borrowings and Cash Collateralize the L/C Obligations (other than L/C Borrowings) in an aggregate amount equal to such excess; provided, however, that the Borrowers shall not be required to Cash Collateralize the L/C Obligations pursuant to this Section 2.05(d) unless after the prepayment in full of the Revolving Loans, the Total Revolving Outstandings exceed Total Availability as then in effect. In addition, (i) if at any time the amount of the Canadian Total Outstandings exceeds Canadian Availability, the Canadian Borrower will immediately prepay the Canadian Loans and L/C Borrowings relating to Canadian Letters of Credit and Cash Collateralize the L/C Obligations relating to Canadian Letters of Credit (other than L/C Borrowings) in an aggregate amount equal to such excess; provided, however, that the Canadian Borrower shall not be required to Cash Collateralize the L/C Obligations relating to Canadian Letters of Credit pursuant to this Section 2.05(d) unless after the prepayment in full of the Canadian Loans the Canadian Total Outstandings exceed Canadian Availability as then in effect, (ii) if at any time the amount of the Tranche A Loans plus the Domestic L/C Credit Extensions exceeds the Tranche A Loan Cap, the Domestic Borrowers will immediately prepay the Tranche A Loans and L/C Borrowings relating to Domestic Letters of Credit and Cash Collateralize the L/C Obligations relating to Domestic Letters of Credit (other than L/C Borrowings) in an aggregate amount equal to such excess; provided, however, that the Domestic Borrowers shall not be required to Cash Collateralize the L/C Obligations relating to Domestic Letters of Credit pursuant to this Section 2.05(d) unless after the prepayment in full of the Tranche A Loans the Domestic L/C Credit Extensions exceed the Tranche A Loan Cap as then in effect, (iii) if at any time the amount of the Incremental Loans exceeds the Incremental Loan Cap, then an Availability Reserve shall be deemed to be immediately established under the Tranche A Borrowing Base in an amount equal to such excess, and (iv) if at any time the outstanding amount of the Term Loan exceeds the Term Loan Borrowing Base, the Domestic Borrowers will prepay the Term Loan in an amount equal to such excess within fifteen (15) days after receipt by the Lead Borrower of written notice of such deficiency.

(e) The Borrowers shall prepay the Loans and Cash Collateralize the L/C Obligations to the extent required pursuant to the provisions of Section 6.12 hereof.

(f) The Borrowers shall prepay the Loans and Cash Collateralize the L/C Obligations, irrespective of whether a Cash Dominion Event has occurred and is continuing, in an amount equal to the Net Proceeds received by a Loan Party on account of a Prepayment Event.

(g) Commencing on July 31, 2012, and on the date which is every three months thereafter, irrespective of whether the Payment Conditions have been met, the Domestic Borrowers shall repay the principal amount of the Term Loan in twelve (12) equal installments of $1,250,000 each. In addition, upon any Disposition of any Registered Trade Names, irrespective of whether the Payment Conditions have been met, the Domestic Borrowers shall prepay the Term Loan in the inverse order of maturity, in an amount equal to the Net Proceeds received by the Domestic Borrowers on account of such Disposition; provided that any such prepayment of the Term Loan shall not reduce the scheduled payments of the Term Loan provided for pursuant to the first sentence of this Section 2.05(g).

(h) Prepayments made by the Domestic Borrowers pursuant to Section 2.05(d), (e) and (f) above, first, shall be applied ratably to the L/C Borrowings relating to Domestic Letters of Credit and the Swing Line Loans, second, shall be applied ratably to the outstanding Tranche A Loans, third, shall be used to Cash Collateralize the remaining L/C Obligations with respect to Domestic Letters of Credit (except that with respect to Section 2.05(e) and (f), such Cash Collateralization shall be required only if an Event of Default is then continuing), fourth, shall be applied ratably to the outstanding Incremental Loans, fifth, shall be applied ratably to the L/C Borrowings relating to Canadian Letters of Credit, sixth, shall be applied ratably to the outstanding Canadian Loans, seventh, shall be used to Cash Collateralize the remaining L/C Obligations with respect to Canadian Letters of Credit (except that with respect to Section 2.05(e) and (f), such Cash Collateralization shall be required only if an Event of Default is then continuing), eighth, shall be applied ratably to any amounts then due under the Term Loan, and ninth, the amount remaining, if any, after the prepayment in full of all L/C Borrowings, Swing Line Loans and Loans outstanding at such time and the Cash Collateralization of the remaining L/C Obligations (to the extent required hereunder) in full may be retained by the Borrowers for use in the ordinary course of its business. Upon the drawing of any Letter of Credit that has been Cash Collateralized, the funds held as Cash Collateral shall be applied (without any further action by or notice to or from the Borrowers or any other Loan Party) to reimburse the L/C Issuer or the L/C Lenders, as applicable.

(i) Prepayments made by the Canadian Borrower pursuant to Section 2.05(d), (e) and (f) above, first, shall be applied ratably to the L/C Borrowings relating to Canadian Letters of Credit, second, shall be applied ratably to the outstanding Canadian Loans, third, shall be used to Cash Collateralize the remaining L/C Obligations with respect to Canadian Letters of Credit (except that with respect to Section 2.05(e) and (f), such Cash Collateralization shall be required only if an Event of Default is then continuing) and fourth, the amount remaining, if any, after the prepayment in full of all L/C Borrowings relating to Canadian Letters of Credit and Canadian Loans outstanding at such time and the Cash Collateralization of the remaining L/C Obligations relating to Canadian Letters of Credit (to the extent required hereunder) in full may be retained by the Canadian Borrower for use in the ordinary course of its business. Upon the drawing of any Canadian Letter of Credit that has been Cash Collateralized, the funds held as Cash Collateral shall be applied (without any further action by or notice to or from the Canadian Borrower or any other Loan Party) to reimburse the L/C Issuer or the Canadian Lenders, as applicable.

2.06 Termination or Reduction of Commitments.

(a) The Domestic Borrowers may, upon irrevocable notice from the Lead Borrower to the Agent, terminate the Tranche A Commitments, the Domestic Letter of Credit Sublimit or the Swing Line Sublimit or from time to time permanently reduce the Tranche A Commitments, the Domestic Letter of Credit Sublimit or the Swing Line Sublimit; provided that (i) any such notice shall be received by the Agent not later than 11:00 a.m. five Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $10,000,000 or any whole multiple of $1,000,000 in excess thereof, (iii) the Domestic Borrowers shall not terminate or reduce (A) the Tranche

A Commitments if, after giving effect thereto and to any concurrent prepayments hereunder, the Outstanding Amount of the sum of Tranche A Loans, L/C Obligations with respect to Domestic Letters of Credit and Swing Line Loans would exceed the Tranche A Commitments, (B) the Domestic Letter of Credit Sublimit if, after giving effect thereto, the Outstanding Amount of L/C Obligations with respect to Domestic Letters of Credit not fully Cash Collateralized hereunder would exceed the Domestic Letter of Credit Sublimit, and (C) the Swing Line Sublimit if, after giving effect thereto, and to any concurrent payments hereunder, the Outstanding Amount of Swing Line Loans hereunder would exceed the Swing Line Sublimit. If, after giving effect to any reduction of the Tranche A Commitments, the Domestic Letter of Credit Sublimit or the Swing Line Sublimit exceeds the amount of the remaining Tranche A Commitments, such Domestic Letter of Credit Sublimit or Swing Line Sublimit shall be automatically reduced by the amount of such excess.

(b) The Domestic Borrowers may, upon irrevocable notice from the Lead Borrower to the Agent, terminate the Incremental Commitments; provided that after giving pro forma effect to such termination and to any concurrent prepayments hereunder, the Payment Conditions have been satisfied. Any amount of the Incremental Loans so repaid may not be re-borrowed and any portion of the Incremental Commitments which are reduced or terminated may not be reinstated.

(c) The Canadian Borrower may, upon irrevocable notice from the Canadian Borrower to the Agent, terminate the Canadian Commitments or the Canadian Letter of Credit Sublimit or from time to time permanently reduce the Canadian Commitments or the Canadian Letter of Credit Sublimit; provided that (i) any such notice shall be received by the Agent not later than 11:00 a.m. five Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $1,000,000 or any whole multiple of $500,000 in excess thereof, (iii) the Canadian Borrower shall not terminate or reduce (A) the Canadian Commitments if, after giving effect thereto and to any concurrent prepayments hereunder, the Canadian Total Outstandings would exceed the Canadian Commitments or (B) the Canadian Letter of Credit Sublimit if, after giving effect thereto, the Outstanding Amount of L/C Obligations with respect to Canadian Letters of Credit not fully Cash Collateralized hereunder would exceed the Canadian Letter of Credit Sublimit. If, after giving effect to any reduction of the Canadian Commitments, the Canadian Letter of Credit Sublimit exceeds the amount of the remaining Canadian Commitments, such Canadian Letter of Credit Sublimit shall be automatically reduced by the amount of such excess. Any amount of the Canadian Loans so repaid may not be re-borrowed and any portion of the Canadian Commitments which are reduced or terminated may not be reinstated.

(d) The Agent will promptly notify the Tranche A Lenders, the Incremental Lenders or the Canadian Lenders, as applicable, of any termination or reduction of the Domestic Letter of Credit Sublimit, Canadian Letter of Credit Sublimit, Swing Line Sublimit or any Commitments under this Section 2.06. Upon any reduction of any Commitments, the Commitment of each Lender shall be reduced by such Lender’s Applicable Percentage of such reduction amount. All fees (including, without limitation, commitment fees, and Letter of Credit Fees) and interest in respect of the Commitments accrued until the effective date of any termination of such Commitments shall be paid on the effective date of such termination.

2.07 Repayment of Loans.

(a) The Domestic Borrowers shall repay to the Domestic Lenders on the Termination Date the Domestic Total Outstandings on such date. The Canadian Borrower shall repay to the Canadian Lenders on the Termination Date the Canadian Total Oustandings on such date.

(b) To the extent not previously paid, the Domestic Borrowers shall repay the outstanding balance of the Swing Line Loans on the Termination Date.

(c) To the extent not previously paid, the Domestic Borrowers shall repay the outstanding balance of the Term Loan on the earlier of the Term Loan Maturity Date and the Termination Date.

2.08 Interest.

(a) Subject to the provisions of Section 2.08(b) below, (i) each LIBOR Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Adjusted LIBOR Rate for such Interest Period plus the Applicable Margin or the Term Loan Applicable Margin, as applicable; (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Margin or the Term Loan Applicable Margin, as applicable; (iii) each BA Equivalent Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the BA Rate for such Interest Period plus the Applicable Margin; (iv) each Canadian Prime Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Canadian Prime Rate plus the Applicable Margin; (v) each U.S. Index Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the U.S. Index Rate plus the Applicable Margin; and (vi) each Swing Line Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Margin.

(b)(i) If any Event of Default exists, then the Agent may, and upon the request of the Required Lenders shall, notify the Lead Borrower that all outstanding Obligations shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate and thereafter such Obligations shall bear interest at the Default Rate to the fullest extent permitted by Law.

(ii) Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c) Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.09 Fees. In addition to certain fees described in Sections 2.03(i) and (j):

(a) Commitment Fee. The Domestic Borrowers shall pay to the Agent for the account of each Tranche A Lender in accordance with its Applicable Percentage, a commitment fee equal to the Commitment Fee Percentage multiplied by the actual daily amount by which the Tranche A Commitments exceed the sum of the Tranche A Loans, the L/C Obligations with respect to Domestic Letters of Credit and the outstanding Swing Line Loans. In addition, the Domestic Borrowers shall pay to the Agent for the account of each Incremental Lender in accordance with its Applicable Percentage, a commitment fee equal to the Commitment Fee Percentage multiplied by the actual daily amount by which the Incremental Commitments exceed the Outstanding Amount of the Incremental Loans. The commitment fee shall accrue at all times during the Availability Period, including at any time during which one or more of the conditions in Article IV is not met, and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Effective Date, and on the last day of the Availability Period.

(b) Other Fees. The Borrowers shall pay to the Arranger and the Agent for their own respective accounts fees in the amounts and at the times specified in the Fee Letter. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

2.10 Computation of Interest and Fees.

(a) All computations of interest for Base Rate Loans when the Base Rate is determined by Bank of America’s “prime rate” shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All computations of interest for BA Equivalent Loans and for Canadian Prime Rate Loans when the Canadian Prime Rate is determined by Bank of America-Canada Branch’s “prime rate” and for U.S. Index Rate Loans when the U.S. Index Rate is determined pursuant to clause (a) thereof shall be made on the basis of a year of 365 days. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed. Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one day. Each determination by the Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

(b) For the purposes of the Interest Act (Canada), (i) whenever any interest or fees under this Agreement or any other Loan Document is calculated using a rate based on a year of 360 days, the rate determined pursuant to such calculation, when expressed as an annual rate, is equivalent to (x) the applicable rate, (y) multiplied by the actual number of days in the calendar year in which the period for which such interest is payable (or compounded) ends, and (z) divided by 360, (ii) the principle of deemed reinvestment of interest does not apply to any interest calculation under this Agreement, and (iii) the rates of interest stipulated in this Agreement are intended to be nominal rates and not effective rates or yields.

2.11 Evidence of Debt.

(a) The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by the Agent (the “Loan Account”) in the ordinary course of business. In addition, each Lender may record in such Lender’s internal records, an appropriate notation evidencing the date and amount of each Loan from such Lender, each payment and prepayment of principal of any such Loan, and each payment of interest, fees and other amounts due in connection with the Obligations due to such Lender. The accounts or records maintained by the Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrowers and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrowers hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Agent in respect of such matters, the accounts and records of the Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Agent, the Borrowers shall execute and deliver to such Lender (through the Agent) a Note, which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto. Upon receipt of an affidavit of a Lender as to the loss, theft, destruction or mutilation of such Lender’s Note and upon cancellation of such Note, the Borrowers will issue, in lieu thereof, a replacement Note in favor of such Lender, in the same principal amount thereof and otherwise of like tenor.

(b) In addition to the accounts and records referred to in Section 2.11(a), each L/C Lender and the Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such L/C Lender of participations in Letters of Credit and Swing Line Loans. In the event of any conflict between the accounts and records maintained by the Agent and the accounts and records of any L/C Lender in respect of such matters, the accounts and records of the Agent shall control in the absence of manifest error.

2.12 Payments Generally; Agent’s Clawback.

(a) General. All payments to be made by the Borrowers shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrowers hereunder shall be made to the Agent for the account of the respective Lenders to which such payment is owed, at the Agent’s Office in Dollars or Canadian Dollars, as applicable, and in immediately available funds not later than 2:00 p.m. on the date specified herein. All payments in respect of Base Rate Loans, U.S. Index Rate Loans and LIBOR Rate Loans shall be made in Dollars, and all payments in respect of Canadian Prime Rate Loans and BA Equivalent Loans shall be made in Canadian Dollars. The Agent will promptly distribute to each Lender its Applicable Percentage (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Agent after 2:00 p.m. shall, at the option of the Agent, be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment (other than with respect to payment of a LIBOR Loan or a BA Equivalent Loan) to be made by the Borrowers shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(b) (i) Funding by Lenders; Presumption by Agent. Unless the Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of LIBOR Rate Loans or BA Equivalent Loans (or in the case of any Borrowing of Base Rate Loans, Canadian Prime Rate Loans or U.S. Index Rate Loans, prior to 12:00 noon on the date of such Borrowing) that such Lender will not make available to the Agent such Lender’s share of such Borrowing, the Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or in the case of a Borrowing of Base Rate Loans, Canadian Prime Rate Loans or U.S. Index Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to the Borrowers a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Agent, then the applicable Lender and the applicable Borrowers severally agree to pay to the Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the applicable Borrowers to but excluding the date of payment to the Agent at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate or the Bank of America-Canada Overnight Rate, as applicable, and a rate determined by the Agent in accordance with banking industry rules on interbank compensation plus any administrative processing or similar fees customarily charged by the Agent in connection with the foregoing, (B) in the case of a payment to be made by the Domestic Borrowers, the interest rate applicable to Base Rate Loans, and (C) in the case of a payment to be made by the Canadian Borrower, the interest rate applicable to Canadian Prime Rate Loans. If the Borrowers and such Lender shall pay such interest to the Agent for the same or an overlapping period, the Agent shall promptly remit to the Borrowers the amount of such interest paid by the Borrowers for such period. If such Lender pays its share of the applicable Borrowing to the Agent, then the amount so paid shall constitute such Lender’s Revolving Loan included in such Borrowing. Any payment by the Borrowers shall be without prejudice to any claim the Borrowers may have against a Lender that shall have failed to make such payment to the Agent.

(ii) Payments by Borrowers; Presumptions by Agent. Unless the Agent shall have received notice from the Lead Borrower or the Canadian Borrower, as applicable, prior to the time at which any payment is due to the Agent for the account of the Lenders or the L/C Issuer hereunder that the applicable Borrowers will not make such payment, the Agent may assume that the Borrowers have made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the applicable Lenders or the L/C Issuer, as the case may be, the amount due. In such event, if the Borrowers have not in fact made such payment, then each of the applicable Lenders or the L/C Issuer, as the case may be, severally agrees to repay to the Agent forthwith on demand the amount so distributed to such Lender or the L/C Issuer, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Agent at the greater of the Federal Funds Rate or the Bank of Canada Overnight Rate, as applicable, and a rate determined by the Agent in accordance with banking industry rules on interbank compensation.

A notice of the Agent to any Lender or the Lead Borrower or the Canadian Borrower, as applicable, with respect to any amount owing under this Section 2.12(b) shall be conclusive, absent manifest error.

(c) Failure to Satisfy Conditions Precedent. If any Lender makes available to the Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the applicable Borrowers by the Agent because the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof (subject to the provisions of the last paragraph of Section 4.02 hereof), the Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d) Obligations of Lenders Several. The obligations of the Tranche A Lenders hereunder to make Tranche A Loans, to fund participations in Domestic Letters of Credit and Swing Line Loans and to make payments hereunder are several and not joint. The obligations of the Incremental Lenders hereunder to make Incremental Loans are several and not joint. The obligations of the Canadian Lenders hereunder to make Canadian Loans and to fund participations in Canadian Letters of Credit and to make payments hereunder are several and not joint. The obligations of the Term Lenders hereunder to make the Term Loan and to make payments hereunder are several and not joint. The failure of any Lender to make any Loan, to fund any such participation or to make any payment hereunder on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment hereunder.

(e) Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

2.13 Sharing of Payments by Lenders. If any Credit Party shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of, interest on, or other amounts with respect to, any of the Obligations resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Obligations greater than its pro rata share thereof as provided herein (including as in contravention of the priorities of payment set forth in Section 8.03), then the Credit Party receiving such greater proportion shall (a) notify the Agent of such fact, and (b) purchase (for cash at face value) participations in the Obligations or the Canadian Liabilities, as applicable, of the other applicable Credit Parties, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the applicable Credit Parties ratably and in the priorities set forth in Section 8.03, provided that:

(i) if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii) the provisions of this Section shall not be construed to apply to (x) any payment made by the Loan Parties pursuant to and in accordance with the express terms of this Agreement or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or subparticipations in L/C Obligations or Swing Line Loans to any assignee or participant, other than to the Borrowers or any Subsidiary thereof (as to which the provisions of this Section shall apply).

Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation.

2.14 Settlement Amongst Revolving Lenders

(a) The amount of each Revolving Lender’s Applicable Percentage of outstanding Revolving Loans (including outstanding Swing Line Loans), shall be computed weekly (or more frequently in the Agent’s discretion) and shall be adjusted upward or downward based on all Revolving Loans (including Swing Line Loans) and repayments of Revolving Loans (including Swingline Loans) received by the Agent as of 3:00 p.m. on the first Business Day (such date, the “Settlement Date”) following the end of the period specified by the Agent.

(b) The Agent shall deliver to each of the applicable Revolving Lenders promptly after a Settlement Date a summary statement of the amount of outstanding Revolving Loans and Swing Line Loans (if applicable) for the period and the amount of repayments received for the period. As reflected on the summary statement, (i) the Agent shall transfer to each applicable Revolving Lender its Applicable Percentage of repayments, and (ii) each Revolving Lender shall transfer to the Agent (as provided below) or the Agent shall transfer to each Revolving Lender, such amounts as are necessary to ensure that, after giving effect to all such transfers, the amount of Revolving Loans made by each Revolving Lender shall be equal to such Revolving Lender’s Applicable Percentage of all Revolving Loans outstanding as of such Settlement Date. If the summary statement requires transfers to be made to the Agent by the Revolving Lenders and is received prior to 1:00 p.m. on a Business Day, such transfers shall be made in immediately available funds no later than 3:00 p.m. that day; and, if received after 1:00 p.m., then no later than 3:00 p.m. on the next Business Day. The obligation of each Revolving Lender to transfer such funds is irrevocable, unconditional and without recourse to or warranty by the Agent. If and to the extent any Revolving Lender shall not have so made its transfer to the Agent such Revolving Lender agrees to pay to the Agent forthwith on demand such amount, together with interest thereon, for each day from such date until the date such amount is paid to the Agent equal to the greater of the Federal Funds Rate or the Bank of Canada Overnight Rate, as applicable, and a rate determined by the Agent in accordance with banking industry rules on interbank compensation plus any administrative, processing, or similar fees customarily charged by the Agent in connection with the foregoing.

2.15 Increase in Commitments.

(a) Request for Increase. Provided no Default or Event of Default then exists or would arise therefrom, upon notice to the Agent (which shall promptly notify the Tranche A Lenders), the Lead Borrower may from time to time request an increase in the Tranche A Commitments by an amount

(for all such requests) not exceeding $100,000,000; provided that (i) any such request for an increase shall be in a minimum amount of $25,000,000, and (ii) the Lead Borrower may make a maximum of four (4) such requests. At the time of sending such notice, the Lead Borrower (in consultation with the Agent) shall specify the time period within which each Tranche A Lender is requested to respond (which shall in no event be less than ten Business Days from the date of delivery of such notice to the Tranche A Lenders).

(b) Lender Elections to Increase. Each Tranche A Lender shall notify the Agent within such time period whether or not it agrees to increase its Tranche A Commitment and, if so, whether by an amount equal to, greater than, or less than its Applicable Percentage of such requested increase. Any Tranche A Lender not responding within such time period shall be deemed to have declined to increase its Tranche A Commitment.

(c) Notification by Agent; Additional Lenders. The Agent shall notify the Lead Borrower and each Tranche A Lender of the Tranche A Lenders’ responses to each request made hereunder. To achieve the full amount of a requested increase and subject to the approval of the Agent, the L/C Issuer and the Swing Line Lender (which approvals shall not be unreasonably withheld), to the extent that the existing Tranche A Lenders decline to increase their Tranche A Commitments, or decline to increase their Tranche A Commitments to the amount requested by the Lead Borrower, the Arranger, in consultation with the Lead Borrower, will use its reasonable efforts to arrange for other Eligible Assignees to become a Tranche A Lender hereunder and to issue commitments in an amount equal to the amount of the increase in the Tranche A Commitments requested by the Lead Borrower and not accepted by the existing Tranche A Lenders (and the Lead Borrower may also invite additional Eligible Assignees to become Tranche A Lenders) (collectively, the “Additional Commitment Lenders”), provided, however, that without the consent of the Agent, at no time shall the Tranche A Commitment of any Additional Commitment Lender be less than $5,000,000.

(d) Effective Date and Allocations. If the Tranche A Commitments are increased in accordance with this Section, the Agent, in consultation with the Lead Borrower, shall determine the effective date (the “Increase Effective Date”) and the final allocation of such increase. The Agent shall promptly notify the Lead Borrower and the Tranche A Lenders of the final allocation of such increase and the Increase Effective Date and on the Increase Effective Date (i) the Tranche A Commitments under, and for all purposes of, this Agreement shall be increased by the aggregate amount of such Commitment Increases, and (ii) Schedule 2.01 shall be deemed modified, without further action, to reflect the revised Tranche A Commitments and Applicable Percentages of the Tranche A Lenders.

(e) Conditions to Effectiveness of Increase. As a condition precedent to such increase, (i) the Lead Borrower shall deliver to the Agent a certificate of each Domestic Loan Party dated as of the Increase Effective Date (in sufficient copies for each Tranche A Lender) signed by a Responsible Officer of such Domestic Loan Party (A) certifying and attaching the resolutions adopted by such Domestic Loan Party approving or consenting to such increase, and (B) in the case of the Domestic Borrowers, certifying that, before and after giving effect to such increase, (1) the representations and warranties contained in Article V and the other Loan Documents are true and correct on and as of the Increase Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, and except that for purposes of this Section 2.15, the representations and warranties contained in Section 5.05(a) and (b) shall be deemed to refer to the most recent statements furnished pursuant to Section 6.01(a) and (b), and (2) no Default or Event of Default exists or would arise therefrom, (ii) the Borrowers, the Agent, and any Additional Commitment Lender shall have executed and delivered a joinder to the Loan Documents in such form as the Agent shall reasonably require; (iii) the Borrowers shall have paid such fees and other compensation to the Additional Commitment Lenders as the Lead Borrower and such Additional

Commitment Lenders shall agree; (iv) the Borrowers shall have paid such arrangement fees to the Arranger as the Lead Borrower and the Agent may agree; (v) if requested by the Agent, the Domestic Borrowers shall deliver an opinion or opinions, in form and substance reasonably satisfactory to the Agent, from counsel to the Domestic Borrowers reasonably satisfactory to the Agent and dated such date; (vi) the Domestic Borrowers and the Additional Commitment Lender shall have delivered such other instruments, documents and agreements as the Agent may reasonably have requested; and (vii) no Default or Event of Default exists. The Domestic Borrowers shall prepay any Tranche A Loans outstanding on the Increase Effective Date (and pay any additional amounts required pursuant to Section 3.05) to the extent necessary to keep the outstanding Tranche A Loans ratable with any revised Applicable Percentages arising from any nonratable increase in the Tranche A Commitments under this Section.

(f) Conflicting Provisions. This Section shall supersede any provisions in Sections 2.13 or 10.01 to the contrary.

ARTICLE III

TAXES, YIELD PROTECTION AND ILLEGALITY;

APPOINTMENT OF LEAD BORROWER

3.01 Taxes.

(a) Payments Free of Taxes. Any and all payments by or on account of any obligation of the Loan Parties hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes, provided that if the Loan Parties shall be required by Law to deduct, withhold or remit any Indemnified Taxes (including any Other Taxes) from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions, withholdings and remittances (including deductions, withholdings and remittances applicable to additional sums payable under this Section) the Agent, Lenders or L/C Issuer, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Loan Parties shall make such deductions, withholdings and remittances and (iii) the Loan Parties shall timely pay or remit the full amount deducted or withheld to the relevant Governmental Authority in accordance with Law.

(b) Payment of Other Taxes by the Borrowers. Without limiting the provisions of Section 3.01(a) above, the Borrowers shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with Law.

(c) Indemnification by the Loan Parties. (i) The Loan Parties shall indemnify the Agent, each Lender and the L/C Issuer, within 10 days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid, withheld or remitted by the Agent, such Lender or the L/C Issuer, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Lead Borrower or the Canadian Borrower by a Lender or the L/C Issuer (with a copy to the Agent), or by the Agent on its own behalf or on behalf of the Agent, a Lender or the L/C Issuer, shall be conclusive absent manifest error.

(ii) Without limiting the provisions of Section 3.01(a) or (b), (A) the Borrowers will not be required to indemnify any Foreign Lender, or pay any additional amount to such Foreign Lender, pursuant to Section 3.01(a), (b) or (c), in respect of Taxes to the extent that the obligation to pay or indemnify such additional amounts would not have arisen but for the failure of such Foreign Lender to comply with the provisions of Section 3.01(f), and (B) each Credit Party will, and does hereby, indemnify the Borrowers and Agents, and will make payment in respect thereof within ten days after demand therefor, against any and all Taxes and any and all related losses, claims, liabilities, penalties, interest and expenses (including the fees, charges and disbursements of any counsel for the Borrowers or Agents) incurred by or asserted against any Borrower or Agent by any Governmental Authority as a result of the failure by such Credit Party to deliver, or as a result of the inaccuracy, inadequacy or deficiency of, any documentation required to be delivered by such Credit Party to the Borrowers or Agents pursuant to Section 3.01(f). Each Credit Party hereby authorizes Agents to set off and apply any and all amounts at any time owing to such Credit Party under this Agreement or any other Loan Document against any amount due to Agents under this Section 3.01(c)(ii). The agreements in this Section 3.01(c)(ii) will survive the resignation and/or replacement of Agents, any assignment of rights by, or the replacement of, a Credit Party, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations.

(d) Evidence of Payments. As soon as practicable after any payment or remittance of Indemnified Taxes or Other Taxes by the Loan Parties to a Governmental Authority, the Lead Borrower or the Canadian Borrower, as applicable, shall deliver to the Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or remittance or other evidence of such payment or remittance reasonably satisfactory to the Agent.

(e) Status of Lenders. For all Tax purposes of this Agreement, including this Section 3.01, it is assumed that (i) the Domestic Lenders and the Term Lender will lend to the Domestic Borrowers and not to the Canadian Borrower and (ii) the Canadian Lenders will lend to the Canadian Borrower and not to the Domestic Borrowers. Any Foreign Lender other than a Canadian Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which any Domestic Borrower is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Loan Document shall deliver to the Lead Borrower (with a copy to the Agent), at the time or times prescribed by Law or reasonably requested by the Lead Borrower or the Agent, such properly completed and executed documentation prescribed by Law as will permit such payments to be made without withholding or at a reduced rate of withholding. Such delivery shall be provided on the Effective Date and on or before such documentation expires or becomes obsolete or after the occurrence of an event requiring a change in the documentation most recently delivered. In addition, any Lender, if requested by the Lead Borrower or the Canadian Borrower, as applicable, or the Agent shall deliver such other documentation prescribed by Law or reasonably requested by the Lead Borrower or the Canadian Borrower, as applicable, or the Agent as will enable the Lead Borrower or the Canadian Borrower, as applicable, or the Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.

(f) Tax Documentation. Without limiting the generality of the foregoing, in the event that any Domestic Borrower is resident for tax purposes in the United States, any Foreign Lender (other than a Canadian Lender) shall deliver to the Lead Borrower and the Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Lead Borrower or the Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:

(i) duly completed copies of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States is a party,

(ii) duly completed copies of Internal Revenue Service Form W-8ECI,

(iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Domestic Borrowers within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (y) duly completed copies of Internal Revenue Service Form W-8BEN, or

(iv) any other form prescribed by Law as a basis for claiming exemption from or a reduction in United States Federal withholding tax duly completed together with such supplementary documentation as may be prescribed by Law to permit the Lead Borrower to determine the withholding or deduction required to be made.

(g) Treatment of Certain Refunds. If the Agent, any Lender or the L/C Issuer determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Loan Parties or with respect to which the Loan Parties have paid additional amounts pursuant to this Section, it shall pay to the applicable Loan Parties an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrowers under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Agent, such Lender or the L/C Issuer, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Loan Parties, upon the request of the Agent, such Lender or the L/C Issuer, agree to repay the amount paid over to the applicable Loan Parties (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Agent, such Lender or the L/C Issuer in the event that the Agent, such Lender or the L/C Issuer is required to repay such refund to such Governmental Authority. This Section 3.01(g) shall not be construed to require the Agent, any Lender or the L/C Issuer to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Loan Parties or any other Person.

3.02 Illegality. If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund LIBOR Rate Loans or BA Equivalent Loans, or to determine or charge interest rates based upon the LIBOR Rate or the BA Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to the Lead Borrower or the Canadian Borrower, as applicable, through the Agent any obligation of such Lender to make or continue LIBOR Rate Loans or BA Equivalent Loans, as applicable, or to Convert Base Rate Loans or U.S. Index Rate Loans to LIBOR Rate Loans or to Convert Canadian Prime Rate Loans to BA Equivalent Loans shall be suspended until such Lender notifies the Agent and the Lead Borrower or the Canadian Borrower, as applicable, that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the applicable Borrowers shall, upon demand from such Lender (with a copy to the Agent), prepay or, if applicable, Convert all LIBOR Rate Loans of such Lender to Base Rate Loans or U.S. Index Rate Loans, as applicable, or Convert all BA Equivalent Loans of such Lender to Canadian Prime Rate Loans, as applicable, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such LIBOR Rate Loans or BA Equivalent Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such LIBOR Rate Loans or BA Equivalent Loans. Upon any such prepayment or Conversion, the applicable Borrowers shall also pay accrued interest on the amount so prepaid or Converted.

3.03 Inability to Determine Rates. If the Required Lenders determine that for any reason in connection with any request for a LIBOR Rate Loan or a BA Equivalent Loan or a Conversion to or continuation thereof that (a) Dollar deposits are not being offered to banks in the London interbank market for the applicable amount and Interest Period of such LIBOR Rate Loan or Canadian Dollar bankers’ acceptances are not being transacted in the Canadian interbank market for the applicable amount and Interest Period of such BA Equivalent Loan, (b) adequate and reasonable means do not exist for determining the LIBOR Rate or the BA Rate for any requested Interest Period with respect to a proposed LIBOR Rate Loan or BA Equivalent Loan, or (c) the LIBOR Rate or BA Rate for any requested Interest Period with respect to a proposed LIBOR Rate Loan or BA Equivalent Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Agent will promptly so notify the Lead Borrower or the Canadian Borrower, as applicable, and each applicable Lender. Thereafter, the obligation of the applicable Lenders to make or maintain LIBOR Rate Loans or BA Equivalent Loans shall be suspended until the Agent (upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, the Lead Borrower or the Canadian Borrower, as applicable, may revoke any pending request for a Borrowing of, Conversion to or continuation of LIBOR Rate Loans or BA Equivalent Loans or, failing that, will be deemed to have Converted such request into a request for a Borrowing of Base Rate Loans, U.S. Index Rate Loans or Canadian Prime Rate Loans, as applicable, in the amount specified therein.

3.04 Increased Costs; Reserves on LIBOR Rate Loans and BA Equivalent Loans.

(a) Increased Costs Generally. Except to the extend addressed by Section 3.01, if any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the LIBOR Rate) or the L/C Issuer;

(ii) subject any Lender or the L/C Issuer to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any participation in a Letter of Credit or any LIBOR Rate Loan or BA Equivalent Loan made by it, or change the basis of taxation of payments to such Lender or the L/C Issuer in respect thereof; or

(iii) impose on any Lender or the L/C Issuer or the London interbank market any other condition, cost or expense affecting this Agreement or LIBOR Rate Loans or BA Equivalent Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any LIBOR Rate Loan or BA Equivalent Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or the L/C Issuer of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or the L/C Issuer hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or the L/C Issuer, the applicable Loan Parties will pay to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer, as the case may be, for such additional costs incurred or reduction suffered.

(b) Capital Requirements. If any Lender or the L/C Issuer determines that any Change in Law affecting such Lender or the L/C Issuer or any Lending Office of such Lender or such Lender’s or the L/C Issuer’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or the L/C Issuer’s capital or on the capital of such Lender’s or the L/C Issuer’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the L/C Issuer, to a level below that which such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the L/C Issuer’s policies and the policies of such Lender’s or the L/C Issuer’s holding company with respect to capital adequacy), then from time to time the applicable Loan Parties will pay to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company for any such reduction suffered.

(c) Certificates for Reimbursement. A certificate of a Lender or the L/C Issuer setting forth the amount or amounts necessary to compensate such Lender or the L/C Issuer or its holding company, as the case may be, as specified in Section 3.04(a) or (b) and delivered to the Lead Borrower or the Canadian Borrower, as applicable, shall be conclusive absent manifest error; provided that such amount shall be consistent with return metrics applied in determining amounts that such Lender or L/C Issuer has required other similarly situated borrowers or obligors to pay with respect to such increased costs or reduced returns. The applicable Loan Parties shall pay such Lender or the L/C Issuer, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d) Delay in Requests. Failure or delay on the part of any Lender or the L/C Issuer to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s or the L/C Issuer’s right to demand such compensation, provided that, notwithstanding the provisions of Section 3.04(a) and (b), the Loan Parties shall not be required to compensate a Lender or the L/C Issuer pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than six months prior to the date that such Lender or the L/C Issuer, as the case may be, notifies the Lead Borrower or the Canadian Borrower, as applicable, of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the L/C Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof), and provided further that the Lender or the L/C Issuer claiming compensation therefor shall apply consistent return metrics applied to other similarly situated borrowers or obligors with respect to such increased costs or reductions.

(e) Reserves on LIBOR Rate Loans. The Domestic Borrowers or the Canadian Borrower, as applicable, shall pay to each Lender, as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of each LIBOR Rate Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), which shall be due and payable on each date on which interest is payable on such Loan, provided the Lead Borrower or the Canadian Borrower, as applicable, shall have received at least 10 days’ prior notice (with a copy to the Agent) of such additional interest from such Lender. If a Lender fails to give notice 10 days prior to the relevant Interest Payment Date, such additional interest shall be due and payable 10 days from receipt of such notice.

3.05 Compensation for Losses. Upon demand of any Lender (with a copy to the Agent) from time to time, the applicable Borrowers shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a) any continuation, Conversion, payment or prepayment of any Loan other than a Base Rate Loan, U.S. Index Rate Loan or Canadian Prime Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b) any failure by the Borrowers (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or Convert any Loan other than a Base Rate Loan, U.S. Index Rate Loan or Canadian Prime Rate Loan on the date or in the amount notified by the Lead Borrower or the Canadian Borrower, as applicable; or

(c) any assignment of a LIBOR Rate Loan or a BA Equivalent Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Lead Borrower or the Canadian Borrower, as applicable, pursuant to Section 10.13;

including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained; provided that no Borrower shall be obligated to pay any of the foregoing amounts incurred in connection with such Lender becoming or being a Defaulting Lender. The applicable Borrowers shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

For purposes of calculating amounts payable by the Borrowers to the Lenders under this Section 3.05, each Lender shall be deemed (i) to have funded each LIBOR Rate Loan made by it at the LIBOR Rate for such Loan by a matching deposit or other borrowing in the London interbank market for a comparable amount and for a comparable period, whether or not such LIBOR Rate Loan was in fact so funded and (ii) to have funded each BA Equivalent Loan made by it at the BA Rate for such Loan by a matching discounting, acceptance or other Borrowing or transaction in the Canadian interbank market for bankers’ acceptances for a comparable period, whether or not such BA Equivalent Loan was in fact so discounted or accepted.

3.06 Mitigation Obligations; Replacement of Lenders.

(a) Designation of a Different Lending Office. If any Lender requests compensation under Section 3.04, or the Borrowers are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then such Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Domestic Borrowers or the Canadian Borrower, as applicable, hereby agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if the Borrowers are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, the Borrowers may replace such Lender in accordance with Section 10.13.

3.07 Survival. All of the Borrowers’ obligations under this Article III shall survive termination of the Aggregate Commitments and repayment of all other Obligations hereunder.

3.08 Designation of Lead Borrower as Domestic Borrowers’ Agent.

(a) Each Domestic Borrower hereby irrevocably designates and appoints the Lead Borrower as such Domestic Borrower’s agent to obtain Domestic Credit Extensions, the proceeds of which shall be available to each Domestic Borrower for such uses as are permitted under this Agreement. As the disclosed principal for its agent, each Domestic Borrower shall be obligated to each Domestic Credit Party on account of Domestic Credit Extensions so made as if made directly by the applicable Domestic Credit Party to such Domestic Borrower, notwithstanding the manner by which such Domestic Credit Extensions are recorded on the books and records of the Lead Borrower and of any other Domestic Borrower. In addition, each Domestic Loan Party other than the Domestic Borrowers hereby irrevocably designates and appoints the Lead Borrower as such Domestic Loan Party’s agent to represent such Domestic Loan Party in all respects under this Agreement and the other Loan Documents.

(b) Each Borrower recognizes that credit available to it hereunder is in excess of and on better terms than it otherwise could obtain on and for its own account and that one of the reasons therefor is its joining in the credit facility contemplated herein with all other Borrowers. Consequently, each Borrower hereby assumes and agrees to discharge all Obligations of each of the other Borrowers; provided that the Canadian Borrower shall be liable only for the Canadian Liabilities.

(c) The Lead Borrower shall act as a conduit for each Domestic Borrower (including itself, as a “Domestic Borrower”) on whose behalf the Lead Borrower has requested a Domestic Credit Extension. Neither the Agent nor any other Domestic Credit Party shall have any obligation to see to the application of such proceeds therefrom.

ARTICLE IV

CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

4.01 Conditions to Effectiveness. The effectiveness of this Agreement and the other Loan Documents is subject to satisfaction of the following conditions precedent:

(a) The Agent’s receipt of the following, each of which shall be originals, telecopies or other electronic image scan transmission (e.g., “pdf” or “tif “ via e-mail) (followed promptly by originals) unless otherwise specified, each dated the Effective Date (or, in the case of certificates of governmental officials, a recent date before the Effective Date) and each in form and substance satisfactory to the Agent:

(i) counterparts of this Agreement each properly executed by a Responsible Officer of the signing Loan Party and the Lenders sufficient in number for distribution to the Agent, each Lender and the Lead Borrower;

(ii) a Note executed by the applicable Borrowers in favor of each Lender requesting a Note;

(iii) such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Agent may require evidencing (A) the authority of each Loan Party to enter into this Agreement and the other Loan Documents to which such Loan Party is a party or is to become a party and (B) the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party or is to become a party;

(iv) copies of each Loan Party’s Organization Documents and such other documents and certifications as the Agent may reasonably require to evidence that each Loan Party is duly organized or formed, and that each Loan Party is validly existing, in good standing and qualified to engage in business in each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, except to the extent that failure to so qualify in such jurisdiction could not reasonably be expected to have a Material Adverse Effect;

(v) a favorable opinion of Morrison & Foerster LLP, United States counsel to the Loan Parties, and of Blake, Cassels & Graydon LLP, Canadian counsel to the Loan Parties, addressed to the Agent and each Lender, as to such matters concerning the Loan Parties and the Loan Documents as the Agent may reasonably request;

(vi) a certificate of a Responsible Officer of the Lead Borrower certifying (A) that the conditions specified in Sections 4.02(a) and (b) have been satisfied, (B) that there has been no event or circumstance since the date of the Audited Financial Statements that has had or could be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect, (C) to the Solvency of the Loan Parties as of the Effective Date after giving effect to the transactions contemplated hereby, and (D) either that (1) no consents, licenses or approvals are required in connection with the execution, delivery and performance by such Loan Party and the validity against such Loan Party of the Loan Documents to which it is a party, or (2) that all such consents, licenses and approvals have been obtained and are in full force and effect;

(vii) evidence that all insurance required to be maintained pursuant to the Loan Documents and all endorsements in favor of the Agent required under the Loan Documents have been obtained and are in effect;

(viii) the Security Documents and certificates evidencing any stock being pledged thereunder, together with undated stock powers executed in blank, each duly executed by the applicable Loan Parties;

(ix) the Fee Letter, duly executed by the Lead Borrower;

(x) (A) an appraisal (based on net liquidation value) by a third party appraiser acceptable to the Agent of all Inventory of the Borrowers, the results of which are satisfactory to the Agent, and (B) a written report regarding the results of a commercial finance examination of the Loan Parties, which shall be satisfactory to the Agent;

(xi) results of searches or other evidence reasonably satisfactory to the Agent (in each case dated as of a date reasonably satisfactory to the Agent) indicating the absence of Liens on the assets of the Loan Parties, except for Permitted Encumbrances and Liens for which termination statements and releases, satisfactions and discharges of any Mortgages, PPSA estoppel letters and releases or subordination agreements satisfactory to the Agent are being tendered concurrently with such extension of credit or other arrangements satisfactory to the Agent for the delivery of such termination statements and releases, satisfactions and discharges have been made;

(xii) (A) all documents and instruments, including Uniform Commercial Code financing statements and PPSA financing statement registrations, required by law or reasonably requested by the Agents to be filed, registered or recorded to create or perfect the first priority (subject to Permitted Encumbrances having priority by operation of Law) Liens intended to be created under the Loan Documents and all such documents and instruments shall have been so filed, registered or recorded to the satisfaction of the Agents, (B) copies of Credit Card Notifications, which shall have been executed on behalf of such Loan Party and delivered to such Loan Party’s credit card clearinghouses and processors listed on Schedule 5.21(b), (C) Blocked Account Agreements entered into with the applicable Blocked Account Banks, and (D) control agreements with respect to the Loan Parties’ securities and investment accounts have been obtained;

(xiii) evidence that all other actions that the Agent may deem necessary or desirable in order to create valid first and subsisting Liens on the property described in the Mortgages has been taken;

(xiv) an appraisal of each of the properties described in the Mortgages complying with the requirements of FIRREA by a third party appraiser acceptable to the Agent and otherwise in form and substance satisfactory to the Agent; and

(xv) such other assurances, certificates, documents, consents or opinions as the Agent reasonably may require.

(b) After giving effect to the transactions contemplated hereby and any Credit Extensions to be made on the Effective Date, Domestic Availability shall be not less than $30,000,000.

(c) The Agent shall have received a Borrowing Base Certificate dated the Effective Date, relating to the month ended on June 30, 2011, and executed by a Responsible Officer of the Lead Borrower.

(d) The Agent shall be reasonably satisfied that any financial statements delivered to it and the Lenders fairly present the business and financial condition of the Loan Parties and that there has been no Material Adverse Effect since January 31, 2011.

(e) The Agent and the Lenders shall have received and be satisfied with (i) updated quarterly projections of the Borrowers and (ii) not more than fifteen (15) days prior to the Effective Date, financial statements for the Fiscal Month most recently ended, in each case in form and substance acceptable to the Agent.

(f) There shall not be pending any litigation or other proceeding, the result of which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

(g) There shall not have occurred any default of any Material Contract of any Loan Party which could reasonably be expected to have a Material Adverse Effect.

(h) The consummation of the transactions contemplated hereby shall not violate any Law or any Organization Document.

(i) All fees required to be paid to the Agent or the Arranger on or before the Effective Date shall have been paid in full, and all fees required to be paid to the Lenders on or before the Effective Date shall have been paid in full.

(j) The Borrowers shall have paid all fees, charges and disbursements of counsel to the Agent to the extent invoiced prior to or on the Effective Date, plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the Effective Date (provided that such estimate shall not thereafter preclude a final settling of accounts between the Borrowers and the Agent).

(k) The Agent and the Lenders shall have received all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation, the USA PATRIOT Act and the AML Legislation.

(l) No material changes in governmental regulations or policies affecting any Loan Party or any Credit Party shall have occurred prior to the Effective Date.

Without limiting the generality of the provisions of Section 9.04, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have Consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be Consented to or approved by or acceptable or satisfactory to a Lender unless the Agent shall have received notice from such Lender prior to the proposed Effective Date specifying its objection thereto.

4.02 Conditions to all Credit Extensions. The obligation of each Lender to honor any Request for Credit Extension (other than a Domestic Loan Notice or Canadian Loan Notice requesting only a Conversion of Loans to the other Type, or a continuation of LIBOR Rate Loans or BA Equivalent Loans) and of each L/C Issuer to issue each Letter of Credit is subject to the following conditions precedent:

(a) The representations and warranties of each Loan Party contained in Article V or in any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct on and as of the date of such Credit Extension, except (i) to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date, (ii) in the case of any representation and warranty qualified by materiality, they shall be true and correct in all respects and (iii) for purposes of this Section 4.02, the representations and warranties contained in Section 5.05(a) and (b) shall be deemed to refer to the most recent statements furnished pursuant to Section 6.01(a) and (b), respectively.

(b) No Default or Event of Default shall exist, or would result from such proposed Credit Extension or from the application of the proceeds thereof.

(c) The Agent and, if applicable, the L/C Issuer or the Swing Line Lender shall have received a Request for Credit Extension in accordance with the requirements hereof.

(d) No event or circumstance which could reasonably be expected to result in a Material Adverse Effect shall have occurred.

Each Request for Credit Extension (other than a Domestic Loan Notice or Canadian Loan Notice requesting only a Conversion of Loans to the other Type or a continuation of LIBOR Rate Loans or BA Equivalent Loans) submitted by the Lead Borrower or the Canadian Borrower, as applicable, shall be deemed to be a representation and warranty by the Borrowers that the conditions specified in Sections 4.02(a), (b) and (d) have been satisfied on and as of the date of the applicable Credit Extension. The conditions set forth in this Section 4.02 are for the sole benefit of the Credit Parties but until the Required Lenders otherwise direct the Agent to cease making Loans and issuing Letters of Credit, the Revolving Lenders will fund their Applicable Percentage of all Loans and L/C Advances and participate in all Swing Line Loans and Letters of Credit whenever made or issued, which are requested by the Lead Borrower or the Canadian Borrower, as applicable, and which, notwithstanding the failure of the Loan Parties to comply with the provisions of this Article IV, agreed to by the Agent provided, however, the making of any such Loans or the issuance of any Letters of Credit shall not be deemed a modification or waiver by any Credit Party of the provisions of this Article IV on any future occasion or a waiver of any rights or the Credit Parties as a result of any such failure to comply.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

To induce the Credit Parties to enter into this Agreement and to make Loans and to issue Letters of Credit hereunder, each Loan Party represents and warrants to the Agent and the other Credit Parties that:

5.01 Existence, Qualification and Power. Each Loan Party and each Subsidiary thereof (a) is a corporation, limited or unlimited liability company, partnership or limited partnership, duly incorporated, organized or formed, validly existing and, where applicable, in good standing under the Laws of the jurisdiction of its incorporation, organization or formation, (b) has all requisite power and authority and all requisite governmental licenses, permits, authorizations, consents and approvals to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, and (c) is duly qualified and is licensed and, where applicable, in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except in each case referred to in clause (b)(i) or (c), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect. Schedule 5.01 annexed hereto sets forth, as of the Effective Date, each Loan Party’s and Subsidiary’s name as it appears in official filings in its jurisdiction of incorporation or organization, organization type, organization number, if any, issued by its jurisdiction of incorporation or organization, and its federal employer identification number or similar number in a foreign jurisdiction.

5.02 Authorization; No Contravention. The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is or is to be a party, has been duly authorized by all necessary corporate or other organizational action, and does not and will not (a) contravene the terms of any of such Person’s Organization Documents; (b) conflict with or result in any breach, termination, or contravention of, or constitute a default under, or require any payment to be made under (i) any Material Contract or any Material Indebtedness to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; (c) result in or require the creation of any Lien upon any asset of any Loan Party (other than Liens in favor of the Agent under the Security Documents); or (d) violate any material Law.

5.03 Governmental Authorization; Other Consents. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document, except for (a) the perfection or maintenance of the Liens created under the Security Documents or (b) such as have been obtained or made and are in full force and effect.

5.04 Binding Effect. This Agreement has been, and each other Loan Document, when delivered, will have been, duly executed and delivered by each Loan Party that is party thereto. This Agreement constitutes, and each other applicable Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

5.05 Financial Statements; No Material Adverse Effect.

(a) The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present the financial condition of the Lead Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) show all Material Indebtedness and other liabilities, direct or contingent, of the Lead Borrower and its Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and Indebtedness.

(b) The unaudited Consolidated balance sheet of the Lead Borrower and its Subsidiaries dated April 30, 2011, and the related Consolidated statements of income or operations, Shareholders’ Equity and cash flows for the fiscal quarter ended on that date (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present the financial condition of the Lead Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments.

(c) Since the date of the Audited Financial Statements, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

(d) To the best knowledge of the Lead Borrower, no Internal Control Event exists or has occurred since the date of the Audited Financial Statements that has resulted in or could reasonably be expected to result in a misstatement in any material respect, (i) in any financial information delivered to the Agent or the Lenders, (ii) of the Canadian Borrowing Base, the Term Loan Borrowing Base or the Domestic Borrowing Base, (iii) of covenant compliance calculations provided hereunder or (iv) of the assets, liabilities, financial condition or results of operations of the Lead Borrower and its Subsidiaries on a Consolidated basis.

(e) The Consolidated forecasted balance sheet and statements of income and cash flows of the Lead Borrower and its Subsidiaries delivered pursuant to Section 6.01(d) were prepared in good faith on the basis of the assumptions stated therein, which assumptions were fair in light of the conditions existing at the time of delivery of such forecasts, and represented, at the time of delivery, the Loan Parties’ best estimate of its future financial performance.

5.06 Litigation. There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Loan Parties after due and diligent investigation, threatened in writing or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against any Loan Party or any of its Subsidiaries or against any of its properties or revenues that (a) purport to affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby, or (b) either individually or in the aggregate, if determined adversely, could reasonably be expected to have a Material Adverse Effect.

5.07 No Default. No Loan Party or any Subsidiary is in default under or with respect to, or party to, any Material Contract or any Material Indebtedness. No Default or Event of Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

5.08 Ownership of Property; Liens

(a) Each of the Loan Parties has marketable title in fee simple to or valid leasehold interests in, all Real Estate necessary or used in the ordinary conduct of its business, except for such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each of the Loan Parties has good and marketable title to, valid leasehold interests in, or valid licenses to use all personal property and assets material to the ordinary conduct of its business.

(b) Schedule 5.08(b)(1) sets forth the address (including street address, county and state or province) of all Real Estate (excluding Leases) that is owned by the Loan Parties, together with a list of the holders of any mortgage or other Lien thereon as of the Effective Date. Each Loan Party has good, marketable and insurable fee simple title to the Real Estate owned by such Loan Party or such Subsidiary, free and clear of all Liens, other than Permitted Encumbrances. Schedule 5.08(b)(2) sets forth the address (including street address, county and state or province) of all Leases of the Loan Parties, together with the name of each lessor and its contact information with respect to each such Lease as of the Effective Date. Each of such Leases is in full force and effect and the Loan Parties are not in default of the terms thereof.

(c) Schedule 7.01 sets forth a complete and accurate list of all Liens on the property or assets of each Loan Party on the Effective Date, showing the lienholder thereof, the principal amount of the obligations secured thereby and the property or assets of such Loan Party subject thereto. The property of each Loan Party is subject to no Liens, other than Permitted Encumbrances.

(d) Schedule 7.02 sets forth a complete and accurate list of each Investment held by any Loan Party on the Effective Date, showing as of the Effective Date the amount, obligor or issuer and maturity, if any, thereof.

(e) Schedule 7.03 sets forth a complete and accurate list of all Indebtedness of each Loan Party on the Effective Date, showing as of the Effective Date the amount, obligor or issuer and maturity thereof.

5.09 Environmental Compliance.

(a) No Loan Party (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability, except, in each case, as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) None of the properties currently, or, to the best knowledge of the Loan Parties, formerly, owned or operated by any Loan Party is listed or proposed for listing on the NPL or on the CERCLIS or any analogous foreign, state, provincial, municipal or local list; there are no and never have been any underground or above-ground storage tanks or any surface impoundments, septic tanks, pits, sumps or lagoons in which Hazardous Materials are being or have been treated, stored or disposed on any property currently owned or operated by any Loan Party or, to the best of the knowledge of the Loan Parties, on any property formerly owned or operated by any Loan Party; there is no asbestos or asbestos-containing material on any property currently owned or operated by any Loan Party; and Hazardous Materials have not been released, discharged or disposed of on any property currently or formerly owned or operated by any Loan Party.

(c) No Loan Party is undertaking, and no Loan Party has completed, either individually or together with other potentially responsible parties, any investigation or assessment or remedial or response action relating to any actual or threatened release, discharge or disposal of Hazardous Materials at any site, location or operation, either voluntarily or pursuant to the order of any Governmental Authority or the requirements of any Environmental Law; and all Hazardous Materials generated, used, treated, handled or stored at, or transported to or from, any property currently or formerly owned or operated by any Loan Party have been disposed of in a manner not reasonably expected to result in material liability to any Loan Party.

5.10 Insurance. The properties of the Loan Parties are insured with financially sound and reputable insurance companies which are not Affiliates of the Loan Parties, in such amounts, with such deductibles and covering such risks (including, without limitation, workmen’s compensation, public liability, business interruption and property damage insurance) as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Loan Parties operates. Schedule 5.10 sets forth a description of all insurance maintained by or on behalf of the Loan Parties as of the Effective Date. As of the Effective Date, each insurance policy listed on Schedule 5.10 is in full force and effect and all premiums in respect thereof that are due and payable have been paid.

5.11 Taxes. The Loan Parties have filed all federal, state, provincial and other material tax returns and reports required to be filed, and have paid all federal, state, provincial and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings being diligently conducted, for which adequate reserves have been provided in accordance with GAAP, as to which Taxes no Lien has been filed or seizure or garnishment made and which contest effectively suspends the collection of the contested obligation and the enforcement of any Lien or other right or remedy securing such obligation. There is no proposed tax assessment against any Loan Party that would, if made, have a Material Adverse Effect. No Loan Party or any Subsidiary thereof is a party to any tax sharing agreement.

5.12 ERISA Compliance; Canadian Pension Plans.

(a) Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or state Laws. Each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter or opinion letter from the IRS or the remedial amendment period for such Plan has not expired and, to the best knowledge of the Lead Borrower, nothing has occurred which would prevent, or cause the loss of, such qualification. The Domestic Loan Parties and each ERISA Affiliate have made all required contributions to each Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan. No Lien imposed under the Code or ERISA exists or is likely to arise on account of any Plan.

(b) There are no pending or, to the best knowledge of the Lead Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c)(i) No ERISA Event has occurred or is reasonably expected to occur; (ii) no Pension Plan has any Unfunded Pension Liability that could reasonably be expected to have a Material Adverse Effect; (iii) neither any Domestic Loan Party nor any ERISA Affiliate has incurred, or reasonably expects to incur, any material liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) neither any Domestic Loan Party nor any ERISA Affiliate has incurred, or reasonably expects to incur, any material liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such material liability) under Sections 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) neither any Domestic Loan Party nor any ERISA Affiliate has engaged in a transaction that could reasonably be subject to Sections 4069 or 4212(c) of ERISA.

(d) No Canadian Loan Party maintains or is required to contribute to any Canadian Pension Plan.

5.13 Subsidiaries; Equity Interests. As of the Effective Date, the Loan Parties have no Subsidiaries other than those specifically disclosed in Part (a) of Schedule 5.13, which Schedule sets forth the legal name, jurisdiction of incorporation or formation and authorized Equity Interests of each such Subsidiary. All of the outstanding Equity Interests in the Loan Parties and the Subsidiaries have been validly issued, are fully paid and non-assessable and are owned in the amounts specified on Part (a) of Schedule 5.13 free and clear of all Liens except for Permitted Encumbrances arising by operation of Law. Except as set forth in Schedule 5.13, there are no outstanding rights to purchase any Equity Interests in any Subsidiary. As of the Effective Date, the Loan Parties have no equity investments in any other corporation or entity other than those specifically disclosed in Part (b) of Schedule 5.13. The copies of the Organization Documents of each Loan Party and each amendment thereto provided pursuant to Section 4.01 are true and correct copies of each such document as of the Effective Date, each of which is valid and in full force and effect as of the Effective Date.

5.14 Margin Regulations; Investment Company Act.

(a) No Loan Party is engaged or will be engaged, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock. None of the proceeds of the Credit Extensions shall be used directly or indirectly for any purpose that violates Regulations T, U, or X issued by the FRB.

(b) None of the Loan Parties, any Person Controlling any Loan Party, or any Subsidiary is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

5.15 Disclosure. Each Loan Party has disclosed to the Agent and the Lenders all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. No report, financial statement, certificate or other information furnished (whether in writing or orally) by or on behalf of any Loan Party to the Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (in each case, as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Loan Parties represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

5.16 Compliance with Laws. Each of the Loan Parties is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

5.17 Intellectual Property; Licenses, Etc. The Loan Parties own, or possess the right to use, all of the Intellectual Property, licenses, permits and other authorizations that are reasonably necessary for the operation of their respective businesses, to avoid conflict with the rights of any other Person. To the best knowledge of the Lead Borrower, no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by any Loan Party infringes upon any rights held by any other Person. No claim or litigation regarding any of the foregoing is pending or, to the best knowledge of the Lead Borrower, threatened in writing, which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

5.18 Labor Matters.

There are no strikes, lockouts, slowdowns or other material labor disputes against any Loan Party pending or, to the knowledge of any Loan Party, threatened in writing. The hours worked by and payments made to employees of the Loan Parties comply with the Fair Labor Standards Act and any other applicable federal, state, provincial, municipal, local or foreign Law dealing with such matters. No Loan Party has incurred any liability or obligation under the Worker Adjustment and Retraining Act or similar state, provincial or foreign Law. All payments due from any Loan Party, or for which any claim may be made against any Loan Party, on account of wages and employee health and welfare insurance and other benefits, have been paid or properly accrued in accordance with GAAP as a liability on the books of such Loan Party. Except as set forth on Schedule 5.18, no Loan Party is a party to or bound by any collective bargaining agreement, management agreement, employment agreement, bonus, restricted stock, stock option, or stock appreciation plan or agreement or any similar plan, agreement or arrangement. There are no representation proceedings pending or, to any Loan Party’s knowledge, threatened in writing to be filed with the National Labor Relations Board, and no labor organization or group of employees of any Loan Party has made a pending demand for recognition. There are no complaints, unfair labor practice charges, grievances, arbitrations, unfair employment practices charges or any other claims or complaints against any Loan Party pending or, to the knowledge of any Loan Party, threatened in writing to be filed with any Governmental Authority or arbitrator based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment of any employee of any Loan Party. The consummation of the transactions contemplated by the Loan Documents will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which any Loan Party is bound.

5.19 Security Documents.

(a) The Security Agreement creates in favor of the Agent, for the benefit of the Credit Parties, a legal, valid, continuing and enforceable Lien on the Collateral (as defined in the Security Agreement), the enforceability of which is subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law. The financing statements, releases and other filings are in appropriate form and have been or will be filed in the offices specified in Schedule II of the Security Agreement. Upon (i) the filing of UCC financing statements, naming the Agent as secured party, Domestic Loan Parties as debtors and such Collateral as collateral, in the offices of the Secretaries of States of the States in which the Domestic Loan Parties are incorporated or formed, the Agent will have a perfected Lien on, and security interest in, to and under all right, title and interest of the Domestic Loan Parties in all such Collateral that may be perfected by the filing of a UCC financing statement, (ii) the obtaining of “control” (as defined in the UCC) of any such Collateral, the Agent will have a perfected Lien on, and security interest in, to and under all right, title and interest of the Domestic Loan Parties in all such Collateral that may be perfected by obtaining control, in each case prior and superior in right to any other Person (other than holders of Permitted Encumbrances having priority by operation of Law).

(b) When the Security Agreement (or a short form thereof) is filed in the United States Patent and Trademark Office, the United States Copyright Office and the Canadian Intellectual Property Office and when financing statements, releases and other filings in appropriate form are filed in the offices specified on Schedule II of the Security Agreement, the Agent shall have a fully perfected Lien on, and security interest in, all right, title and interest of the applicable Loan Parties in the Intellectual Property Collateral (as defined in the Security Agreement or the Canadian Security Documents, as applicable) in which a security interest may be perfected by filing, recording or registering a security agreement, financing statement or analogous document in the United States Patent and Trademark Office, the United States Copyright Office or the Canadian Intellectual Property Office, as applicable, in each case prior and superior in right to any other Person (it being understood that subsequent recordings in the United States Patent and Trademark Office, the United States Copyright Office and the Canadian Intellectual Property Office may be necessary to perfect a Lien on registered trademarks, trademark applications and copyrights acquired by the applicable Loan Parties after the Effective Date).

(c) The Canadian Security Documents create in favor of the Agent, for the benefit of the Canadian Credit Parties, a legal, valid, continuing and enforceable security interest in the Collateral (as defined in the Canadian Security Documents), the enforceability of which is subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law. The financing statements, releases and other filings are in appropriate form and have been filed in the offices specified in Schedule II of the General Security Agreement forming part of the Canadian Security Documents. Upon such filings, the Agent will have a perfected Lien on, and security interest in, to and under all right, title and interest of the grantors thereunder in all Collateral that may be perfected under the PPSA (in effect on the date this representation is made) by filing, recording or registering a financing statement or analogous document (including without limitation the proceeds of such Collateral subject to the limitations relating to such proceeds in the PPSA), in each case prior and superior in right to any other Person (other than holders of Permitted Encumbrances having priority by operation of Law).

(d) The Mortgages create in favor of the Agent, for the benefit of the Credit Parties, a legal, valid, continuing and enforceable Lien in the Mortgaged Property (as defined in the Mortgages), the enforceability of which is subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law. Upon the filing or recording of the Mortgages with the appropriate Governmental Authorities, the Agent will have a perfected Lien on, and security interest in, to and under all right, title and interest of the grantors thereunder in all Mortgaged Property that may be perfected by such filing (including without limitation the proceeds of such Mortgaged Property), in each case prior and superior in right to any other Person.

5.20 Solvency

After giving effect to the transactions contemplated by this Agreement, and before and after giving effect to each Credit Extension, the Loan Parties, on a Consolidated basis, are Solvent. No transfer of property has been or will be made by any Loan Party and no obligation has been or will be incurred by any Loan Party in connection with the transactions contemplated by this Agreement or the other Loan Documents with the intent to hinder, delay, or defraud either present or future creditors of any Loan Party.

5.21 Deposit Accounts; Credit Card Arrangements.

(a) Annexed hereto as Schedule 5.21(a) is a list of all DDAs maintained by the Loan Parties as of the Effective Date, which Schedule includes, with respect to each DDA (i) the name and address of the depository; (ii) the account number(s) maintained with such depository; (iii) a contact person at such depository, and (iv) the identification of each Blocked Account Bank.

(b) Annexed hereto as Schedule 5.21(b) is a list describing all arrangements as of the Effective Date to which any Loan Party is a party with respect to the processing and/or payment to such Loan Party of the proceeds of any credit card charges and debit card charges for sales made by such Loan Party.

5.22 Brokers. No broker or finder brought about the obtaining, making or closing of the Loans or transactions contemplated by the Loan Documents, and no Loan Party or Affiliate thereof has any obligation to any Person in respect of any finder’s or brokerage fees in connection therewith.

5.23 Customer and Trade Relations. There exists no actual or, to the knowledge of any Loan Party, threatened in writing, termination or cancellation of, or any material adverse modification or change in the business relationship of any Loan Party with any supplier material to its operations.

5.24 Material Contracts. Schedule 5.24 sets forth all Material Contracts to which any Loan Party is a party or is bound as of the Effective Date. The Loan Parties are not in breach or in default in any material respect of or under any Material Contract and have not received any notice of the intention of any other party thereto to terminate any Material Contract.

5.25 Casualty. Neither the businesses nor the properties of any Loan Party or any of its Subsidiaries are affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy or other casualty (whether or not covered by insurance) that, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

ARTICLE VI

AFFIRMATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied (other than contingent indemnification claims for which a claim has not been asserted), or any Letter of Credit shall remain outstanding, the Loan Parties shall, and shall (except in the case of the covenants set forth in Sections 6.01, 6.02, and 6.03) cause each Subsidiary to:

6.01 Financial Statements. Deliver to the Agent, in form and detail satisfactory to the Agent:

(a) as soon as available, but in any event within 90 days after the end of each Fiscal Year of the Lead Borrower, a Consolidated and consolidating balance sheet of the Lead Borrower and its Subsidiaries as at the end of such Fiscal Year, and the related consolidated and consolidating statements of income or operations, Shareholders’ Equity and cash flows for such Fiscal Year, setting forth in each case in comparative form the figures for the previous Fiscal Year, all in reasonable detail and prepared in accordance with GAAP, such consolidated statements to be audited and accompanied by a report and unqualified opinion of a Registered Public Accounting Firm of nationally recognized standing reasonably acceptable to the Agent, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit, and such consolidating statements to be certified by a Responsible Officer of the Lead Borrower to the effect that such statements are fairly stated in all material respects when considered in relation to the consolidated financial statements of the Lead Borrower and its Subsidiaries;

(b) as soon as available, but in any event within 45 days after the end of each Fiscal Quarter of each Fiscal Year of the Lead Borrower, a Consolidated balance sheet of the Lead Borrower and its Subsidiaries as at the end of such Fiscal Quarter, and the related consolidated statements of income or operations, Shareholders’ Equity and cash flows for such Fiscal Quarter and for the portion of the Lead Borrower’s Fiscal Year then ended, setting forth in each case in comparative form the figures for (A) such period set forth in the projections delivered pursuant to Section 6.01(d) hereof, (B) the corresponding Fiscal Quarter of the previous Fiscal Year and (C) the corresponding portion of the previous Fiscal Year, all in reasonable detail, certified by a Responsible Officer of the Lead Borrower as fairly presenting the financial condition, results of operations, Shareholders’ Equity and cash flows of the Lead Borrower and its Subsidiaries as of the end of such Fiscal Quarter in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes;

(c) as soon as available, but in any event within 30 days after the end of each of the Fiscal Months of each fiscal year of the Lead Borrower, a consolidated balance sheet of the Lead Borrower and its Subsidiaries as at the end of such Fiscal Month, and the related consolidated statements of income or operations, Shareholders’ Equity and cash flows for such Fiscal Month, and for the portion of the Lead Borrower’s Fiscal Year then ended, setting forth in each case in comparative form the figures for (A) such period set forth in the projections delivered pursuant to Section 6.01(d) hereof, (B) the corresponding Fiscal Month of the previous Fiscal Year and (C) the corresponding portion of the previous fiscal year, all in reasonable detail, certified by a Responsible Officer of the Lead Borrower as fairly presenting the financial condition, results of operations, Shareholders’ Equity and cash flows of the Lead Borrower and its Subsidiaries as of the end of such Fiscal Month in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes;

(d) as soon as available, but in any event no more than 60 days after the end of each Fiscal Year of the Lead Borrower, forecasts prepared by management of the Lead Borrower, in form satisfactory to the Agent, of Canadian Availability, Domestic Availability and Total Availability, a statement of the projected number of Stores to be opened and closed by the Borrowers, and the consolidated balance sheets and statements of income or operations and cash flows of the Lead Borrower and its Subsidiaries on a monthly basis for the immediately following Fiscal Year (including the fiscal year in which the Maturity Date occurs).

6.02 Certificates; Other Information. Deliver to the Agent, in form and detail satisfactory to the Agent:

(a) concurrently with the delivery of the financial statements referred to in Sections 6.01(a) and (b) and (c), a duly completed Compliance Certificate signed by a Responsible Officer of the Lead Borrower;

(b) on the first Monday of each Fiscal Month (or, if such day is not a Business Day, on the next succeeding Business Day), or more frequently as the Borrowers may elect, a Borrowing Base Certificate showing the Canadian Borrowing Base, the Term Loan Borrowing Base and the Domestic Borrowing Base as of the close of business as of the last day of the immediately preceding Fiscal Month, each Borrowing Base Certificate to be certified as complete and correct by a Responsible Officer of the Lead Borrower; provided that at any time that an Accelerated Borrowing Base Delivery Event has occurred and is continuing, such Borrowing Base Certificate shall be delivered on Monday of each week (or, if Monday is not a Business Day, on the next succeeding Business Day), as of the close of business on the immediately preceding Saturday;

(c) promptly upon receipt, copies of any detailed audit reports or management letters submitted to the board of directors (or the audit committee of the board of directors) of any Loan Party by its Registered Public Accounting Firm in connection with the accounts or books of the Loan Parties or any Subsidiary, or any audit of any of them, including, without limitation, specifying any Internal Control Event;

(d) promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of the Loan Parties, and copies of all annual, regular, periodic and special reports and registration statements which any Loan Party may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934 or with any Canadian national securities exchange;

(e) the financial and collateral reports described on Schedule 6.02 hereto, at the times set forth in such Schedule;

(f) as soon as available, but in any event within 30 days after the end of each Fiscal Year of the Loan Parties, a report summarizing the insurance coverage (specifying type, amount and carrier) in effect for each Loan Party and its Subsidiaries;

(g) promptly after the Agent’s request therefor, copies of all Material Contracts and documents evidencing Material Indebtedness;

(h) promptly, and in any event within five Business Days after receipt thereof by any Loan Party or any Subsidiary thereof, copies of each material notice or other material correspondence received from any Governmental Authority (including, without limitation, the SEC (or comparable agency in Canada or any other applicable non-U.S. jurisdiction) concerning any proceeding with, or investigation or possible investigation or other inquiry by such Governmental Authority regarding financial or other operational results of any Loan Party or any Subsidiary thereof or any other matter which, if adversely determined, could reasonably expected to have a Material Adverse Effect; and

(i) promptly, such additional information regarding the business affairs, financial condition or operations of any Loan Party or any Subsidiary, or compliance with the terms of the Loan Documents, as the Agent or any Lender may from time to time reasonably request.

Documents required to be delivered pursuant to Section 6.01(a), (b), or (c) or Section 6.02(d) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Lead Borrower posts such documents, or provides a link thereto on the Lead Borrower’s website on the Internet at the website address listed on Schedule 10.02; or (ii) on which such documents are posted on the Lead Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Agent have access (whether a commercial, third-party website or whether sponsored by the Agent); provided that: (A) the Lead Borrower shall deliver paper copies of such documents to the Agent until a written request to cease delivering paper copies is given by the Agent and (B) the Lead Borrower shall notify the Agent (by telecopier or electronic mail) of the posting of any such documents and provide to the Agent by electronic mail electronic versions (i.e., soft copies) of such documents. The Agent shall not have any obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Loan Parties with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

The Loan Parties hereby acknowledge that (a) the Agent and/or the Arranger will make available to the Lenders and the L/C Issuer materials and/or information provided by or on behalf of the Loan Parties hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Loan Parties or their securities) (each, a “Public Lender”). The Loan Parties hereby agree that they will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (w) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Loan Parties shall be deemed to have authorized the Agent, the Arranger, the L/C Issuer and the Lenders to treat such Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to the Loan Parties or their securities for purposes of United States or Canada federal, provincial and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 10.07); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor”; and (z) the Agent and the Arranger shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.”

6.03 Notices. Promptly notify the Agent:

(a) of the occurrence of any Default or Event of Default;

(b) following such Loan Party’s obtaining knowledge of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect,

(c) following such Loan Party’s obtaining knowledge of any “event of default” or similar event under, a Material Contract or with respect to Material Indebtedness of any Loan Party or any Subsidiary thereof;

(d) of the occurrence of any ERISA Event or Termination Event;

(e) of any material change in accounting policies or financial reporting practices by any Loan Party or any Subsidiary thereof;

(f) of any change in any Loan Party’s senior executive officers;

(g) of the discharge by any Loan Party of its present Registered Public Accounting Firm or any withdrawal or resignation by such Registered Public Accounting Firm;

(h) of any collective bargaining agreement or other labor contract to which a Loan Party becomes a party, or the application for the certification of a collective bargaining agent;

(i) following such Loan Party’s obtaining knowledge of the filing of any Lien for unpaid Taxes against any Loan Party or the receipt by any Loan Party of a notice to pay or garnishment for unpaid Taxes;

(j) of any Prepayment Event;

(k) of any written notice of a dispute received by such Loan Party with respect to any licensing, patent, royalty, trademark, trade name or copyright agreement with any third party regarding the threatened termination of such agreement; and

(l) of any failure by any Loan Party to pay rent beyond any applicable cure or grace period provided in the applicable lease at (i) any of the Loan Parties’ distribution centers or warehouses; (ii) twenty (20%) or more of such Loan Party’s Store locations or (iii) any of such Loan Party’s locations if such failure would be reasonably likely to result in a Material Adverse Effect.

Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer of the Lead Borrower setting forth details of the occurrence referred to therein and stating what action the Lead Borrower has taken and proposes to take with respect thereto.

6.04 Payment of Obligations. Pay and discharge as the same shall become due and payable, all its obligations and liabilities, including (a) all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, (b) all lawful claims (including, without limitation, claims of landlords, warehousemen, customs brokers, freight forwarders, consolidators, and carriers) which, if unpaid, would by Law become a Lien upon its property other than a Permitted Encumbrance; and (c) all Material Indebtedness, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness, except, in each case, where (i) the validity or amount thereof is being contested in good faith by appropriate proceedings, (ii) such Loan Party has set aside on its books adequate reserves with respect thereto in accordance with GAAP, (iii) such contest effectively suspends collection of the contested obligation and enforcement of any Lien securing such obligation, (iv) no Lien has been filed with respect thereto and (v) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect. Nothing contained herein shall be deemed to limit the rights of the Agents with respect to determining Reserves pursuant to this Agreement.

6.05 Preservation of Existence, Etc. (a) Preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization or formation except in a transaction permitted by Section 7.05 or 7.06 and except for the dissolution, liquidation, winding up or cessation of existence of any Subsidiary that is not a Material Subsidiary; (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) preserve or renew all of its Intellectual Property, except to the extent such Intellectual Property is no longer used or useful in the conduct of the business of the Loan Parties.

6.06 Maintenance of Properties. (a) Maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted; and (b) make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

6.07 Maintenance of Insurance (a). Maintain with financially sound and reputable insurance companies reasonably acceptable to the Agent and not Affiliates of the Loan Parties, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business and operating in the same or similar locations or as is required by Law, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons and as are reasonably acceptable to the Agent.

(b) Maintain for themselves and their Subsidiaries, a Directors and Officers insurance policy, and a “Blanket Crime” policy including employee dishonesty, forgery or alteration, theft, disappearance and destruction, robbery and safe burglary, property, and computer fraud coverage with responsible companies in such amounts as are customarily carried by business entities engaged in similar businesses similarly situated, and will upon request by the Agent furnish the Agent certificates evidencing renewal of each such policy.

(c) Cause fire and extended coverage policies maintained with respect to any Collateral to be endorsed or otherwise amended to include (i) a non-contributing mortgage clause (regarding improvements to Real Estate) and lenders’ loss payable clause (regarding personal property), in form and substance satisfactory to the Agent, which endorsements or amendments shall provide that, unless otherwise directed by the Agent, the insurer shall pay all proceeds otherwise payable to the Loan Parties under the policies directly to the Agent, (ii) a provision to the effect that none of the Loan Parties, Credit Parties or any other Person shall be a co-insurer and (iii) such other provisions as the Agent may reasonably require from time to time to protect the interests of the Credit Parties.

(d) Cause commercial general liability policies to be endorsed to name the Agent as an additional insured.

(e) Cause business interruption policies to name the Agent as a loss payee and to be endorsed or amended to include (i) a provision that, from and after the Effective Date, unless otherwise directed by the Agent, the insurer shall pay all proceeds otherwise payable to the Loan Parties under the policies directly to the Agent, (ii) a provision to the effect that none of the Loan Parties, the Agent, or any other party shall be a co-insurer and (iii) such other provisions as the Agent may reasonably require from time to time to protect the interests of the Credit Parties.

(f) Cause each such policy referred to in this Section 6.07 to also provide that it shall not be canceled, modified or not renewed (i) by reason of nonpayment of premium except upon not less than ten (10) days’ prior written notice thereof by the insurer to the Agent (giving the Agent the right to cure defaults in the payment of premiums) or (ii) for any other reason except upon not less than thirty (30) days’ prior written notice thereof by the insurer to the Agent.

(g) Deliver to the Agent, prior to the cancellation, modification or non-renewal of any such policy of insurance, a copy of a renewal or replacement policy (or other evidence of renewal of a policy previously delivered to the Agent, including an insurance binder) together with evidence satisfactory to the Agent of payment of the premium therefor.

(h) If at any time the area in which any Eligible Real Estate are located is designated (i) a “flood hazard area” in any Flood Insurance Rate Map published by the Federal Emergency Management Agency (or any successor agency), obtain flood insurance in such total amount as is reasonable and customary for companies engaged in the business of operating supermarkets, and otherwise comply with the National Flood Insurance Program as set forth in the Flood Disaster Protection Act of 1973, as amended from time to time, or (ii) a “Zone 1” area, obtain earthquake insurance in such total amount as is reasonable and customary for companies engaged in a similar situated business.

(i) Permit any representatives that are designated by the Agent to inspect the insurance policies maintained by or on behalf of the Loan Parties and, subject to Section 6.10(a), to inspect books and records related thereto and any properties covered thereby.

None of the Credit Parties, or their agents or employees shall be liable for any loss or damage insured by the insurance policies required to be maintained under this Section 6.07. Each Loan Party shall look solely to its insurance companies or any other parties other than the Credit Parties for the recovery of such loss or damage and such insurance companies shall have no rights of subrogation against any Credit Party or its agents or employees. If, however, the insurance policies do not provide waiver of subrogation rights against such parties, as required above, then the Loan Parties hereby agree, to the extent permitted by law, to waive their right of recovery, if any, against the Credit Parties and their agents and employees. The designation of any form, type or amount of insurance coverage by any Credit Party under this Section 6.07 shall in no event be deemed a representation, warranty or advice by such Credit Party that such insurance is adequate for the purposes of the business of the Loan Parties or the protection of their properties.

6.08 Compliance with Laws. Comply in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves have been set aside and maintained by the Loan Parties in accordance with GAAP; (b) such contest effectively suspends enforcement of the contested Laws, and (c) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

6.09 Books and Records; Accountants.

(a) Maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of the Loan Parties or such Subsidiary, as the case may be; and (ii) maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over the Loan Parties or such Subsidiary, as the case may be.

(b) At all times retain a Registered Public Accounting Firm which is reasonably satisfactory to the Agent.

6.10 Inspection Rights.

(a) Permit representatives and independent contractors of the Agent to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and Registered Public Accounting Firm, all at the expense of the Loan Parties and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Lead Borrower or the Canadian Borrower, as applicable; provided, however, that when a Default or an Event of Default exists the Agent (or any of its representatives or independent contractors) may do any of the foregoing at the expense of the Loan Parties at any time during normal business hours and without advance notice.

(b) Upon the request of the Agent after reasonable prior notice, permit the Agent or professionals (including investment bankers, consultants, accountants, and lawyers) retained by the Agent to conduct commercial finance examinations and other evaluations, including, without limitation, of (i) the Lead Borrower’s or the Canadian Borrower’s, as applicable, practices in the computation of the Canadian Borrowing Base, the Term Loan Borrowing Base and the Domestic Borrowing Base (ii) the assets included in the Canadian Borrowing Base, the Term Loan Borrowing Base and the Domestic Borrowing Base and related financial information such as, but not limited to, sales, gross margins, payables, accruals and reserves, and (iii) the Loan Parties’ business plan, forecasts and cash flows. The Loan Parties shall pay the fees and expenses of the Agent and such professionals with respect to (i) while no Event of Default shall have occurred and be continuing, one commercial finance examination during any twelve month period; provided that, (A) if Domestic Availability at any time is less than 50% of the Loan Cap but greater than or equal to the greater of (x) 15% of the Loan Cap and (y) $20,000,000, the Loan Parties shall pay such fees and expenses for two commercial finance examinations during any twelve month period, and (B) if Domestic Availability is less than the greater of (x) 15% of the Loan Cap and (y) $20,000,000, the Loan Parties shall pay such fees and expenses for three commercial finance examinations in any twelve month period, and (ii) all such commercial finance examinations, if required by Law or if an Event of Default shall have occurred and be continuing. Notwithstanding the foregoing, the Agent shall cause at least one commercial finance examination to be conducted during each twelve month period following the Effective Date at the expense of the Loan Parties, and may cause additional commercial finance examinations to be undertaken as it in its discretion deems necessary or appropriate, at its own expense.

(c) Upon the request of the Agent after reasonable prior notice, permit the Agent or professionals (including appraisers) retained by the Agent to conduct appraisals of the Inventory Collateral, including, without limitation, the Inventory included in the Canadian Borrowing Base and Domestic Borrowing Base. The Loan Parties shall pay the fees and expenses of the Agent and such professionals with respect to (i) while no Event of Default shall have occurred and be continuing, one appraisal during any twelve month period; provided that, (A) if Domestic Availability at any time is less than 50% of the Loan Cap but greater than or equal to the greater of (x) 15% of the Loan Cap and (y) $20,000,000, the Loan Parties shall pay such fees and expenses for two appraisals during any twelve month period, and (B) if Domestic Availability is less than the greater of (x) 15% of the Loan Cap and (y) $20,000,000, the Loan Parties shall pay such fees and expenses for three appraisals in any twelve month period, and (ii) all such appraisals, if required by Law or if an Event of Default shall have occurred and be continuing. Notwithstanding the foregoing, the Agent shall cause at least one Inventory appraisal to be conducted during each twelve month period following the Effective Date at the expense of the Loan Parties, and may cause additional appraisals to be undertaken as it in its discretion deems necessary or appropriate, at its own expense.

(d) Upon the reasonable request of the Agent after reasonable prior notice, permit the Agent or professionals (including appraisers) retained by the Agent to conduct appraisals of the Registered Trade Names. The Loan Parties shall pay the fees and expenses of the Agent and such professionals with respect to (i) while no Event of Default shall have occurred and be continuing, up to one appraisal during any twelve month period, and (ii) all such appraisals, if required by Law or if an Event of Default shall have occurred and be continuing. Notwithstanding the foregoing, the Agent may cause additional appraisals of the Registered Trade Names to be undertaken as it in its discretion deems necessary or appropriate, at the Term Lender’s expense.

(e) Upon the request of the Agent after reasonable prior notice, permit the Agent or professionals (including appraisers) retained by the Agent to conduct appraisals of the Eligible Real Estate. The Loan Parties shall pay the fees and expenses of the Agent and such professionals with respect to (i) while no Event of Default shall have occurred and be continuing, up to one appraisal during any twelve month period, and (ii) all such appraisals, if required by Law or if an Event of Default shall have occurred and be continuing. Notwithstanding the foregoing, the Agent may cause additional appraisals of Eligible Real Estate to be undertaken as it in its discretion deems necessary or appropriate, at its own expense.

(f) Permit the Agent, from time to time, to engage a geohydrologist, an independent engineer or other qualified consultant or expert, reasonably acceptable to the Agent, at the expense of the Loan Parties, to undertake Phase I environmental site assessments during the term of this Agreement of the Eligible Real Estate, provided that such assessments may only be undertaken (i) during the continuance of a Default or an Event of Default, or (ii) if a Loan Party receives any notice or obtains knowledge of (A) any potential or known release of any Hazardous Materials at or from any Eligible Real Estate, notification of which must be given to any Governmental Authority under any Environmental Law, or notification of which has, in fact, been given to any Governmental Authority, or (B) any complaint, order, citation or notice with regard to air emissions, water discharges, or any other environmental health or safety matter affecting any Loan Party or any Eligible Real Estate from any Person (including, without limitation, the Environmental Protection Agency). Environmental assessments may include detailed visual inspections of the Real Estate, including, without limitation, any and all storage areas, storage tanks, drains, dry wells and leaching areas, and the taking of soil samples, surface water samples and ground water samples, as well as such other investigations or analyses as are reasonably necessary for a determination of the compliance of the Real Estate and the use and operation thereof with all applicable Environmental Laws. The Borrowers will, and will cause each of their Subsidiaries to, cooperate in all respects with the Agent and such third parties to enable such assessment and evaluation to be timely completed in a manner reasonably satisfactory to the Agent.

6.11 Additional Loan Parties. Notify the Agent at the time that any Person becomes a Subsidiary, and promptly thereafter (and in any event within fifteen (15) days): (a) cause such Subsidiary, if it is a Material Subsidiary that is not a CFC (other than a Canadian Subsidiary guaranteeing Canadian Liabilities), (i) to become, at the Agent’s option, a Borrower or Guarantor by executing and delivering to the Agent a Joinder to the Loan Documents, or such other documents as the Agent shall deem appropriate for such purpose, (ii) to grant a Lien to the Agent on such Subsidiary’s assets of the same type that constitute Collateral to secure the Obligations, and (iii) deliver to the Agent documents of the types referred to in Sections 4.01(a)(iii) and (iv) and favorable opinions of counsel to such Subsidiary (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to in clause (i)), and (b) if any Equity Interests or Indebtedness of such Subsidiary are owned by or owing to any Loan Party, to the extent that such Equity Interests or

Indebtedness are not already Collateral, to pledge such Equity Interests and promissory notes evidencing such Indebtedness (except that, if such Subsidiary is a CFC, the Equity Interests of such Subsidiary to be pledged by any Domestic Loan Party shall be limited to 65% of the outstanding voting Equity Interests of such Subsidiary and 100% of the non-voting Equity Interests of such Subsidiary, in each case in form, content and scope reasonably satisfactory to the Agent. In no event shall compliance with this Section 6.11 waive or be deemed a waiver or Consent to any transaction giving rise to the need to comply with this Section 6.11 if such transaction was not otherwise expressly permitted by this Agreement or constitute or be deemed to constitute, with respect to any Subsidiary, an approval of such Person as a Borrower or permit the inclusion of any acquired assets in the computation of the Canadian Borrowing Base, the Term Loan Borrowing Base or the Domestic Borrowing Base.

6.12 Cash Management.

(a) ACH or wire transfer no less frequently than daily (and whether or not there are then any outstanding Obligations) to a Blocked Account all amounts on deposit in each DDA (net of any minimum balance, not to exceed $2,500.00, as may be required to be kept in the subject DDA by the depository institution at which such DDA is maintained) and all payments due from credit card processors.

(b) (i) After the occurrence and during the continuance of a Cash Dominion Event, cause the ACH or wire transfer by the Domestic Loan Parties to the concentration account maintained at Bank of America or with another Domestic Lender reasonably satisfactory to the Agent with whom a Blocked Account Agreement has been executed (the “U.S. Concentration Account”) , and (ii) after the occurrence and during the continuance of an Event of Default, cause the ACH or wire transfer by the Canadian Loan Parties to the concentration account maintained at Bank of America-Canada Branch or with another Canadian Lender reasonably satisfactory to the Agent with whom a Blocked Account Agreement has been executed (the “Canadian Concentration Account”), as applicable, in each case no less frequently than daily (and whether or not there are then any outstanding Obligations), all cash receipts and collections received by each applicable Loan Party from all sources, including, without limitation, the following:

(i) all available cash receipts from the sale of Inventory (including without limitation, proceeds of credit card charges) and other assets (whether or not constituting Collateral);

(ii) all proceeds of collections of Accounts;

(iii) all Net Proceeds, and all other cash payments received by a Loan Party from any Person or from any source or on account of any Disposition or other transaction or event, including, without limitation, any Prepayment Event;

(iv) the then contents of each DDA (net of any minimum balance, not to exceed $10,000.00, as may be required to be kept in the subject DDA by the depository institution at which such DDA is maintained); and

(v) the then entire ledger balance of each Blocked Account (net of any minimum balance, not to exceed $10,000.00, as may be required to be kept in the subject Blocked Account by the Blocked Account Bank).

(c) Each of the U.S. Concentration Account and the Canadian Concentration Account shall at all times be under the sole dominion and control of the Agent. The Loan Parties hereby acknowledge and agree that (i) the Loan Parties have no right of withdrawal from the U.S. Concentration Account or the Canadian Concentration Account, (ii) the funds on deposit in the U.S. Concentration Account shall at all times be collateral security for all of the Obligations and the funds on deposit in the Canadian Concentration Account shall at all times be collateral security for all of the Canadian Liabilities, (iii) the funds on deposit in the U.S. Concentration Account shall be applied to the Obligations as provided in this Agreement and (iv) the funds on deposit in the Canadian Concentration Account shall be applied to the Canadian Liabilities as provided in this Agreement. In the event that, notwithstanding the provisions of this Section 6.12, any Loan Party receives or otherwise has dominion and control of any such cash receipts or collections, such receipts and collections shall be held in trust by such Loan Party for the Agent shall not be commingled with any of such Loan Party’s other funds or deposited in any account of such Loan Party and shall, not later than the Business Day after receipt thereof, be deposited into the U.S. Concentration Account or the Canadian Concentration Account, as applicable, or dealt with in such other fashion as such Loan Party may be instructed by the Agent.

(d) Upon the request of the Agent, cause bank statements and/or other reports to be delivered to the Agent not less often than monthly, accurately setting forth all amounts deposited in each Blocked Account to ensure the proper transfer of funds as set forth above.

6.13 Information Regarding the Collateral.

(a) Furnish to the Agent (x) at least fifteen (15) days prior written notice of any change in: (i) any Loan Party’s name; (ii) the location of any Loan Party’s registered or chief executive office or its principal place of business; (iii) any Loan Party’s organizational structure or jurisdiction of incorporation or formation; or (iv) any Loan Party’s Federal Taxpayer Identification Number or organizational identification number assigned to it by its state or other jurisdiction of organization and (y) not later than thirty (30) days after any change in the location of any office of any Loan Party office in which it maintains books or records relating to Collateral owned by it or any office or facility at which Collateral owned by it is located (including the establishment of any such new office or facility), notice thereof. The Loan Parties shall not effect or permit any change referred to in the preceding sentence unless all filings have been made under the UCC, the PPSA or otherwise that are required in order for the Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral for its own benefit and the benefit of the other applicable Credit Parties with the priority required by the Security Documents.

(b) Should any of the information on any of the Schedules hereto become inaccurate or misleading in any material respect as a result of changes after the Effective Date, advise the Agent in writing of such revisions or updates as may be necessary or appropriate to update or correct the same. From time to time as may be reasonably requested by the Agent, the Lead Borrower shall supplement each Schedule hereto, or any representation herein or in any other Loan Document, with respect to any matter arising after the Effective Date that, if existing or occurring on the Effective Date, would have been required to be set forth or described in such Schedule or as an exception to such representation or that is necessary to correct any information in such Schedule or representation which has been rendered inaccurate thereby (and, in the case of any supplements to any Schedule, such Schedule shall be appropriately marked to show the changes made therein). Notwithstanding the foregoing, no supplement or revision to any Schedule or representation shall be deemed the Credit Parties’ consent to the matters reflected in such updated Schedules or revised representations; nor shall any such supplement or revision to any Schedule or representation be deemed the Credit Parties’ waiver of any Default or Event of Default resulting from the matters disclosed therein.

6.14 Physical Inventories.

(a) Cause not less than one physical inventory to be undertaken, at the expense of the Loan Parties, in each twelve month period consistent with past practices, conducted by such inventory takers as are satisfactory to the Agent and following such methodology as is consistent with the methodology used in the immediately preceding inventory or as otherwise may be satisfactory to the Agent. The Agent, at the expense of the Loan Parties, may participate in and/or observe each scheduled physical count of Inventory which is undertaken on behalf of any Loan Party. The Borrowers shall provide the Agent with the preliminary Inventory levels at each of the Borrowers’ Stores within ten (10) days following the completion of such physical inventory. The Lead Borrower, within 60 days following the completion of such inventory, shall provide the Agent with a reconciliation of the results of such inventory (as well as of any other physical inventory or cycle counts undertaken by a Loan Party) and shall post such results to the Loan Parties’ stock ledgers and general ledgers, as applicable.

(b) Permit the Agent, in its discretion, if any Default or Event of Default exists, to cause additional such inventories to be taken as the Agent determines (each, at the expense of the Loan Parties).

6.15 Environmental Laws.

(a) Conduct its operations and keep and maintain its Real Estate in material compliance with all Environmental Laws; (b) obtain and renew all environmental permits necessary for its operations and properties; and (c) implement any and all investigation, remediation, removal and response actions that are appropriate or necessary to maintain the value and marketability of the Real Estate or to otherwise comply with Environmental Laws pertaining to the presence, generation, treatment, storage, use, disposal, transportation or release of any Hazardous Materials on, at, in, under, above, to, from or about any of its Real Estate, provided, however, that neither a Loan Party nor any of its Subsidiaries shall be required to undertake any such cleanup, removal, remedial or other action to the extent that its obligation to do so is being contested in good faith and by proper proceedings and adequate reserves have been set aside and are being maintained by the Loan Parties with respect to such circumstances in accordance with GAAP.

6.16 Further Assurances.

(a) Execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements and other documents), that may be required under any Law, or which the Agent may reasonably request, to effectuate the transactions contemplated by the Loan Documents or to grant, preserve, protect or perfect the Liens created or intended to be created by the Security Documents or the validity or priority of any such Lien, all at the expense of the Loan Parties. The Loan Parties also agree to provide to the Agent, from time to time upon request, evidence satisfactory to the Agent as to the perfection of the Liens created or intended to be created by the Security Documents.

(b) If any material assets are acquired by any Loan Party after the Effective Date (other than assets constituting Collateral under the Security Documents that become subject to the Lien under the Security Documents upon acquisition thereof), notify the Agent thereof, and the Loan Parties will cause such assets to be subjected to a Lien securing the Obligations and will take such actions as shall be necessary or shall be requested by the Agent to grant and perfect such Liens, including actions described in Section 6.16(a), all at the expense of the Loan Parties. In no event shall compliance with this Section 6.16(b) waive or be deemed a waiver or Consent to any transaction giving rise to the need to comply with this Section 6.16(b) if such transaction was not otherwise expressly permitted by this Agreement or any other Loan Document or constitute or be deemed to constitute Consent to the inclusion of any acquired assets in the computation of the Canadian Borrowing Base, the Term Loan Borrowing Base and the Domestic Borrowing Base.

(c) Upon the request of the Agent, cooperate with the Agent to cause each of its customs brokers, freight forwarders, consolidators and/or carriers to deliver an agreement (including, without limitation, a Customs Broker/Carrier Agreement) to the Agent covering such matters and in such form as the Agent may reasonably require.

6.17 Compliance with Terms of Leaseholds.

Except as otherwise expressly permitted hereunder, (a) make all payments and otherwise perform all obligations in respect of all Leases to which any Loan Party or any of its Subsidiaries is a party, keep such Leases in full force and effect (b) not allow such Leases to lapse or be terminated or any rights to renew such Leases to be forfeited or cancelled except in the ordinary course of business, consistent with past practices, (c) notify the Agent of any default by any party with respect to such Leases and cooperate with the Agent in all respects to cure any such default, and (d) cause each of its Subsidiaries to do the foregoing, except, in any case, where the failure to do so, either individually or in the aggregate, could not be reasonably likely to have a Material Adverse Effect.

6.18 Material Contracts. (a) Perform and observe all the terms and provisions of each Material Contract to be performed or observed by it, (b) maintain each such Material Contract in full force and effect except to the extent such Material Contract is no longer used or useful in the conduct of the business of the Loan Parties in the ordinary course of business, consistent with past practices, (c) enforce each such Material Contract in accordance with its terms, and, (d) upon request of the Agent, make such demands and requests for information and reports or for action from any other party to each such Material Contract as any Loan Party or any of its Subsidiaries is entitled to make under such Material Contract, and (e) cause each of its Subsidiaries to do the foregoing, except, in any case, where the failure to do so, either individually or in the aggregate, could not be reasonably likely to have a Material Adverse Effect.

ARTICLE VII

NEGATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied (other than contingent indemnification claims for which a claim has not been asserted), or any Letter of Credit shall remain outstanding, no Loan Party shall, nor shall it permit any Material Subsidiary to, directly or indirectly:

7.01 Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired or sign or file under the UCC, the PPSA or any similar Law or statute of any jurisdiction a financing statement that names any Loan Party or any Subsidiary thereof as debtor; sign or suffer to exist any security agreement authorizing any Person thereunder to file such financing statement; sell any of its property or assets subject to an understanding or agreement (contingent or otherwise) to repurchase such property or assets with recourse to it or any of its Subsidiaries; or assign or otherwise transfer any accounts or other rights to receive income, other than, as to all of the above, Permitted Encumbrances.

7.02 Investments. Make any Investments, except Permitted Investments.

7.03	Indebtedness; Disqualified Stock; Equity Issuances

(a) Create, incur, assume, guarantee, suffer to exist or otherwise become or remain liable with respect to, any Indebtedness, except Permitted Indebtedness;

(b) issue Disqualified Stock; or

(c) issue and sell any other Equity Interests other than those issued by (A) any Subsidiary of the Lead Borrower to the Lead Borrower or any other Subsidiary of the Lead Borrower, to the extent not prohibited by Section 7.02 from being acquired by the applicable acquirer, or (B) the Lead Borrower, if such Equity Interests are in the form of common stock or other securities that do not require the making of any Restricted Payment on such Equity Interests, whether in the form of mandatory distributions, dividends or payments upon mandatory redemption other than redemption at the option of the Lead Borrower (unless such Restricted Payments are to be made solely in additional shares of Equity Interests, in lieu of cash), (C) by the Lead Borrower to any officer, director, employee or consultant of the Lead Borrower or any of its Subsidiaries pursuant to employment agreements, stock options, stock incentive or stock ownership plans, or (D) so long as no Event of Default has occurred and is continuing or would result therefrom, the Lead Borrower in an Initial Public Offering or Secondary Offering.

7.04 Fundamental Changes. Merge, dissolve, liquidate, consolidate or amalgamate with or into another Person, (or agree to do any of the foregoing), except that, so long as no Default or Event of Default shall have occurred and be continuing prior to or immediately after giving effect to any action described below or would result therefrom:

(a) any Subsidiary which is not a Loan Party may merge or amalgamate with (i) a Loan Party, provided that the Loan Party shall be the continuing or surviving Person, or (ii) any one or more other Subsidiaries which are not Loan Parties, provided that when any wholly-owned Subsidiary is merging or amalgamating with another Subsidiary, the wholly-owned Subsidiary shall be the continuing or surviving Person;

(b) any Subsidiary which is a Loan Party may merge or amalgamate into any Subsidiary which is a Loan Party or into a Borrower, provided that in any merger or amalgamation involving a Borrower, a Borrower shall be the continuing or surviving Person;

(c) in connection with a Permitted Acquisition, any Subsidiary of a Loan Party may merge or amalgamate with or into or consolidate with any other Person or permit any other Person to merge with or into or consolidate with it; provided that (i) the Person surviving such merger or amalgamation shall be a wholly-owned Subsidiary of a Loan Party and such Person shall become a Loan Party in accordance with the provisions of Section 6.11 hereof, and (ii) in the case of any such merger or amalgamation to which any Loan Party is a party, such Loan Party is the surviving Person; and

(d) any CFC that is not a Loan Party may merge into any CFC that is not a Loan Party.

7.05 Dispositions. Make any Disposition or enter into any agreement to make any Disposition, except Permitted Dispositions.

7.06 Restricted Payments. Declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that each of the following shall be permitted so long as no Default or Event of Default shall have occurred and be continuing prior, or immediately after giving effect, to the following, or would result therefrom:

(a) each Subsidiary of a Loan Party may make Restricted Payments to any Loan Party;

(b) the Loan Parties and each Subsidiary may declare and make dividend payments or other distributions payable solely in the common stock or other common Equity Interests of such Person;

(c) the Lead Borrower may make Restricted Payments on account of employee stock repurchase programs or other similar programs in an amount not to exceed $5,000,000 in any Fiscal Year; and

(d) if the RP Conditions are satisfied, the Loan Parties may make other Restricted Payments.

7.07 Prepayments of Indebtedness. Prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner any Indebtedness, or make any payment in violation of any subordination terms of any Subordinated Indebtedness, except (a) as long as no Default or Event of Default then exists, regularly scheduled or mandatory repayments, repurchases, redemptions or defeasances of (i) Permitted Indebtedness (other than Subordinated Indebtedness), and (ii) Subordinated Indebtedness in accordance with the subordination terms thereof, (b) voluntary prepayments, repurchases, redemptions or defeasances of (i) Permitted Indebtedness (but excluding on account of any Subordinated Indebtedness) as long as the Payment Conditions are satisfied, and (ii) Subordinated Indebtedness in accordance with the subordination terms thereof and as long as the Payment Conditions are satisfied, and (c) Permitted Refinancings of any such Indebtedness.

7.08	Change in Nature of Business

Engage in any line of business substantially different from the business conducted by the Loan Parties and their Subsidiaries on the Effective Date or any business reasonably related or incidental thereto.

7.09 Transactions with Affiliates. Enter into, renew, extend or be a party to any transaction of any kind with any Affiliate of any Loan Party, whether or not in the ordinary course of business, other than on fair and reasonable terms substantially as favorable to the Loan Parties or such Subsidiary as would be obtainable by the Loan Parties or such Subsidiary at the time in a comparable arm’s length transaction with a Person other than an Affiliate, provided that the foregoing restriction shall not apply to (a) a transaction between or among the Loan Parties, (b) advances for commissions, travel and other similar purposes in the ordinary course of business to directors, officers and employees, (c) the issuance of Equity Interests in the Lead Borrower to any officer, director, employee or consultant of the Lead Borrower or any of its Subsidiaries, (d) the payment of reasonable fees and out-of-pocket costs to directors, and compensation and employee benefit arrangements paid to, and indemnities provided for the benefit of, directors, officers or employees of the Lead Borrower or any of its Subsidiaries, (e) any issuances of securities (other than any such issuances not permitted hereunder) or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment agreements, stock options and stock ownership plans (in each case in respect of Equity Interests in the Lead Borrower), (f) as long as no Event of Default then exists or would arise therefrom, the payment at any time prior to or contemporaneously with the Initial Public Offering of any management or other similar fees pursuant to that certain Amended and Restated Management Services Agreement, dated as of June 2009, by and between the Lead Borrower, Home Holdings, LLC, Catterton Management Company, LLC, Tower Three Partners LLC and GJK Capital Advisors, LLC and (g) the Initial Public Offering or any Secondary Offering.

7.10 Burdensome Agreements. Enter into or permit to exist any Contractual Obligation (other than this Agreement or any other Loan Document) that (a) limits the ability (i) of any Subsidiary to make Restricted Payments or other distributions to any Loan Party or to otherwise transfer property to or invest in a Loan Party, (ii) of any Subsidiary to Guarantee the Obligations, (iii) of any Subsidiary to make or repay loans to a Loan Party, or (iv) of the Loan Parties or any Subsidiary to create, incur, assume or suffer to exist Liens on property of such Person in favor of the Agent; provided, however, that this clause (iv) shall not prohibit any negative pledge incurred or provided in favor of any holder of Indebtedness permitted under clauses (c) or (d) of the definition of Permitted Indebtedness solely to the extent any such negative pledge relates to the property financed by or the subject of such Indebtedness; or (b) requires the grant of a Lien to secure an obligation of such Person if a Lien is granted to secure another obligation of such Person.

7.11 Use of Proceeds. Use the proceeds of any Credit Extension, whether directly or indirectly, and whether immediately, incidentally or ultimately, (a) for any purpose that would violate Regulations T, U or X of the FRB, or (b) for any purposes other than (i) the acquisition of working capital assets in the ordinary course of business, (ii) to finance Capital Expenditures of the Loan Parties, and (iii) for general corporate purposes, in each case to the extent expressly permitted under Law and the Loan Documents.

7.12	Amendment of Material Documents.

Amend, modify or waive any of a Loan Party’s rights under (a) its Organization Documents in a manner materially adverse to the Credit Parties, or (b) any Material Contract or Material Indebtedness (other than on account of any Permitted Refinancing thereof), in each case to the extent that such amendment, modification or waiver would result in a Default or Event of Default under any of the Loan Documents, would be materially adverse to the Credit Parties, or otherwise would be reasonably likely to have a Material Adverse Effect.

7.13	Fiscal Year.

Change the Fiscal Year of any Loan Party, or the accounting policies or reporting practices of the Loan Parties, except as required by GAAP.

7.14	Deposit Accounts; Credit Card Processors.

Open new DDAs unless the Loan Parties shall have delivered to the Agent appropriate Blocked Account Agreements. No Loan Party shall maintain any bank accounts or enter into any agreements with credit card processors other than the ones expressly contemplated herein or in Section 6.12 hereof.

7.15	Financial Covenants.

(a) Consolidated Fixed Charge Coverage Ratio. During the continuance of a Covenant Compliance Event, permit the Consolidated Fixed Charge Coverage Ratio, calculated as of the last day of each month on a trailing twelve months basis, to be less than 1.0:1.0.

(b) Consolidated Leverage Ratio. At any time that the Term Loan or any portion thereof is outstanding, permit the Consolidated Leverage Ratio, calculated as of the last day of each month on a trailing twelve months basis, to be greater than 4.25:1.0.

7.16	Canadian Pension Plans.

No Canadian Loan Party shall become party to, or maintain or contribute to, any Canadian Pension Plan which is a defined benefit pension plan, or fail to make all required contributions to any Canadian Pension Plan when due.

ARTICLE VIII

EVENTS OF DEFAULT AND REMEDIES

8.01 Events of Default. Any of the following shall constitute an Event of Default:

(a) Non-Payment. The Borrowers or any other Loan Party fails (i) to pay when and as required to be paid herein, any amount of principal of any Loan or any L/C Obligation, or deposit any funds as Cash Collateral in respect of L/C Obligations, or (ii) pay within three days after the same becomes due, any interest on any Loan or any L/C Obligation, or any fee due hereunder, or (iii) pay within five days after the same becomes due, any other amount payable hereunder or under any other Loan Document; or

(b) Specific Covenants. (i) Any Loan Party fails to perform or observe any term, covenant or agreement contained in any of Sections 6.01, 6.02, 6.03, 6.05, 6.07, 6.10, 6.11, 6.12, or 6.13 or Article VII; or

(c) Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in Section 8.01(a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for 15 days; or

(d) Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of any Loan Party herein, in any other Loan Document, shall be incorrect or misleading in any material respect when made or deemed made; or

(e) Cross-Default. (i) Any Loan Party (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Material Indebtedness, or (B) fails to observe or perform any other agreement or condition relating to any such Material Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Material Indebtedness or the beneficiary or beneficiaries of any Guarantee thereof (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity or such Guarantee to become payable or cash collateral in respect thereof to be demanded; or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which a Loan Party or any Subsidiary thereof is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which a Loan Party or any Subsidiary thereof is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by the Loan Party or such Subsidiary as a result thereof is greater than $1,000,000 or

(f) Insolvency Proceedings, Etc. Any Loan Party or any of its Subsidiaries (other than any CFC that is not a Material Subsidiary) institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, interim receiver, trustee, monitor, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or a proceeding shall be commenced or a petition filed, without the application or consent of such Person, seeking or requesting the appointment of any receiver, interim receiver, trustee, monitor, custodian, conservator, liquidator, rehabilitator or similar officer is appointed and the appointment continues undischarged, undismissed or unstayed for 45 calendar days or an order or decree approving or ordering any of the foregoing shall be entered; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 45 calendar days, or an order for relief is entered in any such proceeding; or

(g) Inability to Pay Debts; Attachment. (i) Any Loan Party or any Material Subsidiary thereof becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within 10 days after its issuance or levy; or

(h) Judgments. There is entered against any Loan Party or any Material Subsidiary thereof (i) one or more judgments or orders for the payment of money in an aggregate amount (as to all such judgments and orders) exceeding $3,000,000 (to the extent not covered by independent third-party insurance as to which the insurer is rated at least “A” by A.M. Best Company, has been notified of the potential claim and does not dispute coverage), or (ii) any one or more non-monetary judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, is not in effect; or

(i) ERISA; Canadian Pension Plans. (i)(A) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of any Loan Party under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC which would reasonably be likely to result in a Material Adverse Effect, or (B) a Loan Party or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan which failure would reasonably likely result in a Material Adverse Effect, or (C) a Termination Event occurs which would reasonably likely result in a Material Adverse Effect, or (ii) any event or condition similar to those specified in clause (i) hereof shall occur or exist with respect to any Canadian Pension Plan, which, in the reasonable judgment of the Agent, would have a Material Adverse Effect, or if any Canadian Loan Party becomes party to, or maintains or contributes to, any Canadian Pension Plan which is a defined benefit pension plan, or if any Canadian Loan Party is in default with respect to payments to a Canadian Pension Plan or any Lien arises (save for contribution amounts not yet due) in connection with any Canadian Pension Plan; or

(j) Invalidity of Loan Documents. (i) Any provision of any Loan Document, at any time after its execution and delivery and for any reason, ceases to be in full force and effect other than as expressly permitted under the Loan Documents; or any Loan Party or any other Affiliate thereof contests in any manner the validity or enforceability of any provision of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any provision of any Loan Document, or purports to revoke, terminate or rescind any provision of any Loan Document or seeks to avoid, limit or otherwise adversely affect any Lien purported to be created under any Security Document; or (ii) any Lien purported to be created under any Security Document shall cease to be, or shall be asserted by any Loan Party or any other Person not to be, a valid and perfected Lien on any Collateral, with the priority required by the applicable Security Document; or

(k) Change of Control. There occurs any Change of Control; or

(l) Cessation of Business. Except as otherwise expressly permitted hereunder, the Loan Parties, taken as a whole, shall take any action to suspend the operation of their business in the ordinary course, liquidate all or a material portion of their assets or Store locations, or employ an agent or other third party to conduct a program of closings, liquidations or “Going-Out-Of-Business” sales of any material portion of their business; or

(m) Loss of Collateral. There occurs any uninsured loss to any material portion of the Collateral of the type included in any of the Canadian Borrowing Base, the Term Loan Borrowing Base or the Domestic Borrowing Base; or

(n) Breach of Contractual Obligation. Any Loan Party or any Subsidiary thereof fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Material Contract or fails to observe or perform any other agreement or condition relating to any such Material Contract or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the counterparty to such Material Contract to terminate such Material Contract; or

(o) Indictment. (i) Any Loan Party is (A) criminally indicted or convicted of a felony for fraud or dishonesty in connection with the Loan Parties’ business, or (B) charged by a Governmental Authority under any law that would reasonably be expected to lead to forfeiture of any material portion of Collateral, or (ii) any director or senior officer of any Loan Party is (A) criminally indicted or convicted of a felony or indictable offense for fraud or dishonesty in connection with the Loan Parties’ business, unless such director or senior officer promptly resigns or is removed or replaced or (B) charged by a Governmental Authority under any law that would reasonably be expected to lead to forfeiture of any material portion of Collateral;

(p) Subordination. (i) The subordination provisions of the documents evidencing or governing any Subordinated Indebtedness (the “Subordinated Provisions”) shall, in whole or in part, terminate, cease to be effective or cease to be legally valid, binding and enforceable against any holder of the applicable Subordinated Indebtedness; or (ii) any Borrower or any other Loan Party shall, directly or indirectly, disavow or contest in any manner (A) the effectiveness, validity or enforceability of any of the Subordination Provisions, (B) that the Subordination Provisions exist for the benefit of the Credit Parties, or (C) that all payments of principal of or premium and interest on the applicable Subordinated Indebtedness, or realized from the liquidation of any property of any Loan Party, shall be subject to any of the Subordination Provisions.

8.02 Remedies Upon Event of Default. If any Event of Default occurs and is continuing, the Agent may, or, at the request of the Required Lenders shall, take any or all of the following actions:

(a) declare the Commitments of each Revolving Lender to make Revolving Loans and any obligation of the L/C Issuer to make L/C Credit Extensions to be terminated, whereupon such Commitments and obligations shall be terminated;

(b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other Obligations to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Loan Parties;

(c) require that the Loan Parties Cash Collateralize the L/C Obligations; and

(d) whether or not the maturity of the Obligations shall have been accelerated pursuant hereto, proceed to protect, enforce and exercise all rights and remedies of the Credit Parties under this Agreement, any of the other Loan Documents or Law, including, but not limited to, by suit in equity, action at law or other appropriate proceeding, whether for the specific performance of any covenant or agreement contained in this Agreement and the other Loan Documents or any instrument pursuant to which the Obligations are evidenced, and, if such amount shall have become due, by declaration or otherwise, proceed to enforce the payment thereof or any other legal or equitable right of the Credit Parties;

provided, however, that upon the occurrence of any Default or Event of Default with respect to any Loan Party or any Subsidiary thereof under Section 8.01(f), the obligation of each Revolving Lender to make Revolving Loans and any obligation of the L/C Issuer to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Loan Parties to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Agent or any Lender.

No remedy herein is intended to be exclusive of any other remedy and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or any other provision of Law.

8.03	Application of Funds

(a) After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 8.02), any amounts received from the Domestic Loan Parties or from the Collateral owned by the Domestic Loan Parties on account of the Obligations shall be applied by the Agent in the following order:

First, to payment of that portion of the Obligations (excluding the Other Liabilities and the Canadian Liabilities) constituting fees, indemnities, Credit Party Expenses and other amounts (including fees, charges and disbursements of counsel to the Agent and amounts payable under Article III) payable to the Agent;

Second, to payment of that portion of the Obligations (excluding the Other Liabilities and the Canadian Liabilities) constituting indemnities, Credit Party Expenses, and other amounts (other than principal, interest and fees) payable to the Lenders and the L/C Issuer (including amounts payable under Article III), ratably among them in proportion to the amounts described in this clause Second payable to them;

Third, to the extent not previously reimbursed by the Lenders, to payment to the Agent of that portion of the Obligations constituting principal and accrued and unpaid interest on any Permitted Overadvances;

Fourth, to the extent that Swing Line Loans have not been refinanced by a Domestic Loan, payment to the Swing Line Lender of that portion of the Obligations constituting accrued and unpaid interest on the Swing Line Loans;

Fifth, to the extent that Swing Line Loans have not been refinanced by a Domestic Loan, to payment to the Swing Line Lender of that portion of the Obligations constituting unpaid principal of the Swing Line Loans;

Sixth, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Tranche A Loans, L/C Borrowings with respect to Domestic Letters of Credit, and fees (including Letter of Credit Fees) owing to the Tranche A Lenders, ratably among the Tranche A Lenders and the L/C Issuer in proportion to the respective amounts described in this clause Sixth payable to them;

Seventh, to payment of that portion of the Obligations constituting unpaid principal of the Tranche A Loans and L/C Borrowings with respect to Domestic Letters of Credit, ratably among the Tranche A Lenders and the L/C Issuer in proportion to the respective amounts described in this clause Seventh held by them;

Eighth, to the Agent for the account of the L/C Issuer, to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Domestic Letters of Credit;

Ninth, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Incremental Loans, ratably among the Incremental Lenders in proportion to the respective amounts described in this clause Ninth payable to them;

Tenth, to payment of that portion of the Obligations constituting unpaid principal of the Incremental Loans, ratably among the Incremental Lenders in proportion to the respective amounts described in this clause Tenth held by them;

Eleventh, to payment of that portion of the Canadian Liabilities (excluding the Other Liabilities) constituting fees, indemnities, Credit Party Expenses and other amounts (including amounts payable under Article III) payable to the Agent;

Twelfth, to payment of that portion of the Canadian Liabilities (excluding the Other Liabilities) constituting indemnities, Credit Party Expenses, and other amounts (other than principal, interest and fees) payable to the Canadian Lenders and the L/C Issuer (including Credit Party Expenses to the respective Canadian Lenders and the L/C Issuer and amounts payable under Article III), ratably among them in proportion to the amounts described in this clause Twelfth payable to them;

Thirteenth, to payment of that portion of the Canadian Liabilities constituting accrued and unpaid interest on the Canadian Loans, L/C Borrowings with respect to Canadian Letters of Credit, and fees (including Letter of Credit Fees) owing to the Canadian Lenders, ratably among the Canadian Lenders and the L/C Issuer in proportion to the respective amounts described in this clause Thirteenth payable to them;

Fourteenth, to payment of that portion of the Canadian Liabilities constituting unpaid principal of the Canadian Loans and L/C Borrowings with respect to Canadian Letters of Credit, ratably among the Canadian Lenders and the L/C Issuer in proportion to the respective amounts described in this clause Fourteenth held by them;

Fifteenth, to the Agent for the account of the L/C Issuer, to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Canadian Letters of Credit;

Sixteenth, to payment of all other Obligations (including without limitation the cash collateralization of unliquidated indemnification obligations as provided in Section 10.04(g), but excluding any Other Liabilities), ratably among the Credit Parties in proportion to the respective amounts described in this clause Sixteenth held by them;

Seventeenth, to payment of that portion of the Obligations arising from Cash Management Services, ratably among the Credit Parties in proportion to the respective amounts described in this clause Seventeenth held by them;

Eighteenth, to payment of all other Obligations arising from Bank Products, ratably among the Credit Parties in proportion to the respective amounts described in this clause Eighteenth held by them; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Loan Parties or as otherwise required by Law.

Subject to Section 2.03(c), amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clauses Eighth and Fifteenth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.

(b) After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 8.02), any amounts received from the Canadian Loan Parties or from the Collateral owned by the Canadian Loan Parties on account of the Obligations shall be applied by the Agent in the following order:

First, to payment of that portion of the Canadian Liabilities (excluding the Other Canadian Liabilities) constituting fees, indemnities, Credit Party Expenses and other amounts (including amounts payable under Article III) payable to the Agent;

Second, to payment of that portion of the Canadian Liabilities (excluding the Other Canadian Liabilities) constituting indemnities, Credit Party Expenses, and other amounts (other than principal, interest and fees) payable to the Canadian Lenders and the L/C Issuer (including amounts payable under Article III), ratably among them in proportion to the amounts described in this clause Second payable to them;

Third, to payment of that portion of the Canadian Liabilities constituting accrued and unpaid interest on the Canadian Loans, L/C Borrowings with respect to Canadian Letters of Credit, and fees (including Letter of Credit Fees) owing to the Canadian Lenders, ratably among the Canadian Lenders and the L/C Issuer in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Canadian Liabilities constituting unpaid principal of the Canadian Loans and L/C Borrowings with respect to Canadian Letters of Credit, and to pay any amounts owing with respect to Canadian Liabilities, ratably among the Canadian Lenders and the L/C Issuer in proportion to the respective amounts described in this clause Fourth held by them;

Fifth, to the Agent for the account of the L/C Issuer, to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Canadian Letters of Credit;

Sixth, to payment of all other Canadian Liabilities (including without limitation the cash collateralization of unliquidated indemnification obligations as provided in Section 10.04(g), but excluding any Other Canadian Liabilities), ratably among the Canadian Credit Parties in proportion to the respective amounts described in this clause Sixth held by them;

Seventh, to payment of that portion of the Canadian Liabilities arising from Cash Management Services, ratably among the Canadian Credit Parties in proportion to the respective amounts described in this clause Seventh held by them;

Eighth, to payment of all other Canadian Liabilities arising from Bank Products, ratably among the Canadian Credit Parties in proportion to the respective amounts described in this clause Eighth held by them; and

Last, the balance, if any, after all of the Canadian Liabilities have been indefeasibly paid in full, to the Canadian Loan Parties or as otherwise required by Law.

Subject to Section 2.03(c), amounts used to Cash Collateralize the aggregate undrawn amount of Canadian Letters of Credit pursuant to clause Fifth above shall be applied to satisfy drawings under such Canadian Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Canadian Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Canadian Liabilities, if any, in the order set forth above.

ARTICLE IX

THE AGENT

9.01 Appointment and Authority.

(a) Each of the Lenders (in its capacity as a Lender), the Swing Line Lender and the L/C Issuer hereby irrevocably appoints Bank of America to act on its behalf as the administrative agent and collateral agent hereunder and under the other Loan Documents and authorizes the Agent to take such actions on its behalf and to exercise such powers as are delegated to the Agent by the terms hereof or thereof (including, without limitation, acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations), together with such actions and powers as are reasonably incidental thereto.

(b) The provisions of this Article are solely for the benefit of the Agent, the Lenders and the L/C Issuer, and no Loan Party or any Subsidiary thereof shall have rights as a third party beneficiary of any of such provisions.

9.02 Rights as a Lender. The Person serving as the Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though they were not the Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Loan Parties or any Subsidiary or other Affiliate thereof as if such Person were not the Agent hereunder and without any duty to account therefor to the Lenders.

9.03 Exculpatory Provisions. The Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Agent:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Agent to liability or that is contrary to any Loan Document or Law; and

(c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Loan Parties or any of its Affiliates or branches that is communicated to or obtained by the Person serving as the Agent or any of its Affiliates or branches in any capacity.

The Agent shall not be liable for any action taken or not taken by it (i) with the Consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.01 and 8.02) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a final and non-appealable judgment of a court of competent jurisdiction.

The Agent shall not be deemed to have knowledge of any Default or Event of Default unless and until notice describing such Default or Event of Default is given to the Agent by the Loan Parties, a Lender or the L/C Issuer. In the event that the Agent obtains such actual knowledge or receives such a notice, the Agent shall give prompt notice thereof to each of the other applicable Credit Parties. Upon the occurrence of a Default or an Event of Default, the Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Applicable Lenders. Unless and until the Agent shall have received such direction, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to any such Default or Event of Default as it shall deem advisable in the best interest of the Credit Parties. In no event shall the Agent be required to comply with any such directions to the extent that the Agent believes that its compliance with such directions would be unlawful.

The Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or the creation, perfection or priority of any Lien purported to be created by the Security Documents, (v) the value or the sufficiency of any Collateral, or (vi) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Agent.

9.04 Reliance by Agent.

The Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including, but not limited to, any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the L/C Issuer, the Agent may presume that such condition is satisfactory to such Lender or the L/C Issuer unless the Agent shall have received written notice to the contrary from such Lender or the L/C Issuer prior to the making of such Loan or the issuance of such Letter of Credit. The Agent may consult with legal counsel (who may be counsel for any Loan Party), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

9.05 Delegation of Duties. The Agent may perform any and all of their respective duties and exercise their respective rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Agent. The Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as the Agent may request.

9.06 Resignation of Agent. The Agent may at any time give written notice of its resignation to the Lenders, the L/C Issuer and the Lead Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Lead Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then the retiring Agent may on behalf of the Lenders and the L/C Issuer, appoint a successor Agent meeting the qualifications set forth above; provided that if the Agent shall notify the Lead Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any Collateral held by the Agent on behalf of the Lenders or the L/C Issuer under any of the Loan Documents, the retiring Agent shall continue to hold such collateral security until such time as a successor Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through the Agent shall instead be made by or to each Lender and the L/C Issuer directly, until such time as the Required Lenders appoint a successor Agent as provided for above in this Section.

Upon the acceptance of a successor’s appointment as Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Agent, and the retiring Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrowers to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Lead Borrower and such successor. After the retiring Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 10.04 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Agent was acting as Agent hereunder.

9.07 Non-Reliance on Agent and Other Lenders. Each Lender and the L/C Issuer acknowledges that it has, independently and without reliance upon the Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and the L/C Issuer also acknowledges that it will, independently and without reliance upon the Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder. Except as provided in Section 9.12, the Agent shall not have any duty or responsibility to provide any Credit Party with any other credit or other information concerning the affairs, financial condition or business of any Loan Party that may come into the possession of the Agent.

9.08 No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the Bookrunners, Arrangers, Syndication Agent or Documentation Agent listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity as an Agent, a Lender or the L/C Issuer hereunder.

9.09 Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Agent shall have made any demand on the Loan Parties) shall be entitled and empowered, by intervention in such proceeding or otherwise

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the L/C Issuer, the Agent, and the other Credit Parties (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the L/C Issuer, the Agent, such Credit Parties and their respective agents and counsel and all other amounts due the Lenders, the L/C Issuer the Agent, and such Credit Parties under Sections 2.03(i), 2.03(j) and 2.03(k) as applicable, 2.09 and 10.04) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the L/C Issuer to make such payments to the Agent and, if the Agent shall consent to the making of such payments directly to the Lenders and the L/C Issuer, to pay to the Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Agent and its agents and counsel, and any other amounts due the Agent under Sections 2.09 and 10.04.

Nothing contained herein shall be deemed to authorize the Agent to authorize or consent to or accept or adopt on behalf of any Lender or the L/C Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or the L/C Issuer or to authorize the Agent to vote in respect of the claim of any Lender or the L/C Issuer in any such proceeding.

9.10 Collateral and Guaranty Matters. The Credit Parties irrevocably authorize the Agent, at its option and in its discretion,

(a) to release any Lien on any property granted to or held by the Agent under any Loan Document (i) upon termination of the Aggregate Commitments and payment in full of all Obligations (other than contingent indemnification obligations for which no claim has been asserted) and the expiration, termination or Cash Collateralization of all Letters of Credit, (ii) that is Disposed of or to be Disposed of as part of or in connection with any Permitted Disposition, or (iii) if approved, authorized or ratified in writing by the Applicable Lenders in accordance with Section 10.01;

(b) to subordinate any Lien on any property granted to or held by the Agent under any Loan Document to the holder of any Lien on such property that is permitted by clause (h) of the definition of Permitted Encumbrances; and

(c) to release any Guarantor from its obligations under the Facility Guaranty if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder.

Upon request by the Agent at any time, the Applicable Lenders will confirm in writing the Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Facility Guaranty pursuant to this Section 9.10. In each case as specified in this Section 9.10, the Agent will, at the Loan Parties’ expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the Liens of the Security Documents or to subordinate its interest in such item, or to release such Guarantor from its obligations under the Facility Guaranty, in each case in accordance with the terms of the Loan Documents and this Section 9.10.

9.11 Notice of Transfer.

The Agent may deem and treat a Lender party to this Agreement as the owner of such Lender’s portion of the Obligations for all purposes, unless and until, and except to the extent, an Assignment and Acceptance shall have become effective as set forth in Section 10.06.

9.12 Reports and Financial Statements.

By signing this Agreement, each Lender:

(a) agrees to furnish the Agent after the occurrence and during the continuance of a Cash Dominion Event (and thereafter at such frequency as the Agent may reasonably request) with a summary of all Other Liabilities due or to become due to such Lender. In connection with any distributions to be made hereunder, the Agent shall be entitled to assume that no amounts are due to any Lender on account of Other Liabilities unless the Agent has received written notice thereof from such Lender;

(b) is deemed to have requested that the Agent furnish, and the Agent agrees to furnish, such Lender, promptly after they become available, copies of all Borrowing Base Certificates and financial statements required to be delivered by the Lead Borrower hereunder and all commercial finance examinations and appraisals of the Collateral received by the Agent (collectively, the “Reports”);

(c) expressly agrees and acknowledges that the Agent makes no representation or warranty as to the accuracy of the Reports, and shall not be liable for any information contained in any Report;

(d) expressly agrees and acknowledges that the Reports are not comprehensive audits or examinations, that the Agent or any other party performing any audit or examination will inspect only specific information regarding the Loan Parties and will rely significantly upon the Loan Parties’ books and records, as well as on representations of the Loan Parties’ personnel;

(e) agrees to keep all Reports confidential in accordance with the provisions of Section 10.07 hereof; and

(f) without limiting the generality of any other indemnification provision contained in this Agreement, agrees: (i) to hold the Agent and any such other Lender preparing a Report harmless from any action the indemnifying Lender may take or conclusion the indemnifying Lender may reach or draw from any Report in connection with any Credit Extensions that the indemnifying Lender has made or may make to the Borrowers, or the indemnifying Lender’s participation in, or the indemnifying Lender’s purchase of, a Loan or Loans; and (ii) to pay and protect, and indemnify, defend, and hold the Agent and any such other Lender preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including attorney costs) incurred by the Agent and any such other Lender preparing a Report as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender.

9.13 Agency for Perfection.

Each Lender hereby appoints each other Lender as agent for the purpose of perfecting Liens for the benefit of the Agent and the Lenders, in assets which, in accordance with Article 9 of the UCC, with the PPSA or with any other Law of the United States or Canada can be perfected only by possession or control. Should any Lender (other than the Agent) obtain possession or control of any such Collateral, such Lender shall notify the Agent thereof, and, promptly upon the Agent’s request therefor shall deliver such Collateral to the Agent or otherwise deal with such Collateral in accordance with teh Agent’s instructions.

9.14 Indemnification of Agent. Without limiting the obligations of Loan Parties hereunder, the Lenders shall indemnify the Agent, the L/C Issuer and any Related Party, as the case may be ratably according to their Applicable Percentages, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against the Agent, the L/C Issuer and their Related Parties in any way relating to or arising out of this Agreement or any other Loan Document or any action taken or omitted to be taken by the Agent, the L/C Issuer and their Related Parties in connection therewith; provided, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Agent’s, the L/C Issuer’s and their Related Parties’ gross negligence or willful misconduct as determined by a final and nonappealable judgment of a court of competent jurisdiction.

9.15 Relation among Lenders. The Lenders are not partners or co-venturers, and no Lender shall be liable for the acts or omissions of, or (except as otherwise set forth herein in case of the Agent) authorized to act for, any other Lender.

9.16 Defaulting Lender.

(a) Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if for any reason any Lender shall become a Defaulting Lender or otherwise shall fail or refuse to abide by its obligations under this Agreement, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by Law, in addition to the rights and remedies that may be available to the other Credit Parties and the Loan Parties:

(i) Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 10.01.

(ii) Reallocation of Payments. Any payment of principal, interest, fees or other amounts received by the Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise, and including any amounts made available to the Agent by that Defaulting Lender pursuant to Section 10.08), will be applied at such time or times as may be determined by Agent as follows: FIRST, to the payment of any amounts owing by that Defaulting Lender to the Agent hereunder; SECOND, to the payment on a pro rata basis of any amounts owing by that Defaulting Lender to the applicable L/C Issuer or Swing Line Lender hereunder; THIRD, if so determined by the Agent or requested by the L/C Issuer or Swing Line Lender, to be held as cash collateral for future funding obligations of that Defaulting Lender of any participation in any Letter of Credit or Swing Line Loan; FOURTH, as the Borrowers may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Agent; FIFTH, if so determined by the Agent and the Borrowers and subject to Section 2.03(g), to be held in an interest bearing deposit account and released in order to satisfy obligations of that Defaulting Lender to fund Loans under this Agreement; SIXTH, to the payment of any amounts owing to the Lenders, the L/C Issuer or Swing Line Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, such L/C Issuer or Swing Line Lender against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; SEVENTH, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrowers as a result of any judgment of a court of competent jurisdiction obtained by the Borrowers against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and EIGHTH, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (1) such payment is a payment of the principal amount of any Loans or L/C Borrowings in respect of which that Defaulting Lender has not fully funded its appropriate share and (2) such Loans or L/C Borrowings were made at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment will be applied solely to pay the Loans of, and L/C Borrowings owed to, all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Borrowings owed to, that Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to this Section 9.16 (a)(ii) will be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) Certain Fees. A Defaulting Lender shall not be entitled to receive any commitment fee pursuant to Section 2.09 for any period during which that Lender is a Defaulting Lender (and the Borrowers shall not be required to pay any such fee that otherwise would have been required to have been paid to such Defaulting Lender).

(iv) Reallocation of Applicable Percentages to Reduce Fronting Exposure. During any period in which there is a Defaulting Lender, for purposes of computing the amount of the obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit or Swing Line Loans pursuant to Sections 2.03 and 2.04 the Applicable Percentage of each non-Defaulting Lender that is a Revolving Lender will be computed without giving effect to the Commitment of that Defaulting Lender; provided, that, (A) each such reallocation will be given effect only if, at the date the applicable Revolving Lender becomes a Defaulting Lender, no Default or Event of Default exists and (B) each such reallocation will be given effect only to the extent that, after giving effect to such reallocation, each non-Defaulting Lender’s Applicable Percentage of the Defaulting Lender’s aggregate Fronting Exposure will not exceed the positive difference, if any, of (1) the Commitment of that non-Defaulting Lender minus (2) the sum of (x) the aggregate Outstanding Amount of the Loans of that non-Defaulting Lender, (y) that non-Defaulting Lender’s Applicable Percentage of the then Outstanding Amount of any L/C Obligations, and (z) that non-Defaulting Lender’s Applicable Percentage of the then Outstanding Amount of any Swing Line Loans.

(a) Defaulting Lender Cure. If the Borrowers, the Agent, L/C Issuer and Swing Line Lender agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any cash collateral), that Lender will, to the extent applicable, purchase that portion of outstanding Loans of the other Lenders or take such other actions as the Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swing Line Loans to be held on a pro rata basis by the Lenders in accordance with their Applicable Percentage (without giving effect to Section 9.16(a)(iv)), whereupon that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrowers while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

9.17 Risk Participation.

(a) Upon the earlier of Substantial Liquidation (so long as the Canadian Commitments have been terminated) or the Determination Date, if all Canadian Liabilities have not been repaid in, then the Domestic Lenders shall purchase (by way of a participation) from the Canadian Lenders (on the date of Substantial Liquidation or the Determination Date, as applicable) such portion of the Canadian Liabilities so that each Revolving Lender shall, after giving effect to any such purchases, hold its Liquidation Percentage of all outstanding Canadian Liabilities and all other Obligations.

(b) Upon the earlier of Substantial Liquidation or the Determination Date, if all Obligations of the Domestic Borrowers (excluding those Obligations relating to the Canadian Liabilities) have not been repaid in full, then the Canadian Lenders shall purchase from the Domestic Lenders (on the date of Substantial Liquidation or the Determination Date, as applicable) such portion of such Obligations so that each Revolving Lender shall, after giving effect to any such purchases, hold its Liquidation Percentage of all outstanding Obligations of the Domestic Borrowers and the Canadian Liabilities.

(c) All purchases of Obligations under this Section 9.17 shall be at par, for cash, with no premium, discount or reduction.

(d) No Revolving Lender shall be responsible for any default of any other Revolving Lender in respect of any other Revolving Lender’s obligations under this Section 9.17, nor shall the obligations of any Revolving Lender hereunder be increased as a result of such default of any other Revolving Lender. Each Revolving Lender shall be obligated to the extent provided herein regardless of the failure of any other Revolving Lender to fulfill its obligations hereunder.

(e) Each Revolving Lender shall execute such instruments, documents and agreements and do such other actions as may be necessary or proper in order to carry out more fully the provisions and purposes of this Section 9.17 and the purchase of Obligations or the Canadian Liabilities, as applicable, as provided herein.

(f) The obligations of each Revolving Lender under this Section 9.17 are irrevocable and unconditional and shall not be subject to any qualification or exception whatsoever including, without limitation, lack of validity or enforceability of this Agreement or any of the Loan Documents or the existence of any claim, setoff, defense or other right which any Loan Party may have at any time against any of the Revolving Lenders.

(g) No fees required to be paid on any assignment pursuant to Section 10.06 of this Agreement shall be payable in connection with any assignment under this Section 9.17.

ARTICLE X

MISCELLANEOUS

10.01 Amendments, Etc. (a) (a) No amendment or waiver of any provision of this Agreement or any other Loan Document, and no Consent to any departure by any Loan Party therefrom, shall be effective unless in writing signed by the Agent, with the Consent of the Required Lenders, and the Lead Borrower or the applicable Loan Party, as the case may be, and each such waiver or Consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(i) increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.02) without the written Consent of such Lender;

(ii) as to any Lender, postpone any date fixed by this Agreement or any other Loan Document for (i) any scheduled payment (including the Maturity Date) of principal, interest, fees or other amounts due hereunder or under any of the other Loan Documents without the written Consent of such Lender, or (ii) any scheduled or mandatory reduction or termination of the Aggregate Commitments hereunder or under any other Loan Document, without the written Consent of such Lender;

(iii) as to any Lender, reduce the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing held by such Lender, or (subject to clause (iv) of the second proviso to this Section 10.01) any fees or other amounts payable hereunder or under any other Loan Document to or for the account of such Lender, without the written Consent of such Lender; provided, however, that only the Consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrowers to pay interest or Letter of Credit Fees at the Default Rate;

(iv) as to any Lender, change Section 2.13 or Section 8.03 in a manner that would alter the pro rata sharing of payments required thereby without the written Consent of such Lender;

(v) change any provision of this Section or the definition of “Required Lenders”, “Required Supermajority Lenders” or any other provision hereof or of any Loan Document specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or under any other Loan Document or make any determination or grant any consent hereunder or thereunder, without the written Consent of each Lender;

(vi) except as expressly permitted hereunder or under any other Loan Document, release, or limit the liability of, any Loan Party without the written Consent of each Lender;

(vii) except for Permitted Dispositions or as provided in Section 9.10, release all or substantially all of the Collateral from the Liens of the Security Documents without the written Consent of each Lender;

(viii) increase any advance rate percentage set forth in the definition of the terms “Canadian Borrowing Base”, “Tranche A Borrowing Base” or “Incremental Borrowing Base” without the written Consent of each Lender; or otherwise change the definition of the terms “Canadian Borrowing Base”, “Tranche A Borrowing Base” or “Incremental Borrowing Base” or any component definition thereof if as a result thereof the amounts available to be borrowed by the Borrowers would be increased without the written Consent of the Required Supermajority Lenders; provided that the foregoing shall not limit the discretion of the Agent to change, establish or eliminate any Reserves;

(ix) modify the definition of Permitted Overadvance so as to increase the amount thereof or, except as otherwise provided in such definition, the time period for which a Permitted Overadvance may remain outstanding without the written Consent of each Lender; and

(x) except as expressly permitted herein or in any other Loan Document, subordinate the Obligations hereunder or the Liens granted hereunder or under the other Loan Documents, to any other Indebtedness or Lien, as the case may be without the written Consent of each Lender;

and, provided further, that (i) no amendment, waiver or Consent shall, unless in writing and signed by the L/C Issuer in addition to the Lenders required above, affect the rights or duties of the L/C Issuer under this Agreement or any Issuer Document relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or Consent shall, unless in writing and signed by the Swing Line Lender in addition to the Lenders required above, affect the rights or duties of the Swing Line Lender under this Agreement; (iii) no amendment, waiver or Consent shall, unless in writing and signed by the Agent in addition to the Lenders required above, affect the rights or duties of the Agent under this Agreement or any other Loan Document; and (iv) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or Consent hereunder (and any amendment, waiver or consent which by its terms requires the Consent of all Lenders or each affected Lender may be effected with the Consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the Consent of such Defaulting Lender and (y) any waiver, amendment or modification requiring the Consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender.

(b) Notwithstanding anything to the contrary in this Agreement or any other Loan Document, (x) no provider or holder of any Bank Products or Cash Management Services shall have any voting or approval rights hereunder (or be deemed a Lender) solely by virtue of its status as the provider or holder of such agreements or products or the Obligations owing thereunder, nor shall the consent of any such provider or holder be required (other than in their capacities as Lenders, to the extent applicable) for any matter hereunder or under any of the other Loan Documents, including as to any matter relating to the Collateral or the release of Collateral or any Loan Party, and (y) any Loan Document may be amended and waived with the consent of the Agent at the request of the Borrower without the need to obtain the consent of any other Lender if such amendment or waiver is delivered in order (i) to comply with local Law or advice of local counsel, (ii) to cure ambiguities or defects or (iii) to cause any Loan Document to be consistent with this Agreement and the other Loan Documents.

(c) If any Lender does not Consent (a “Non-Consenting Lender”) to a proposed amendment, waiver, consent or release with respect to any Loan Document that requires the Consent of each Lender and that has been approved by the Required Lenders, the Lead Borrower may replace such Non-Consenting Lender in accordance with Section 10.13; provided that such amendment, waiver, consent or release can be effected as a result of the assignment contemplated by such Section (together with all other such assignments required by the Lead Borrower to be made pursuant to this paragraph).

10.02 Notices; Effectiveness; Electronic Communications.

(a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in Section 10.02(b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to the Loan Parties, the Agent, the L/C Issuer or the Swing Line Lender, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 10.02; and

(ii) if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices delivered through electronic communications to the extent provided in Section10.02(b) below, shall be effective as provided in such Section 10.02(b).

(b) Electronic Communications. Notices and other communications to the Lenders and the L/C Issuer hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Agent provided that the foregoing shall not apply to notices to any Lender or the L/C Issuer pursuant to Article II if such Lender or the L/C Issuer, as applicable, has notified the Agent that it is incapable of receiving notices under such Article by electronic communication. The Agent or the Lead Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c) The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Agent or any of their Related Parties (collectively, the “Agent Parties”) have any liability to any Loan Party, any Lender, the L/C Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Loan Parties’ or the Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of the Agent Party; provided, however, that in no event shall any Agent Party have any liability to any Loan Party, any Lender, the L/C Issuer or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d) Change of Address, Etc. Each of the Loan Parties, the Agent, the L/C Issuer and the Swing Line Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Lead Borrower, the Agent, the L/C Issuer and the Swing Line Lender. In addition, each Lender agrees to notify the Agent from time to time to ensure that the Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.

(e) Reliance by Agent, L/C Issuer and Lenders. The Agent, the L/C Issuer and the Lenders shall be entitled to rely and act upon any notices (including telephonic Loan Notices and Swing Line Loan Notices) purportedly given by or on behalf of the Loan Parties even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Loan Parties shall indemnify the Agent, the L/C Issuer, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Loan Parties. All telephonic notices to and other telephonic communications with the Agent may be recorded by the Agent and each of the parties hereto hereby consents to such recording.

10.03 No Waiver; Cumulative Remedies. No failure by any Credit Party to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder or under any other Loan Document preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges provided herein and in the other Loan Documents are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default or Event of Default, regardless of whether any Credit Party may have had notice or knowledge of such Default or Event of Default at the time.

10.04 Expenses; Indemnity; Damage Waiver.

(a) Costs and Expenses. The Borrowers shall pay all Credit Party Expenses, provided that the Canadian Borrower shall only pay Credit Party Expenses owing to the Canadian Credit Parties.

(b) Indemnification by the Loan Parties. The Loan Parties shall indemnify the Agent (and any sub-agent of the Agent), each other Credit Party, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless (on an after tax basis) from, any and all losses, claims, causes of action, damages, liabilities, settlement payments, costs, and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by any Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, the consummation of the transactions contemplated hereby or thereby, or the administration of this Agreement and the other Loan Documents, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit, any bank advising or confirming a Letter of Credit and any other Person seeking to enforce the rights of a Borrower, beneficiary, transferee, or assignee or Letter of Credit proceeds or the holder of an instrument or document related to any Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by any Loan Party or any of its Subsidiaries, or any Environmental Liability related in any way to any Loan Party or any of its Subsidiaries, (iv) any claims of, or amounts paid by any Credit Party to, a Blocked Account Bank or other Person which has entered into a control agreement with any Credit Party hereunder, or (v) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by any Borrower or any other Loan Party or any of the Loan Parties’ directors, shareholders or creditors, and regardless of whether any Indemnitee is a party thereto, in all cases, whether or not caused by or arising, in whole or in part, out of the comparative, contributory or sole negligence of the Indemnitee; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by a Borrower or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrowers or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.

(c) Waiver of Consequential Damages, Etc. To the fullest extent permitted by Law, the Loan Parties shall not assert, and hereby waive, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.

(d) Payments. All amounts due under this Section shall be payable on demand therefor.

(e) Survival. The agreements in this Section shall survive the resignation of any of the Agent and the L/C Issuer, the assignment of any Commitment or Loan by any Lender, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.

10.05 Payments Set Aside. To the extent that any payment by or on behalf of the Loan Parties is made to any Credit Party, or any Credit Party exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by such Credit Party in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and the L/C Issuer severally agrees to pay to the Agent upon demand its Applicable Percentage (without duplication) of any amount so recovered from or repaid by the Agent plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate or the Bank of America-Canada Overnight Rate, as applicable, from time to time in effect. The obligations of the Lenders and the L/C Issuer under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

10.06 Successors and Assigns.

(a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Loan Party may assign or otherwise transfer any of its rights or obligations hereunder or under any other Loan Document without the prior written Consent of the Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of Section 10.06(b), (ii) by way of participation in accordance with the provisions of Section 10.06(d), or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 10.06(f) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 10.06(d) and, to the extent expressly contemplated hereby, the Related Parties of each of the Credit Parties) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment(s) and the Loans (including for purposes of this Section 10.06(b), participations in L/C Obligations and in Swing Line Loans) at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, no minimum amount need be assigned; and

(B) in any case not described in Section 10.06(b)(i)(A), the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000 unless each of the Agent and, so long as no Default or Event of Default has occurred and is continuing, the Lead Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met;

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned, except that this clause (ii) shall not apply to the Swing Line Lender’s rights and obligations in respect of Swing Line Loans;

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by Section 10.06(b)(i)(B) and, in addition:

(A) the consent of the Lead Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (1) a Default or Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund with respect to such Lender; and

(B) the consent of the Agent, the L/C Issuer and the Swing Line Lender (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of any Commitment if such assignment is to a Person that is not a Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender; and

(iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500, provided, however, that the Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it shall not be a Lender, shall deliver to the Agent an Administrative Questionnaire.

Subject to acceptance and recording thereof by the Agent pursuant to Section 10.06(c), from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, and 10.04 with respect to facts and circumstances occurring prior to the effective date of such assignment. Upon request, the applicable Borrowers (at their expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 10.06(b) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.06(d).

(c) Register. The Agent, acting solely for this purpose as an agent of the Borrowers, shall maintain at the Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, absent manifest error, and the Loan Parties, the Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Lead Borrower and any Lender at any reasonable time and from time to time upon reasonable prior notice.

(d) Participations. Any Lender may at any time, without the consent of, or notice to, the Loan Parties or the Agent, sell participations to any Person (other than a natural person or the Loan Parties or any of the Loan Parties’ Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations and/or Swing Line Loans) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Loan Parties, the Agent, the Lenders and the L/C Issuer shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any Participant shall agree in writing to comply with all confidentiality obligations set forth in Section 10.07 as if such Participant was a Lender hereunder.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01 that affects such Participant. Subject to Section 10.06(e) of this Section, the Loan Parties agree that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.06(b). To the extent permitted by Law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.13 as though it were a Lender.

(e) Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Lead Borrower’s prior written consent. A Participant that would be a Foreign Lender (other than a Canadian Lender) if it were a Lender shall not be entitled to the benefits of Section 3.01 unless the Lead Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Loan Parties, to comply with Section 3.01(e) as though it were a Lender.

(f) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g) Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

(h) Resignation as L/C Issuer or Swing Line Lender after Assignment or Resignation. Notwithstanding anything to the contrary contained herein, if at any time Bank of America assigns all of its Commitment and Loans pursuant to Section 10.06(b) above, or resigns as the Agent in accordance with the provisions of Section 9.06, Bank of America may, (i) upon 30 days’ notice to the Lead Borrower and the Lenders, resign as L/C Issuer and/or (ii) with duplication of any notice required under Section 9.06, upon 30 days’ notice to the Lead Borrower, resign as Swing Line Lender. In the event of any such resignation as L/C Issuer or Swing Line Lender, the Lead Borrower shall be entitled to appoint from among the Lenders a successor L/C Issuer or Swing Line Lender hereunder; provided, however, that no failure by the Lead Borrower to appoint any such successor shall affect the resignation of Bank of America as L/C Issuer or Swing Line Lender, as the case may be. If Bank of America resigns as L/C Issuer, it shall retain all the rights, powers, privileges and duties of the L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Loans or Canadian Prime Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c)). Upon the appointment of a successor L/C Issuer and/or Swing Line Lender, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer or Swing Line Lender, as the case may be, and (b) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to Bank of America to effectively assume the obligations of Bank of America with respect to such Letters of Credit.

(i) Defaulting Lenders. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrowers and the Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit in accordance with its pro rata share. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

10.07 Treatment of Certain Information; Confidentiality. Each of the Credit Parties agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates, Approved Funds, and to its and its Affiliates’ and Approved Funds’ respective partners, directors, officers, employees, agents, funding sources, attorneys, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority), (c) to the extent required by Laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any Swap Contract relating to any Loan Party and its obligations, (g) with the consent of the Lead Borrower or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to any Credit Party or any of their respective Affiliates on a non-confidential basis from a source other than the Loan Parties.

For purposes of this Section, “Information” means all information received from the Loan Parties or any Subsidiary thereof relating to the Loan Parties or any Subsidiary thereof or their respective businesses, other than any such information that is available to any Credit Party on a non-confidential basis prior to disclosure by the Loan Parties or any Subsidiary thereof, provided that, in the case of information received from any Loan Party or any Subsidiary after the Effective Date, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Credit Parties acknowledges that (a) the Information may include material non-public information concerning the Loan Parties or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with Law, including Federal, state and provincial securities Laws.

10.08 Right of Setoff. If an Event of Default shall have occurred and be continuing or if any Lender shall have been served with a trustee process or similar attachment relating to property of a Loan Party, each Lender, the L/C Issuer and each of their respective Affiliates is hereby authorized at any time and from time to time, after obtaining the prior written consent of the Agent or the Required Lenders, to the fullest extent permitted by Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) or other property at any time held and other obligations (in whatever currency) at any time owing by such Lender, the L/C Issuer or any such Affiliate to or for the credit or the account of the Borrowers or any other Loan Party against any and all of the Obligations now or hereafter existing under this Agreement or any other Loan Document to such Lender or the L/C Issuer, regardless of the adequacy of the Collateral, and irrespective of whether or not such Lender or the L/C Issuer shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrowers or such Loan Party may be contingent or unmatured or are owed to a branch or office of such Lender or the L/C Issuer different from the branch or office holding such deposit or obligated on such indebtedness; provided, that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Agent for further application in accordance with the provisions of Section 9.16 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender, the L/C Issuer and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, the L/C Issuer or their respective Affiliates may have. Each Lender and the L/C Issuer agrees to notify the Lead Borrower or the Canadian Borrower, as applicable, and the Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

10.09 Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by Law (the “Maximum Rate”). If the Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrowers. In determining whether the interest contracted for, charged, or received by the Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

10.10 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Agent and when the Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopy, pdf or other electronic transmission shall be as effective as delivery of a manually executed counterpart of this Agreement.

10.11 Survival. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Credit Parties, regardless of any investigation made by any Credit Party or on their behalf and notwithstanding that any Credit Party may have had notice or knowledge of any Default or Event of Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding. Further, the provisions of Sections 3.01, 3.04, 3.05 and 10.04 and Article IX shall survive and remain in full force and effect regardless of the repayment of the Obligations, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof. In connection with the termination of this Agreement and the release and termination of the Lien on the Collateral, the Agent may require such indemnities and collateral security as they shall reasonably deem necessary or appropriate to protect the Credit Parties against (x) loss on account of credits previously applied to the Obligations that may subsequently be reversed or revoked, (y) any obligations that may thereafter arise with respect to the Other Liabilities, and (z) any Obligations that may thereafter arise under Section 10.04 hereof.

10.12 Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10.13 Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if the Borrowers are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender is a Defaulting Lender or a Non-Consenting Lender, then the Borrowers may, at their sole expense and effort, upon notice to such Lender and the Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.06), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(a) the Borrowers shall have paid to the Agent the assignment fee specified in Section 10.06(b);

(b) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and L/C Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts);

(c) in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter; and

(d) such assignment does not conflict with Laws.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrowers to require such assignment and delegation cease to apply.

10.14 Governing Law; Jurisdiction; Etc.

(a) GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO THE CONFLICTS OF LAWS PRINCIPLES THEREOF, BUT INCLUDING SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW.

(b) SUBMISSION TO JURISDICTION. EACH LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN THE BOROUGH OF MANHATTAN AND OF THE UNITED STATES DISTRICT COURT OF THE STATE OF NEW YORK SITTING THEREIN, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE LOAN PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY LAW, IN SUCH FEDERAL COURT. EACH OF THE LOAN PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT ANY CREDIT PARTY MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST ANY LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c) WAIVER OF VENUE. EACH LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH OF THE LOAN PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d) SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

(e) ACTIONS COMMENCED BY LOAN PARTIES. EACH LOAN PARTY AGREES THAT ANY ACTION COMMENCED BY ANY LOAN PARTY ASSERTING ANY CLAIM OR COUNTERCLAIM ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT SHALL BE BROUGHT SOLELY IN A COURT OF THE STATE OF NEW YORK SITTING IN THE BOROUGH OF MANHATTAN OR ANY FEDERAL COURT SITTING THEREIN AS THE AGENT MAY ELECT IN ITS SOLE DISCRETION AND CONSENTS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS WITH RESPECT TO ANY SUCH ACTION.

10.15 Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

10.16 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby, the Loan Parties each acknowledge and agree that: (i) the credit facility provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document) are an arm’s-length commercial transaction between the Loan Parties, on the one hand, and the Credit Parties, on the other hand, and each of the Loan Parties is capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents (including any amendment, waiver or other modification hereof or thereof); (ii) in connection with the process leading to such transaction, each Credit Party is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary, for the Loan Parties or any of their respective Affiliates, stockholders, creditors or employees or any other Person; (iii) none of the Credit Parties has assumed or will assume an advisory, agency or fiduciary responsibility in favor of the Loan Parties with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Loan Document (irrespective of whether any of the Credit Parties has advised or is currently advising any Loan Party or any of its Affiliates on other matters) and none of the Credit Parties has any obligation to any Loan Party or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; (iv) the Credit Parties and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Loan Parties and their respective Affiliates, and none of the Credit Parties has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and (v) the Credit Parties have not provided and will not provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Loan Document) and each of the Loan Parties has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate. Each of the Loan Parties hereby waives and releases, to the fullest extent permitted by law, any claims that it may have against each of the Credit Parties with respect to any breach or alleged breach of agency or fiduciary duty.

10.17 USA PATRIOT Act Notice. Each Lender that is subject to the Act (as hereinafter defined) and the Agent (for itself and not on behalf of any Lender) hereby notifies the Loan Parties that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender or the Agent, as applicable, to identify each Loan Party in accordance with the Act. Each Loan Party is in compliance, in all material respects, with the Patriot Act. No part of the proceeds of the Loans will be used by the Loan Parties, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

10.18 Foreign Asset Control Regulations. Neither of the advance of the Loans nor the use of the proceeds of any thereof will violate the Trading With the Enemy Act (50 U.S.C. § 1 et seq., as amended) (the “Trading With the Enemy Act”) or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) (the “Foreign Assets Control Regulations”) or any enabling legislation or executive order relating thereto (which for the avoidance of doubt shall include, but shall not be limited to (a) Executive Order 13224 of September 21, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)) (the “Executive Order”) and (b) the Act. Furthermore, none of the Borrowers or their Affiliates (a) is or will become a “blocked person” as described in the Executive Order, the Trading With the Enemy Act or the Foreign Assets Control Regulations or (b) engages or will engage in any dealings or transactions, or be otherwise associated, with any such “blocked person” or in any manner violative of any such order.

10.19 Canadian Anti-Money Laundering Legislation.

(a) Each Loan Party acknowledges that, pursuant to the Proceeds of Crime Act and other applicable anti-money laundering, anti-terrorist financing, government sanction and “know your client” laws (collectively, including any guidelines or orders thereunder, “AML Legislation”), the Lenders may be required to obtain, verify and record information regarding the Loan Parties and their respective directors, authorized signing officers, direct or indirect shareholders or other Persons in control of the Loan Parties, and the transactions contemplated hereby. Each Loan Party shall promptly provide all such information, including supporting documentation and other evidence, as may be reasonably requested by any Lender or any prospective assignee or participant of a Lender, the L/C Issuer, or the Agent, in order to comply with any applicable AML Legislation, whether now or hereafter in existence.

(b) If the Agent has ascertained the identity of any Loan Party or any authorized signatories of the Loan Parties for the purposes of applicable AML Legislation, then the Agent:

(i) shall be deemed to have done so as an agent for each Lender, and this Agreement shall constitute a “written agreement” in such regard between each Lender and the Agent within the meaning of the applicable AML Legislation; and

(ii) shall provide to each Lender copies of all information obtained in such regard without any representation or warranty as to its accuracy or completeness.

Notwithstanding the preceding sentence and except as may otherwise be agreed in writing, each of the Lenders agrees that the Agent has no obligation to ascertain the identity of the Loan Parties or any authorized signatories of the Loan Parties on behalf of any Lender, or to confirm the completeness or accuracy of any information it obtains from any Loan Party or any such authorized signatory in doing so.

10.20 Time of the Essence. Time is of the essence of the Loan Documents.

10.21 Press Releases.

(a) Each Credit Party executing this Agreement agrees that neither it nor its Affiliates will in the future issue any press releases or other public disclosure using the name of the Agent or its Affiliates or referring to this Agreement or the other Loan Documents without at least two (2) Business Days’ prior notice to the Agent and without the prior written consent of the Agent unless (and only to the extent that) such Credit Party or Affiliate is required to do so under Law and then, in any event, such Credit Party or Affiliate will consult with the Agent before issuing such press release or other public disclosure.

(b) Each Loan Party consents to the publication by the Agent or any Lender of advertising material relating to the financing transactions contemplated by this Agreement using any Loan Party’s name, product photographs, logo or trademark. The Agent or such Lender shall provide a draft reasonably in advance of any advertising material to the Lead Borrower for review and comment prior to the publication thereof. The Agent reserves the right to provide to industry trade organizations information necessary and customary for inclusion in league table measurements.

10.22 Judgment Currency.

If, for purposes of obtaining judgment in any court, it is necessary to convert a sum from the currency provided under a Loan Document (“Agreement Currency”) into another currency, the Spot Rate shall be used as the rate of exchange. Notwithstanding any judgment in a currency (“Judgment Currency”) other than the Agreement Currency, a Loan Party shall discharge its obligation in respect of any sum due under a Loan Document only if, on the Business Day following receipt by the Agent of payment in the Judgment Currency, the Agent can use the amount paid to purchase the sum originally due in the Agreement Currency. If the purchased amount is less than the sum originally due, such Loan Party agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Agent and the other Credit Parties against such loss. If the purchased amount is greater than the sum originally due, the Agent shall return the excess amount to such Loan Party (or to the Person legally entitled thereto).

10.23 Additional Waivers.

(a) To the fullest extent permitted by Law, the obligations of each Loan Party shall not be affected by (i) the failure of any Credit Party to assert any claim or demand or to enforce or exercise any right or remedy against any other Loan Party under the provisions of this Agreement, any other Loan Document or otherwise, (ii) any rescission, waiver, amendment or modification of, or any release from any of the terms or provisions of, this Agreement or any other Loan Document, or (iii) the failure to perfect any Lien on, or the release of, any of the Collateral or other security held by or on behalf of the Agent or any other Credit Party.

(b) The obligations of each Loan Party shall not be subject to any reduction, limitation, impairment or termination for any reason (other than the indefeasible payment in full in cash of the Obligations after the termination of the Commitments), including any claim of waiver, release, surrender, alteration or compromise of any of the Obligations, and shall not be subject to any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of any of the Obligations or otherwise. Without limiting the generality of the foregoing, the obligations of each Loan Party hereunder shall not be discharged or impaired or otherwise affected by the failure of the Agent or any other Credit Party to assert any claim or demand or to enforce any remedy under this Agreement, any other Loan Document or any other agreement, by any waiver or modification of any provision of any thereof, any default, failure or delay, willful or otherwise, in the performance of any of the Obligations, or by any other act or omission that may or might in any manner or to any extent vary the risk of any Loan Party or that would otherwise operate as a discharge of any Loan Party as a matter of Law or equity (other than the indefeasible payment in full in cash of all the Obligations after the termination of the Commitments).

(c) To the fullest extent permitted by Law, each Loan Party waives any defense based on or arising out of any defense of any other Loan Party or the unenforceability of the Obligations or any part thereof from any cause, or the cessation from any cause of the liability of any other Loan Party, other than the indefeasible payment in full in cash of all the Obligations and the termination of the Commitments. The Agent and the other Credit Parties may, at their election, foreclose on any security held by one or more of them by one or more judicial or non-judicial sales, accept an assignment of any such security in lieu of foreclosure, compromise or adjust any part of the Obligations, make any other accommodation with any other Loan Party, or exercise any other right or remedy available to them against any other Loan Party, without affecting or impairing in any way the liability of any Loan Party hereunder except to the extent that all the Obligations have been indefeasibly paid in full in cash and the Commitments have been terminated; provided that the Canadian Borrower shall be liable only for the Canadian Liabilities and the Collateral granted by the Canadian Borrower shall secure only the Canadian Liabilities. Each Loan Party waives any defense arising out of any such election even though such election operates, pursuant to Law, to impair or to extinguish any right of reimbursement or subrogation or other right or remedy of such Loan Party against any other Loan Party, as the case may be, or any security.

(d) The Obligations are the joint and several obligation of each Loan Party; provided that the Canadian Loan Parties shall be liable only for the Canadian Liabilities. Upon payment by any Loan Party of any Obligations, all rights of such Loan Party against any other Loan Party arising as a result thereof by way of right of subrogation, contribution, reimbursement, indemnity or otherwise shall in all respects be subordinate and junior in right of payment to the prior indefeasible payment in full in cash of all the Obligations and the termination of the Commitments. In addition, any indebtedness of any Loan Party now or hereafter held by any other Loan Party is hereby subordinated in right of payment to the prior indefeasible payment in full of the Obligations and no Loan Party will demand, sue for or otherwise attempt to collect any such indebtedness. If any amount shall erroneously be paid to any Loan Party on account of (i) such subrogation, contribution, reimbursement, indemnity or similar right or (ii) any such indebtedness of any Loan Party, such amount shall be held in trust for the benefit of the Credit Parties and shall forthwith be paid to the Agent to be credited against the payment of the Obligations, whether matured or unmatured, in accordance with the terms of this Agreement and the other Loan Documents. Subject to the foregoing, to the extent that any Domestic Borrower shall, under this Agreement as a joint and several obligor, repay any of the Obligations constituting Loans made to another Borrower hereunder or other Obligations incurred directly and primarily by any other Borrower (an “Accommodation Payment”), then the Domestic Borrower making such Accommodation Payment shall be entitled to contribution and indemnification from, and be reimbursed by, each of the other Domestic Borrowers in an amount, for each of such other Domestic Borrowers, equal to a fraction of such Accommodation Payment, the numerator of which fraction is such other Domestic Borrower’s Allocable Amount and the denominator of which is the sum of the Allocable Amounts of all of the Domestic Borrowers. As of any date of determination, the “Allocable Amount” of each Domestic Borrower shall be equal to the maximum amount of liability for Accommodation Payments which could be asserted against such Domestic Borrower hereunder without (a) rendering such Domestic Borrower “insolvent” within the meaning of Section 101 (31) of the Bankruptcy Code, Section 2 of the Uniform Fraudulent Transfer Act (“UFTA”) or Section 2 of the Uniform Fraudulent Conveyance Act (“UFCA”), (b) leaving such Domestic Borrower with unreasonably small capital or assets, within the meaning of Section 548 of the Bankruptcy Code, Section 4 of the UFTA, or Section 5 of the UFCA, or (c) leaving such Domestic Borrower unable to pay its debts as they become due within the meaning of Section 548 of the Bankruptcy Code or Section 4 of the UFTA, or Section 5 of the UFCA. Further, to the extent that any Domestic Borrower shall, under this Agreement as a joint and several obligor, repay any of the Obligations constituting Loans made to the Canadian Borrower hereunder or other Obligations incurred directly and primarily by any the Canadian Borrower, then, in addition to any rights of contribution it may have from other Domestic Borrowers, such Domestic Borrower shall be entitled to contribution and indemnification from, and be reimbursed by, the Canadian Borrower in the amount of such payment.

10.24 No Strict Construction.

The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

10.25 Attachments.

The exhibits, schedules and annexes attached to this Agreement are incorporated herein and shall be considered a part of this Agreement for the purposes stated herein, except that in the event of any conflict between any of the provisions of such exhibits and the provisions of this Agreement, the provisions of this Agreement shall prevail.

10.26 Limitation of Canadian Borrower Liability.

Notwithstanding anything to the contrary herein contained, the liability of the Canadian Loan Parties hereunder and under any other Loan Documents shall be limited to the Canadian Liabilities and the Canadian Loan Parties shall have no liability whatsoever under the Loan Documents with respect to any other Obligations of the Domestic Borrowers or the other Domestic Loan Parties.

10.27 Amendment and Restatement.

This Agreement, together with the Security Agreement, is an amendment and restatement of the Existing Credit Agreement, it being acknowledged and agreed that as of the Effective Date all obligations outstanding under or in connection with the Existing Credit Agreement and any of the other Loan Documents (such obligations, collectively, the “Existing Obligations”) constitute obligations under this Agreement. This Agreement is in no way intended to constitute a novation of the Existing Credit Agreement or the Existing Obligations. With respect to (i) any date or time period occurring and ending prior to the Effective Date, the Existing Credit Agreement and the other Loan Documents shall govern the respective rights and obligations of any party or parties hereto also party thereto and shall for such purposes remain in full force and effect; and (ii) any date or time period occurring or ending on or after the Effective Date, the rights and obligations of the parties hereto shall be governed by this Agreement (including, without limitation, the exhibits and schedules hereto) and the other Loan Documents. From and after the Effective Date, any reference to the Existing Credit Agreement in any of the other Loan Documents executed or issued by and/or delivered to any one or more parties hereto pursuant to or in connection therewith shall be deemed to be a reference to this Agreement, and the provisions of this Agreement shall prevail in the event of any conflict or inconsistency between such provisions and those of the Existing Credit Agreement.

10.28 Language.

The parties herein have expressly requested that this Agreement and all related documents be drawn up in the English language. A la demande expresse des parties aux présentes, cette convention et tout document y afférent ont été rédigés en langue anglaise.